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Exhibit 99.1

INFORMATION STATEMENT

LIBERTY SPINCO, INC.
12300 Liberty Boulevard
Englewood, Colorado 80112

Series A Common Stock
(par value $0.01 per share)

Series B Common Stock
(par value $0.01 per share)

        Liberty Spinco, Inc. (Spinco) is currently a subsidiary of Liberty Media Corporation. Liberty Media Corporation has determined to spin off our company by distributing (the distribution) to its stockholders, as a dividend, all of our common stock. We are sending this information statement to you in connection with that spin-off (the Spin-Off). Following the Spin-Off, we will be primarily engaged in the media, communications and entertainment industries through our operating subsidiaries and investments in various publicly-traded companies.

        If all conditions to the Spin-Off are satisfied or waived by the board of directors of Liberty Media Corporation in its sole discretion, at 5:00 p.m., New York City time, on January 11, 2013 (such date and time, the distribution date), (i) for each whole share of Liberty Media Corporation's Series A Liberty Capital common stock (LMCA) held by you as of 5:00 p.m., New York City time, on January 10, 2013, (such date and time, the record date) you will receive one share of our Series A common stock and (ii) for each whole share of Liberty Media Corporation's Series B Liberty Capital common stock (LMCB, and together with LMCA, the Liberty Media common stock) held by you on the record date you will receive one share of our Series B common stock.

        In connection with the Spin-Off, Liberty Media Corporation will be renamed "Starz," and Liberty Spinco, Inc. will change its name to "Liberty Media Corporation." Throughout this information statement, we refer to the current Liberty Media Corporation prior to the Spin-Off as Liberty Media and following the Spin-Off as Starz.

        No vote of Liberty Media's stockholders is required to authorize or effectuate the Spin-Off. No action is required of you to receive your shares of our common stock.

        There is no current trading market for our common stock. We expect to list our Series A common stock and Series B common stock on the Nasdaq Global Select Market under the symbols "LMCA" and "LMCB," respectively, which are the current trading symbols for Liberty Media's Series A and Series B Liberty Capital common stock, respectively. Following the Spin-Off, Starz will change the symbols of its Series A and Series B Liberty Capital common stock to "STRZA" and "STRZB," respectively. For a short period of time following the Spin-Off, our common stock will trade under temporary trading symbols, which will be announced by press release once available.

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this information statement as truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or a solicitation of an offer to buy any securities.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this information statement is December 26, 2012.

 TABLE OF CONTENTS

SUMMARY	1
Our Company	1
The Spin-Off	2
RISK FACTORS	9
Factors Relating to our Businesses	9
Factors Relating to the Spin-Off	15
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS	20
THE SPIN-OFF	22
Background for the Spin-Off	22
Reasons for the Spin-Off	22
Interests of Certain Persons	24
Conditions to the Spin-Off	25
Manner of Effecting the Spin-Off	26
Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards	26
Material U.S. Federal Income Tax Consequences of the Spin-Off	28
Results of the Spin-Off	31
Listing and Trading of our Common Stock	31
Trading Prior to the Record Date	32
Reasons for Furnishing this Information Statement	32
SELECTED FINANCIAL DATA	33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DESCRIPTION OF OUR BUSINESS	62
Overview	62
Other Minority Investments	74
Geographic Areas	75
Regulatory Matters	75
Competition	76
Employees	77
Properties	77
Legal Proceedings	78
MANAGEMENT	79
Directors	79
Executive Officers	85
Directors and Executive Officers	85
Director Independence	86
Board Composition	86
Committees of the Board	86
EXECUTIVE COMPENSATION	87
Equity Incentive Plans	88
Equity Compensation Plan Information	89
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	90
Security Ownership of Certain Beneficial Owners	90
Security Ownership of Management	91
Change of Control	94

i

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	95
Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive	95
DESCRIPTION OF OUR CAPITAL STOCK	104
Authorized Capital Stock	104
Our Common Stock	104
Our Preferred Stock	105
Other Provisions of our Certificate of Incorporation and Bylaws	106
Section 203 of the Delaware General Corporation Law	109
Transfer Agent and Registrar	109
INDEMNIFICATION OF DIRECTORS AND OFFICERS	110
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	111
WHERE YOU CAN FIND MORE INFORMATION	111
FINANCIAL STATEMENTS	F-1

        This information statement describes the businesses and assets of our company as though they were our businesses and assets for all historical periods described. However, our company is a newly formed entity that will not have conducted any operations prior to the Spin-Off and instead will have had such businesses and assets transferred to it prior to the Spin-Off. References in this information statement to the historical assets, liabilities, businesses or activities of our businesses or the businesses in which we have interests are intended to refer to the historical assets, liabilities, businesses or activities as they were conducted or held by Liberty Media prior to the Spin-Off. Following the Spin-Off, we will be an independent publicly traded company, and Starz will have no continuing stock ownership in our company. The historical consolidated financial information of our company as part of Liberty Media contained in this information statement is not necessarily indicative of our future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of our company would have been had we been operated as a stand-alone company during the periods presented.

        You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover page of this information statement. Changes to the information contained herein may occur after that date and we do not undertake any obligation to update the information unless required to do so by law.

ii

 SUMMARY

        The following is a summary of material information discussed in this information statement. It is included for convenience only and should not be considered complete. You should carefully review this entire information statement, including the risk factors, to better understand the Spin-Off and our business and financial position.

 Our Company

        Spinco is currently a wholly owned subsidiary of Liberty Media. Immediately following the Spin-Off, we will be primarily engaged in the media, communications and entertainment industries through our ownership of interests in subsidiaries and other companies. Following the Spin-Off, our principal businesses and assets will include the consolidated subsidiaries Atlanta National League Baseball Club, Inc. (ANLBC) and TruePosition, Inc. (TruePosition), equity affiliates Sirius XM Radio Inc. (Sirius) and Live Nation Entertainment, Inc. (Live Nation) and minority investments in public companies such as Barnes & Noble, Inc. (Barnes & Noble), Time Warner Inc., Time Warner Cable Inc., Viacom Inc. and Sprint Nextel Corporation. In connection with the Spin-Off, it is expected that Starz, LLC will distribute approximately $1.8 billion in cash to Liberty Media, of which $600 million in the aggregate has already been distributed (on July 9, August 17, September 4 and November 16 of 2012). The total amount of the distribution will depend upon the financial performance and cash position of Starz, LLC prior to the Spin-Off. This distributed cash, as reduced by investments of such cash prior to the Spin-Off, will be contributed to Spinco in connection with the Spin-Off. The distribution of a minimum amount of cash by Starz, LLC to Liberty Media, and its contribution to Spinco, is not a condition to the Spin-Off. See "The Spin-Off—Conditions to the Spin-Off."

        The businesses and assets that remain at Starz following the Spin-Off will consist of the premium movie service provider Starz, LLC and its subsidiaries.

        The restructuring of Liberty Media prior to and in connection with the Spin-Off is sometimes referred to herein as the internal restructuring and is provided for in a reorganization agreement to be entered into by our company and Liberty Media. For a description of the reorganization agreement, see "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Reorganization Agreement."

        Based on pro forma information, the percentage of revenue, total assets and total liabilities of Liberty Media, as of September 30, 2012, December 31, 2011 and December 31, 2010, attributable to the businesses and liabilities that will (i) be transferred to Spinco in connection with the Spin-Off and (ii) remain with Starz are as follows:

	Revenue	Total Assets	Total Liabilities
September 30, 2012
Spinco	21%	73%	58%
Starz	79%	27%	42%
December 31, 2011
Spinco	47%	67%	60%
Starz	53%	33%	40%
December 31, 2010
Spinco	21%	83%	94%
Starz	79%	17%	6%

See "Selected Financial Data—Selected Unaudited Condensed Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        When we refer to "our business" in this information statement, we are referring to the business of Spinco and its respective subsidiaries and affiliates following the Spin-Off. Following the Spin-Off, we will be an independent publicly traded company and Starz will not retain any ownership interest in us. In accordance with generally accepted accounting principles (GAAP), Spinco will be treated as the "accounting successor" to Liberty Media Corporation for financial reporting purposes following the Spin-Off (as discussed below). In connection with the Spin-Off, we and Liberty Media/Starz are entering into certain agreements, including the reorganization agreement and a tax sharing agreement, pursuant to which we and Starz will, among other things, indemnify each other against certain liabilities that may arise from our respective businesses. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive."

        Our principal executive offices are located at 12300 Liberty Blvd., Englewood, Colorado 80112. Our main telephone number is (720) 875-5300.

The Spin-Off

        The following is a brief summary of the terms of the Spin-Off. Please see "The Spin-Off" for a more detailed description of the matters described below.

Q:
What is the Spin-Off?

A:
In the Spin-Off, Liberty Media will distribute to its stockholders on a pro rata basis all the shares of our common stock. Following the Spin-Off, we will be a separate company from Starz, and Starz will not have any ownership interest in us. You are not required to pay any consideration or give up any portion of your Liberty Media common stock to receive shares of our common stock in the Spin-Off.

Q:
Can Liberty Media decide not to complete the Spin-Off?

A:
Yes. Liberty Media's board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and related transactions at any time prior to the distribution date. In addition, the Spin-Off is subject to the satisfaction of certain conditions, any of which may be waived by the Liberty Media board of directors in its sole discretion. See "The Spin-Off—Conditions to the Spin-Off." In the event the Liberty Media board of directors amends, modifies or abandons the Spin-Off, Liberty Media intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Q:
What will I receive in the Spin-Off?

A:
Holders of LMCA will receive a dividend of one share of our Series A common stock for each whole share of LMCA held by them on the record date and holders of LMCB will receive a dividend of one share of our Series B common stock for each whole share of LMCB held by them on the record date. Thus, no fractional shares of our Series A or Series B common stock will be issued pursuant to the dividend.

Q:
Is the completion of the Spin-Off subject to any conditions?

A:
The completion of the Spin-Off and related transactions are subject to the satisfaction (determined by the Liberty Media board of directors in its sole discretion) of the following conditions, any of which may be waived by the Liberty Media board of directors in its sole discretion:

•
The private letter ruling received from the IRS (the Ruling) not having been withdrawn, invalidated or modified in an adverse manner and the receipt by Liberty Media of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (Skadden) that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the

    Code) and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Media upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Media common stock upon the receipt of shares of our common stock;

  •
  Liberty Media's receipt of a written solvency opinion from a financial advisor;

  •
  the continued effectiveness of the registration statement on Form 10 under the Securities Exchange Act of 1934, as amended (the Exchange Act), of which this information statement forms a part;

  •
  the approval of Nasdaq for the listing of Spinco's common stock, which has been obtained; and

  •
  any material regulatory or contractual consents or approvals that a committee of the Liberty Media board of directors determines to obtain shall have been obtained.

  In the event the Liberty Media board of directors waives a material condition to the Spin-Off, Liberty Media intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. See "The Spin-Off—Conditions to the Spin-Off."

Q:
What is being distributed in the Spin-Off?

A:
Approximately 110,008,000 shares of our Series A common stock and 9,892,000 shares of our Series B common stock will be distributed in the Spin-Off, based on the number of shares of LMCA and LMCB outstanding on November 30, 2012. The shares of our common stock to be distributed by Liberty Media will constitute all the issued and outstanding shares of our common stock immediately after the distribution.

Q:
When will the Spin-Off be effective?

A:
Liberty Media intends to effect the Spin-Off at 5:00 p.m., New York City time, on January 11, 2013 (such date and time, the distribution date). At such time, holders of Liberty Media common stock as of the record date will receive their shares of Spinco common stock. Following the record date and prior to the distribution date, Liberty Media will cause 100% of our common stock to be placed in a reserve account with Computershare Trust Company, N.A., as distribution agent for the Spin-Off, with instructions to distribute such shares on the distribution date.

Q:
When will Liberty Media announce the record and distribution dates for the Spin-Off?

A:
If all conditions to the Spin-Off are satisfied (or, as determined by the Liberty Media board in its sole discretion, to be waived) Liberty Media will announce the record date and distribution date for the Spin-Off by press release. See "The Spin-Off—Conditions to the Spin-Off." Each holder of record of shares of Liberty Media common stock as of the close of business on the record date will be entitled to receive shares of our common stock on the distribution date.

Q:
What other transactions are occurring in connection with the Spin-Off other than those involved in the internal restructuring?

A:
In addition to the internal restructuring and in connection with the Spin-Off, it is expected that a portion of the approximately $1.8 billion in cash expected to be distributed by Starz, LLC to Liberty Media will be funded by a draw down under the Starz, LLC credit facility. As of September 30, 2012, $995 million was available to be drawn. The actual amount of such distribution and draw down will depend upon the financial performance and cash position of Starz, LLC at the time of the Spin-Off, as well as the undrawn amount available under the credit facility at that time.

Q:
What will the relationship be between Spinco and Starz after the Spin-Off?

A:
Following the Spin-Off, our company and Starz will operate independently, and neither will have any ownership interest in the other. In connection with the Spin-Off, however, we and Liberty Media/Starz (or certain of its subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between our company and Starz after the Spin-Off and to provide for an orderly transition. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive" and the financial statements included in this information statement.

Q:
Did Liberty Media previously have tracking stocks intended to reflect the performance of a Starz Group and a Capital Group?

A:
Yes. Liberty Media became a publicly traded company in September 2011, when it was separated by means of a split-off (the Split-Off) from its former parent company, which is now named Liberty Interactive Corporation (Liberty Interactive). Liberty Interactive had three tracking stock groups: the Interactive Group, the Starz Group and the Capital Group. At the time of the Split-Off, Liberty Media held all of the businesses, assets and liabilities attributed to Liberty Interactive's Starz Group and Capital Group, and the businesses, assets and liabilities attributed to each group were attributed to an equivalent tracking stock group of Liberty Media. Shortly thereafter in November 2011, Liberty Media eliminated its tracking stock structure through the conversion of its Liberty Starz common stock into its Liberty Capital common stock.

Q:
What will the organizational structure of Liberty Media look like before and after the Spin-Off?

A:
Below are diagrams depicting the basic organizational structure of Spinco and Liberty Media before the internal restructuring and the Spin-Off and Spinco and Starz after the Spin-Off:

Prior to the Internal Restructuring & the Spin-Off

Following the Spin-Off

Q:
What are the reasons for the Spin-Off?

A:
The Liberty Media board of directors has concluded that the Spin-Off will eliminate the conglomerate or "holding company" discount that it believes is associated with the current Liberty Media common stock, by creating a pure play media company built around the Starz, LLC business, and reduce the holding company discount associated with our common stock, since separating the Starz, LLC business will better highlight the discount at which the Liberty Media common stock has historically traded relative to its underlying asset composition. By reducing the complexity currently involved in understanding the disparate businesses, assets and liabilities within Liberty Media and Spinco, the Spin-Off is expected to enhance the ability of each of Liberty Media and Spinco to issue its equity for strategic acquisitions and other business combinations by creating a more efficiently priced equity security and enable each company to more effectively tailor equity incentives for its management and employees with less dilution to its stockholders. Further, the Liberty Media board of directors has concluded that the optimized capital structures for Liberty Media and Spinco following the Spin-Off will provide each company with greater flexibility to invest in complementary businesses and pursue other strategic objectives or acquisitions.

  For a discussion of additional reasons, factors, costs and risks associated with the Spin-Off considered by the Liberty Media board, see "The Spin-Off—Reasons for the Spin-Off."

Q:
What do I have to do to participate in the Spin-Off?

A:
Nothing. Stockholders of Liberty Media on the record date for the Spin-Off are not required to pay any cash or deliver any other consideration, or give up any shares of Liberty Media common stock, to receive the shares of our common stock distributable to them in the Spin-Off.

Q:
Will I receive physical certificates representing shares of Spinco common stock following the distribution?

A:
No. In the distribution, no physical certificates representing shares of Spinco common stock will be delivered to stockholders. Instead, Liberty Media, with the assistance of Computershare Trust Company, N.A. (Computershare), the distribution agent, will electronically distribute shares of Spinco common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form, which we expect to occur within one (1) business day following the distribution date to allow time for the distribution agent to effect the distribution of shares. Computershare will mail you a book-entry account statement that reflects your shares of Spinco common stock, or your bank or brokerage firm will credit your account for the shares.

Q:
Will the number of shares of Liberty Media common stock I own change as a result of the Spin-Off?

A:
No. The number of shares of Liberty Media common stock, of either series, you own will not change as a result of the Spin-Off.

Q:
Why is Spinco being treated as the "accounting successor" to Liberty Media Corporation for financial reporting purposes?

A:
In accordance with GAAP, Spinco will be treated as the "accounting successor" to Liberty Media Corporation for financial reporting purposes following the Spin-Off due to the relative significance of Spinco to Starz (which is the legal spinnor) and the continued involvement of senior management with Spinco following the Spin-Off. See "Risk Factors—The historical consolidated financial information of Liberty Media and the unaudited condensed pro forma financial information of Spinco included in this information statement are not necessarily representative of Spinco's future financial position, future results of operations or future cash flows nor do they reflect what Spinco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding the effects of this accounting treatment.

Q:
What are the material U.S. federal income tax consequences of the Spin-Off?

A:
Liberty Media has received the Ruling from the IRS, and it is a condition to the Spin-Off that Liberty Media receive the opinion of Skadden, with each of the Ruling and the opinion providing to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Media upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Media common stock upon the receipt of shares of our common stock in the Spin-Off. These conditions, as well as all other conditions to the Spin-Off, may be waived by the Liberty Media board of directors in its sole discretion. We expect to receive the opinion of Skadden on or prior to the distribution date.

  Please see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" and "Risk Factors—Factors Relating to the Spin-Off—The Spin-Off could result in a significant tax liability" and "—Spinco may have a significant indemnity obligation to Starz, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction" for more information regarding the Ruling, the tax opinion and the potential tax consequences to you of the Spin-Off.

Q:
Does Spinco intend to pay cash dividends?

A:
No. We currently intend to retain future earnings, if any, to finance the expansion of our businesses. As a result, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law.

Q:
Where will Spinco common stock trade?

A:
Currently, there is no public market for our common stock. Subject to the consummation of the Spin-Off, we expect to list our Series A common stock and our Series B common stock on the Nasdaq Global Select Market under the symbols "LMCA" and "LMCB," respectively, which are the current trading symbols for Liberty Media's Series A and Series B Liberty Capital common stock, respectively. The approval of Nasdaq for the listing of our common stock is a condition to the Spin-Off, which may be waived by the Liberty Media board of directors in its sole discretion.

  We expect that our common stock will begin trading on the first trading day following the distribution date. We expect our common stock to trade under temporary trading symbols for no more than 30 days following the Spin-Off, beginning on the first day of trading following the distribution date, so as to avoid market confusion once our common stock begins trading under Liberty Media's current trading symbols. These temporary symbols will be announced by press release once available. We cannot predict the trading prices for our common stock when such trading begins.

Q:
What costs and risks were considered by the board of directors of Liberty Media in determining whether to effect the Spin-Off?

A:
Liberty Media's board considered a number of costs and risks associated with the Spin-Off, including:

•
After the Spin-Off, Starz and Spinco will have smaller market capitalizations than Liberty Media's current market capitalization, and their stock prices may be more volatile than Liberty Media's stock price prior to the Spin-Off. The combined market values of the separate company stocks may be lower than the market value of Liberty Media's common stock prior to the Spin-Off;

•
The risk of being unable to achieve the benefits expected from the Spin-Off;

•
The increased leverage to be incurred by Starz, LLC;

•
The loss of synergies from operating as one company;

•
The potential disruption to the businesses of Liberty Media;

•
The substantial costs of effecting the Spin-Off and of continued compliance with legal and other requirements applicable to two separate public reporting companies; and

•
The potential tax liabilities that could arise from the Spin-Off.

  Liberty Media's board concluded that the potential benefits of the Spin-Off outweighed its potential costs. Please see "The Spin-Off—Reasons for the Spin-Off" for more information regarding the costs and risks associated with the Spin-Off.

Q:
What will happen to the listing of Liberty Media common stock?

A:
The Series A and Series B Liberty Capital common stock will continue to trade on the Nasdaq Global Select Market following the Spin-Off. However, the Series A and Series B Liberty Capital

  common stock, which currently trades under the symbols "LMCA" and "LMCB," respectively, will change its trading symbols to "STRZA" and "STRZB," respectively.

Q:
Will I have appraisal rights in connection with the Spin-Off?

A:
No. Holders of Liberty Media common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:
Who is the transfer agent for your common stock?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Who is the distribution agent for the Spin-Off?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution, you should contact the distribution agent. Before the Spin-Off, if you have questions relating to the Spin-Off, you should contact the office of Investor Relations of Liberty Media, 12300 Liberty Blvd., Englewood, CO 80112, telephone: (720) 875-5408.

  Pursuant to a services agreement to be entered into between our company and Liberty Media, we will provide Starz with investor relations assistance for a period following the Spin-Off. Accordingly, if you have questions relating to Spinco or Starz following the Spin-Off, you should contact the office of Investor Relations of Spinco at the address and telephone number above.

 RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider the risks described below, together with all the other information included in this information statement, in evaluating our company and our common stock. Any of the following risks, if realized, could have a material adverse effect on the value of our common stock. The risks described below and elsewhere in this information statement are not the only ones that relate to our businesses, our capitalization or the Spin-Off. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events described below were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected.

        For purposes of these risk factors, unless the context otherwise indicates, we have assumed that the Spin-Off has occurred.

Factors Relating to our Businesses

         The historical consolidated financial information of Liberty Media and the unaudited condensed pro forma financial information of Spinco included in this information statement are not necessarily representative of Spinco's future financial position, future results of operations or future cash flows nor do they reflect what Spinco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        As described elsewhere in this information statement, Spinco will be considered the divesting entity in the Spin-Off and treated as the "accounting successor" to Liberty Media Corporation for financial reporting purposes in accordance with GAAP due to the relative significance of our company to Starz (which is the legal spinnor) and the continued involvement of senior management with Spinco following the Spin-Off. Following the consummation of the Spin-Off, Spinco will report the historical consolidated results of operations of the legacy Starz businesses in discontinued operations. This presentation is generally not permitted until the closing date of the Spin-Off. Because the historical consolidated financial information of Liberty Media included in this information statement includes the results of the legacy Starz business, it is not representative of Spinco's future financial position, future results of operations or future cash flows nor does it reflect what Spinco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        The unaudited condensed pro forma financial information of Spinco included in this information statement includes adjustments to reflect the divestiture of the legacy Starz businesses. The pro forma adjustments are based upon available information and assumptions that management of Spinco believes are reasonable; however, such assumptions may not prove to be accurate or are subject to change. In addition, the unaudited condensed pro forma financial statements of Spinco do not give effect to on-going costs that it may incur or may be eliminated in connection with being a stand-alone company. Accordingly, the unaudited condensed pro forma financial statements of Spinco are not representative of Spinco's future financial position, future results of operations or future cash flows nor do they reflect what Spinco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        In addition, in the third quarter of 2011, Liberty Media completed the Split-Off. Prior to the Split-Off, the assets, liabilities and businesses of our company at that time were part of the larger Liberty Interactive organization. Hence, portions of Liberty Media's historical financial information were also extracted from Liberty Interactive's consolidated financial statements for the relevant periods prior to the Split-Off. As a result, our historical financial information may not necessarily reflect what our respective results of operations, financial condition and cash flows would have been had we existed as a separate, stand-alone entity pursuing independent strategies during the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

        As a result of the Spin-Off, we will not have access to the cash flow generated by Starz, LLC.    For the past three fiscal years, a significant portion of Liberty Media's reported total revenue has been generated by the businesses of Starz, LLC. Prior to the Split-Off, Starz, LLC was the second-largest generator of cash flow for Liberty Media's former parent company, Liberty Interactive (the largest generator being QVC, Inc., which is currently a subsidiary of Liberty Interactive). As a result of and following the Spin-Off, Spinco will not have access to the cash flow generated by Starz, LLC. Additionally, the remainder of Liberty Media's businesses which will become the businesses of Spinco following the Spin-Off either (i) have historically generated cash flows at a comparatively lower level than that historically generated by Starz, LLC or (ii) will not be majority owned subsidiaries of Spinco and Spinco will therefore not have access to the cash flow they generate. Thus, as a result of and following the Spin-Off, Splitco will not have any significant annual operating cash flow.

        Certain of our subsidiaries and business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect our results of operations.    An important component of the success of our subsidiaries and business affiliates, including TruePosition and Sirius, is their ability to maintain their existing, as well as build new, relationships with third party distribution channels, including local and national satellite providers, suppliers, manufacturers, retailers and advertisers, among other parties. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could have a significant adverse effect on our results of operations.

        Rapid technological advances could render the products and services offered by our subsidiaries and business affiliates obsolete or non-competitive.    Our subsidiaries and business affiliates, including, for example, TruePosition, Sirius, Barnes & Noble and Live Nation, must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their products and services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products and services in order to address the needs of their customers. There can be no assurance that they will be able to compete with advancing technology, and any failure to do so could result in customers seeking alternative service providers thereby adversely impacting our revenue and operating income.

        The business of our affiliate Sirius depends in significant part on the operation of its satellites.    As a satellite radio broadcaster, Sirius' business depends on the lives and proper operation of its satellites. The lives of Sirius' satellites will vary and depend on a number of factors, including degradation and durability of solar panels, quality of construction, damage or destruction for a variety of reasons, and random failure of satellite components. Although Sirius' satellite system provides for backups and insurance in the event of a failure, failures and anomalies are expected to occur in the ordinary course of business and Sirius is unable to predict if any of these possible events will have a material adverse effect on its operations or the life of its existing in-orbit satellites.

        Our subsidiaries and business affiliates are subject to risks of adverse government regulation.    Providers of internet, telephony and satellite service are subject to varying degrees of regulation in the United States by the Federal Communications Commission (FCC) and other entities and in foreign countries by similar regulators. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. Material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our businesses and assets will not become subject to increased expenses or more stringent restrictions as a result of any future legislation, new regulation or deregulation.

        The success of two of our business affiliates, Sirius and Live Nation, depends on audience acceptance of their programs and services, which is difficult to predict.    Entertainment content production, satellite radio services and live entertainment events are inherently risky businesses because the revenue derived from these businesses depends primarily upon the public's acceptance of these programs and services, which is difficult to predict. The commercial success of a satellite radio program or live entertainment production depends upon the quality and acceptance of competing programs, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. In the case of ad-supported programming and satellite radio service, audience size is an important factor when advertising rates are negotiated. Audience size is also an important factor when determining ticket pricing for live entertainment productions. Consequently, low public acceptance of the programs and services offered by Sirius and Live Nation, which we account for as equity affiliates, could hurt the ability of these companies to maintain rates charged to customers, subscribers and, as applicable, advertisers.

        Increased programming and content costs may adversely affect profits.    One of our business affiliates, Sirius, produces programming and other content and incurs costs for all types of creative talent including writers, producers and on-air talent. An increase in the costs of programming and other content may lead to decreased profitability.

        Continuingly weak economic conditions may reduce consumer demand for our products and services.    The current economic malaise in the United States could adversely affect demand for our products and services. A substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. A reduction in discretionary spending could adversely affect revenue through potential downgrades by satellite and cable television subscribers and satellite radio subscribers, affecting Sirius, reduced live-entertainment expenditures, affecting Live Nation and ANLBC, and a slowdown in auto sales (which is an important source of satellite radio subscribers), affecting Sirius. Accordingly, our ability to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. We currently are unable to predict the extent of any of these potential adverse effects.

        The success of one of our subsidiaries, ANLBC, depends in large part on its ability to recruit and retain key persons.    The success of ANLBC depends on the record of the Atlanta Braves Major League baseball team during each season, which is directly impacted by their ability to employ and retain top performing players, coaches and managers. We cannot assure you that if the Atlanta Braves Major League baseball team experiences turnover of these key persons, they will be able to recruit and retain acceptable replacements, in part, because the market for such employees is very competitive and limited.

        The success of our business affiliate, Sirius, depends in large part upon automakers.    Most of Sirius' new subscription growth has come from purchasers and lessees of new and previously owned automobiles. As a result, the sale and lease of vehicles with satellite radios is an important source of subscribers for its satellite radio service. Sirius has agreements with every major automaker to include satellite radios in new vehicles, although these agreements do not require automakers to install specific or minimum quantities of radios in any given period. Automotive production and sales are dependent on many factors, including the availability of consumer credit, general economic conditions, consumer confidence and fuel costs. To the extent vehicles sales by automakers decline or the penetration of factory-installed satellite radios in those vehicles is reduced, subscriber growth for Sirius' satellite radio services may be adversely impacted.

        Several of our business affiliates face substantial competition, which may increase over time.    Sirius faces substantial competition from other providers of music and talk radio and other audio services and its ability to retain and attract customers is based on its successful programming. Sirius' subscribers can obtain similar content through terrestrial radio or internet radio services, and a number of automakers and aftermarket manufacturers have or will shortly introduce factory-installed radios capable of accessing internet-delivered auto entertainment. Such competition could lower subscription or other revenue or increase expenses related to marketing and promotion, which would lower Sirius' earnings and free cash flow. Similarly, Barnes & Noble faces competition from traditional and internet retail sources, as well as from other suppliers of digital content. Its retail stores compete primarily on the quality of the shopping and store experience and the price and availability of products, which take into account promotional activities. Barnes & Noble's eBook reader, the NOOK®, competes with other eBook readers and smart tablets on functionality, consumer appeal, availability of digital content and price. In addition, Barnes & Noble faces competition from large bookstores such as Books-A-Million, wholesalers such as Costco and online retailers such as Amazon.com and Apple. Increases in consumer spending online may significantly affect Barnes & Noble's ability to generate sales in its retail stores. Barnes & Noble also faces competition from a variety of sources with respect to sales of music and DVDs. Increased competition faced by our business affiliates may adversely affect their, and hence our, results of operations,

        The success of three of our business affiliates, Sirius, Live Nation and Barnes & Noble, depends, in part, on the integrity of their systems and infrastructures and the protection of consumer data.    The businesses of Sirius, Live Nation and Barnes & Noble involve the receipt and storage of personal information about consumers. While the receipt and storage of such information is subject to regulation by international, federal and state law, and although Sirius, Live Nation and Barnes & Noble may take steps to protect personal information, these companies could experience a data security breach, which could result in a disruption of operations and potential violations of applicable privacy laws and other laws or standards which could result in fines, penalties and/or the loss of consumer trust.

        We do not have the right to manage our business affiliates, which means we are not able to cause those affiliates to operate in a manner that is favorable to us.    We do not have the right to manage the businesses or affairs of any of our business affiliates (those companies in which we have less than a majority voting stake), including Sirius, Live Nation and Barnes & Noble. Rather, our rights take the form of representation on the board of directors and, in some cases, board committees that supervise management and possession of veto rights over certain significant or extraordinary actions. The scope of our veto rights varies from company to company. Although our board representation and veto rights may enable us to exercise influence over the management or policies of a business affiliate, enable us to prevent the sale of material assets by a business affiliate or prevent a business affiliate from paying dividends or making distributions to its stockholders or partners, they will not enable us to cause these actions to be taken.

        Our acquisition of voting control of Sirius remains subject to FCC approval.    Liberty Media has submitted to the FCC an application for the transfer to it of de jure control over Sirius (the Application). The Application has not yet been approved, and no assurance can be given that it will be approved. In the Application, Liberty Media represented to the FCC that it would not convert enough shares of preferred stock of Sirius to become the owner of more than 50% of the outstanding common stock of Sirius prior to obtaining FCC approval of the Application. In addition, Liberty Media represented in the Application that, if it does receive FCC approval, it would thereafter convert enough shares of preferred stock and/or acquire additional shares of common stock of Sirius in a sufficient amount to become the owner of more than 50% of the outstanding common stock of Sirius. The FCC has accepted Liberty Media's filing of the Application and placed it on public notice for comment. The public comment period has expired, and only one opposition filing was made. Although the FCC generally follows a 180 day informal timeline from public notice for considering major transfer of control transactions, which it informally has designated the Application, the FCC is not under any obligation to take action by a specific date. Additionally, the FCC may approve or deny the Application in its discretion, and, even if it approves the Application, such approval could be granted subject to conditions that could adversely affect the manner in which Sirius operates its business in the future. In the event the FCC does not approve the Application, we would be unable to convert all of our preferred stock or otherwise obtain majority voting control of Sirius. In such a case, we may be unable to fully realize the anticipated benefits of our 49.8% beneficial ownership interest in Sirius common stock in the near term or at all.

        Our equity method investments may have a material impact on our net earnings.    We have substantial investments in Sirius and Live Nation, which we account for under the equity method of accounting. Under the equity method, we report our proportionate share of the net earnings or losses of our equity affiliates in our statement of operations under "share of earnings (losses) of affiliates," which contributes to our earnings (loss) from continuing operations before income taxes. If the earnings or losses of our equity affiliates is material in any year, those earnings or losses may have a material effect on our net earnings. Notwithstanding the impact on our net earnings, we do not have the ability to cause our equity affiliates to pay dividends or make other payments or advances to their stockholders, including us. In addition, our investments in Sirius and Live Nation are in publicly traded securities which are not reflected at fair value on our balance sheet and are also subject to market risk that is not directly reflected in our statement of operations.

        The liquidity and value of our public investments may be affected by market conditions beyond our control that could cause us to record losses for declines in their market value.    Included among our assets are equity interests in one or more publicly-traded companies that are not consolidated subsidiaries or equity affiliates, such as Time Warner Inc., Time Warner Cable Inc. and Sprint Nextel Corporation. The value of these interests may be affected by economic and market conditions that are beyond our control. In addition, our ability to liquidate these interests without adversely affecting their value may be limited.

        Transactions in our common stock by our insiders could depress the market price of our common stock.    Sales of or hedging transactions, such as collars, in our shares by our Chairman of the Board or any of our other directors or executive officers could cause a perception in the marketplace that our stock price has peaked or that adverse events or trends have occurred or may be occurring at our company. This perception could result notwithstanding any personal financial motivation for these insider transactions. As a result, insider transactions could depress the market price for shares of one or more series of our common stock.

        No assurance can be made that we will be successful in integrating any acquired businesses.    Our businesses and those of our subsidiaries may grow through acquisitions in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in programming and network operations; eliminating duplicative overhead; and integrating networks, financial systems and operational systems. No assurance can be made that, with respect to any acquisition, we will realize anticipated benefits or successfully integrate any acquired business with our existing operations. In addition, while we intend to implement appropriate controls and procedures as we integrate acquired companies, we may not be able to certify as to the effectiveness of these companies' disclosure controls and procedures or internal control over financial reporting (as required by U.S. federal securities laws and regulations) until we have fully integrated them.

        Our company has overlapping directors and management with Liberty Interactive and one overlapping director with Starz, which may lead to conflicting interests.    As a result of the Spin-Off and the Split-Off, most of the executive officers of Spinco also serve as executive officers of Liberty Interactive, and there is significant board overlap between our company and Liberty Interactive. Following the Spin-Off, John C. Malone will be the Chairman of the Board of our company and Liberty Interactive. Gregory B. Maffei will be the Chief Executive Officer of our company and Liberty Interactive and will serve on the boards of directors of each of our company, Liberty Interactive and Starz. None of Spinco, Starz and Liberty Interactive has any ownership interest in the others. Our executive officers and members of our company's board of directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Liberty Interactive or Starz have fiduciary duties to that company's stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when Spinco or Liberty Interactive looks at acquisitions and other corporate opportunities that may be suitable for each of them. Moreover, most of our company's directors and officers continue to own Starz and Liberty Interactive stock and options to purchase Starz stock and Liberty Interactive stock. These ownership interests could create, or appear to create, potential conflicts of interest when the applicable individuals are faced with decisions that could have different implications for our company, Starz and/or Liberty Interactive. Any potential conflict that qualifies as a "related party transaction" (as defined in Item 404 of Regulation S-K) is subject to review by an independent committee of the applicable issuer's board of directors in accordance with its corporate governance guidelines. Any other potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, we may enter into transactions with Liberty Interactive or Starz and/or their subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to our company, Starz, Liberty Interactive or any of their subsidiaries or affiliates as would be the case where there is no overlapping officer or director.

        Holders of a single series of our common stock may not have any remedies if an action by our directors has an adverse effect on only that series of our common stock.    Principles of Delaware law and the provisions of our certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any single series of our common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, including the holders of all series of our common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, our directors may be required to make a decision that is viewed as adverse to the holders of one series of our common stock. Under the principles of Delaware law and the business judgment rule, holders may not be able to successfully challenge decisions that they believe have a disparate impact upon the holders of one series of our stock if our board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of all of our stockholders.

        It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.    Certain provisions of our restated charter and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include:

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  authorizing a capital structure with multiple series of common stock, a Series B common stock that entitles the holders to ten votes per share, a Series A common stock that entitles the holder to one vote per share, and a Series C common stock that except as otherwise required by applicable law, entitles the holder to no voting rights;

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  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  limiting who may call special meetings of stockholders;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

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  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

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  requiring stockholder approval by holders of at least 66 2/3% of our aggregate voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our restated charter; and

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  the existence of authorized and unissued stock, including "blank check" preferred stock, which could be issued by our board of directors to persons friendly to our then current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of our company.

        In addition, our chairman, John C. Malone, is expected to beneficially own shares representing the power to direct approximately 40.6% of the aggregate voting power in our company, due to his beneficial ownership of approximately 83.8% of the outstanding shares of LMCB as of November 30, 2012.

        We may have future capital needs and may not be able to obtain additional financing on acceptable terms.    In connection with the Spin-Off, it is expected that Starz, LLC will distribute approximately $1.8 billion in cash to Liberty Media, of which $400 million was distributed in the third quarter of 2012 (and $200 million of which was distributed thereafter). The total amount of the distribution will depend upon the financial performance and cash position of Starz, LLC prior to the Spin-Off. This distributed cash, as reduced by investments of such cash prior to the Spin-Off, will be contributed to Spinco in connection with the Spin-Off. Due to the size and nature of our consolidated subsidiaries, ANLBC and TruePosition, their assets and operating cash flow are insufficient to support any significant financing in the future. Hence, our ability to obtain significant financing in the future, on favorable terms or at all, may be limited. If debt financing is not available to us in the future, we may obtain liquidity through the sale or monetization of our available for sale securities, or we may issue equity securities. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. If we are unable to obtain sufficient liquidity in the future, we may be unable to develop our businesses properly, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

        Our consolidated subsidiary TruePosition is out of contract with one of its largest customers.    Our subsidiary TruePosition provides equipment and service for locating mobile phones and other wireless devices enabling carriers, application providers and other enterprises to provide E-911 services domestically and other location based services to mobile users. The contract with one of its largest customers, T-Mobile, lapsed in mid-2011. This resulted in TruePosition's recognition of $491 million of deferred revenue in the fourth quarter of 2011, representing substantially all of the revenue earned from T-Mobile since the inception of the contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Businesses—Revenue." No assurance can be given that TruePosition will be able to negotiate a new contract with T-Mobile on favorable terms or at all. TruePosition's inability to enter into a new contract on economically acceptable terms could have a material adverse effect on the business, financial condition and results of operations of TruePosition and an adverse effect on our consolidated financial results.

Factors Relating to the Spin-Off

        The Spin-Off could result in a significant tax liability.    Liberty Media received the Ruling from the IRS to the effect that, among other things, the Spin-Off will qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It is a condition to the Spin-Off that the Ruling shall not have been withdrawn, invalidated or modified in an adverse manner. Although the Ruling will generally be binding on the IRS, the continued validity of the Ruling will be subject to the accuracy of factual statements and representations made to the IRS by Liberty Media.

Further, as a result of the IRS's general ruling policy with respect to transactions under Section 355 of the Code, the Ruling does not represent a determination by the IRS that certain requirements necessary to obtain tax-free treatment to holders of Liberty Media common stock and to Liberty Media under Sections 355 and 368(a)(1)(D) of the Code (specifically, the corporate business purpose requirement, the requirement that the Spin-Off not be used principally as a device for the distribution of earnings and profits, and the non-application of Section 355(e) of the Code to the Spin-Off (discussed below)) have been satisfied. Rather, the Ruling is based upon representations made to the IRS by Liberty Media that these requirements have been satisfied.

        As a result of this IRS ruling policy, the Spin-Off is also conditioned upon the receipt by Liberty Media of the opinion of Skadden, in form and substance reasonably acceptable to Liberty Media, to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty Media and to the holders of Liberty Media common stock for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will rely on the continued validity of the Ruling, as to the matters covered by the Ruling, and will be based upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty Media and Spinco and Chairman John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty Media's/Starz's business reasons for engaging in the Spin-Off and Liberty Media's/Starz's and Spinco's current plans and intentions to continue conducting certain of its business activities and not to materially modify its ownership or capital structure, in each case following the Spin-Off. If the Ruling is no longer valid, if any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected. Opinions of counsel are not binding on the IRS or the courts, and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge. These conditions, as well as all other conditions to the Spin-Off, may be waived by the Liberty Media board of directors in its sole discretion.

        Even if the Spin-Off otherwise qualifies under Sections 355 and 368(a)(1)(D) of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty Media (but not to holders of Liberty Media common stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz or in the stock of Spinco as part of a plan or series of related transactions that includes the Spin-Off. Current tax law generally creates a presumption that any acquisition of the stock of Liberty Media/Starz or the stock of Spinco within two years before or after the Spin-Off is part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. Notwithstanding the opinion of counsel described above, Starz or Spinco might inadvertently cause or permit a prohibited change in Starz's ownership or Spinco's ownership to occur, thereby triggering tax liability to Starz, which could have a material adverse effect.

        If it is subsequently determined, for whatever reason, that the Spin-Off does not qualify for tax-free treatment, Liberty Media and/or the holders of Liberty Media common stock immediately prior to the Spin-Off could incur significant tax liabilities determined in the manner described in "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off." As described further under "Certain Relationships and Related Party Transactions—Relationships between Spinco and Liberty Media/Starz and/or Liberty Interactive—Tax Sharing Agreement," in certain circumstances, Spinco will be required to indemnify Starz, its subsidiaries, and certain related persons for taxes and losses resulting from the Spin-Off. For a more complete discussion of the Ruling, the tax opinion and the tax consequences if the Spin-Off is not tax-free, please see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

        Spinco may have a significant indemnity obligation to Starz, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction.    Pursuant to the tax sharing agreement that Spinco will enter into with Liberty Media in connection with the Spin-Off (the tax sharing agreement), subject to certain limited exceptions, Spinco will be required to indemnify Starz, its subsidiaries, and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code. However, Spinco will not be required to indemnify Starz for any taxes or losses that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Starz (applicable to actions or failures to act by Starz and its subsidiaries following the completion of the Spin-Off), (y) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz or any successor, or (z) result from deferred intercompany items or excess loss accounts that are triggered by the Spin-Off, and that would otherwise be allocated to Starz.

        Spinco's indemnification obligations to Starz, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If Spinco is required to indemnify Starz, its subsidiaries and certain related persons under the circumstances set forth in the tax sharing agreement, Spinco may be subject to substantial liabilities, which could materially adversely affect its financial position.

        Spinco may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.    In the tax sharing agreement, Spinco will covenant not to take any action, or fail to take any action, following the Spin-Off, which action or failure to act is inconsistent with the Spin-Off qualifying for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code. Further, the tax sharing agreement will require that Spinco generally indemnify Starz for any taxes or losses incurred by Starz (or its subsidiaries) resulting from breaches of such covenants or resulting from Section 355(e) of the Code applying to the Spin-Off because of acquisitions of a 50-percent or greater interest (measured by vote or value) in the stock of Spinco that are part of a plan that includes the Spin-Off. As a result, Spinco might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Spin-Off.

        In particular, Spinco might determine to continue to operate certain of its business operations for the foreseeable future even if a sale or discontinuance of such business might have otherwise been advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, Spinco might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions or other strategic transactions for some period of time following the Spin-Off. In addition, Spinco's indemnity obligation under the tax sharing agreement might discourage, delay or prevent a change of control transaction for some period of time following the Spin-Off.

        We may not realize the potential benefits from the Spin-Off in the near term or at all.    In this information statement, we have described anticipated strategic and financial benefits we expect to realize as a result of our separation from Liberty Media. See "The Spin-Off—Reasons for the Spin-Off." In particular, we believe that the Spin-Off will better position us to take advantage of business opportunities, strategic alliances and other acquisitions through Spinco's enhanced acquisition currency and greater liquidity. We also expect the Spin-Off to enable Spinco to provide its employees with more attractive equity incentive awards. However, no assurance can be given that the market will react favorably to the Spin-Off or that the current holding company discount applied by the market to Liberty Media's stock will not be applied in full to Spinco's common stock, thereby causing Spinco's equity to be less attractive to its employees as well as any potential acquisition counterparties. In addition, no assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Spin-Off on terms that Spinco finds favorable or at all. Given the added costs associated with the completion of the Spin-Off, including the separate accounting, legal and other compliance costs of being a separate public company and potential tax liabilities, our failure to realize the anticipated benefits of the Spin-Off in the near term or at all could adversely affect our company.

        We cannot be certain that an active trading market will develop or be sustained after the Spin-Off, and following the Spin-Off our stock price may fluctuate significantly.    We cannot assure you that an active trading market will develop or be sustained for our common stock after the Spin-Off. We cannot predict the prices at which either series of our common stock may trade after the Spin-Off, the effect of the Spin-Off on the trading prices of Starz's common stock or whether the market value of a share of a series of our common stock and a share of the same series of Starz's common stock held by a stockholder after the Spin-Off will be less than, equal to or greater than the market value of a share of the corresponding series of Liberty Media common stock held by such stockholder prior to the Spin-Off.

        The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated fluctuations in our operating results;

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  changes in earnings estimated by securities analysts or our ability to meet those estimates;

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  the operating and stock price performance of comparable companies; and

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  domestic economic conditions.

        The fair value of Liberty Media's investment in Sirius, on an as-converted basis, was approximately $8.2 billion as of September 30, 2012, which represents a large portion of Liberty Media's total market value and will represent an even larger portion of Spinco's total market value following the Spin-Off. Liberty Media's common stock has historically traded at times somewhat in tandem with Sirius common stock. As a result of the Spin-Off, our stock price may move in tandem with the Sirius stock price to a greater degree than Liberty Media's common stock does today, with the result that our stock price may be disproportionately affected by the results of operations of Sirius and developments in its business.

        After the Spin-Off, Spinco may be controlled by one principal stockholder.    John C. Malone currently beneficially owns shares of Liberty Media common stock (excluding exercisable stock options) representing approximately 40.6% of the aggregate voting power of the outstanding shares of Liberty Media's common stock as of November 30, 2012. Following the consummation of the Spin-Off, Mr. Malone is expected to beneficially own shares of our common stock (excluding exercisable stock options) representing approximately 40.6% of Spinco's voting power, based upon the 1-for-1 distribution ratio in the Spin-Off and his beneficial ownership of Liberty Media common stock as of November 30, 2012 (as reflected under "Security Ownership of Certain Beneficial Owners—Security Ownership of Management" below). By virtue of Mr. Malone's voting power in Spinco as well as his position as Spinco's Chairman of the Board, Mr. Malone may be deemed to control Spinco's operations. Mr. Malone's rights to vote or dispose of his equity interest in Spinco will not be subject to any restrictions in favor of Spinco other than as may be required by applicable law and except for customary transfer restrictions pursuant to incentive award agreements.

        Liberty Media's board of directors may abandon the Spin-Off at any time, and our board of directors may determine to amend the terms of any agreement we enter into relating to the Spin-Off.    No assurance can be given that the Spin-Off will occur, or if it occurs that it will occur on the terms described in this information statement. In addition to the conditions to the Spin-Off described herein (all of which may be waived by the Liberty Media board of directors in its sole discretion), the Liberty Media board of directors may abandon the Spin-Off at any time prior to the distribution date for any reason or for no reason. In addition, the agreements to be entered into by Spinco in connection with the Spin-Off

(including the reorganization agreement, the tax sharing agreement, the services agreement and the facilities sharing agreement) may be amended or modified prior to the distribution date in the sole discretion of Liberty Media. If any condition to the Spin-Off is waived or if any material amendments or modifications are made to the terms of the Spin-Off or to such ancillary agreements prior to the Spin-Off, Liberty Media intends to promptly issue a press release and file a Form 8-K informing the market of the substance of such waiver, amendment or modification.

 CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this information statement and in the documents incorporated by reference herein constitute forward-looking statements, including certain statements relating to the business strategies, market potential and future financial performance of our company and those entities in which we have interests, and other matters. In particular, information included under "The Spin-Off," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of our Business" contain forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described herein under the headings "Risk Factors," the following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

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  customer demand for products and services and the ability of our company and those entities in which we have interests to adapt to changes in demand;

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  competitor responses to products and services;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of telecommunications technologies;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the FCC and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

  •
  general economic and business conditions and industry trends including the current economic downturn;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  rapid technological changes;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

  •
  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world and political unrest in international markets.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this information statement, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 THE SPIN-OFF

Background for the Spin-Off

        Our company is currently a wholly owned subsidiary of Liberty Media. Following the Spin-Off, we will be primarily engaged in the media, communications and entertainment industries through our ownership of interests in subsidiaries and other companies. Following the Spin-Off, our principal businesses and assets will include the consolidated subsidiaries Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves major league baseball team) and TruePosition, Inc., the equity affiliates Sirius XM Radio Inc. and Live Nation Entertainment, Inc., and minority investments in public companies such as Barnes & Noble, Inc., Time Warner Inc., Time Warner Cable Inc., Viacom Inc. and Sprint Nextel Corporation, and cash in the amount of approximately $1.8 billion which will include cash contributed from Liberty Media to Spinco prior to the Spin-Off following Starz LLC's draw down on its $1.5 billion credit facility (such businesses and assets as well as any related liabilities, the Spin-Off Assets and Liabilities).

        The businesses and assets that remain at Starz following the Spin-Off will consist of the premium movie service provider Starz, LLC and its subsidiaries.

        The board of directors of Liberty Media has determined to separate the Spin-Off Assets and Liabilities from the assets and liabilities of Starz, LLC and its subsidiaries by means of the Spin-Off. To accomplish the Spin-Off, Liberty Media will effect the distribution, whereby holders of LMCA and LMCB will receive, by means of a dividend, shares of our Series A common stock and Series B common stock, respectively. Following the Spin-Off, Starz will cease to own any equity interest in our company, and we will be an independent publicly traded company. No vote of Liberty Media's stockholders is required or being sought in connection with the Spin-Off, and Liberty Media's stockholders have no appraisal rights in connection with the Spin-Off.

Reasons for the Spin-Off

        The board of directors of Liberty Media periodically reviews with management the strategic goals and prospects of its various businesses, equity affiliates and other investments. As a result of a review undertaken during the summer of 2012 the Liberty Media board determined that the Spin-Off would allow each of Starz and Spinco to pursue strategic opportunities that are not otherwise available to them in Liberty Media's current configuration and, over time, enhance the operating performance of the two companies. Among the factors considered by the Liberty Media board in arriving at its determination were the following:

  •
  By separating the more complex collection of businesses and investments that currently comprise Liberty Media from Starz, LLC, Liberty Media believes that the conglomerate or "holding company" discount inherent in Liberty Media's common stock will be eliminated, as Starz will become a "pure play" media company valued in a manner consistent with other companies in the premium television industry. The elimination of the holding company discount at Starz will create a more efficiently priced equity security for Starz to use to effect a complementary business combination using its equity and enable Starz's stock to be more accurately valued by potential acquirors.

  •
  The Spin-Off is expected to cause the holding company discount with respect to the Spinco common stock to be reduced, as separating Starz, LLC and its subsidiaries will better highlight the discount at which the Liberty Media common stock historically has traded relative to its underlying asset composition. This reduction of the holding company discount associated with the Spinco common stock would enhance the ability of Spinco to issue its equity for purposes of making strategic acquisitions with less dilution to its stockholders.

  •
  By effecting the Spin-Off, both companies will be better positioned to take advantage of business opportunities that are not available to them under Liberty Media's existing configuration. Each of Starz and Spinco will have greater flexibility in structuring strategic alliances, acquisitions and other business combinations and a stronger acquisition currency.

  •
  The contribution of cash to Spinco in connection with the Spin-Off will provide Spinco with greater liquidity to acquire additional shares of its equity affiliates, invest in complementary businesses and pursue other strategic objectives and acquisitions.

  •
  In connection with the internal restructuring and the cash contribution to Spinco, Starz will optimize its capital structure, through the draw down of the Starz credit facility, which is expected to provide for more attractive leveraged equity returns for Starz's stockholders.

  •
  The Spin-Off is expected to enhance the ability of our company and Starz to retain and attract qualified personnel, by enabling each company to grant equity incentive awards based on its own publicly traded equity with less dilution to its stockholders (as a result of the reduction in the discount associated with its equity), and will further enable each company to more effectively tailor employee benefit plans and retention programs and provide improved incentives to the employees and future hires of each company that will better and more directly align the incentives for each company's management with their performance.

        Liberty Media's board also considered a number of costs and risks associated with the Spin-Off, including:

  •
  After the Spin-Off, Starz and Spinco will have smaller market capitalizations (and, in the case of Starz, significantly smaller) than Liberty Media's current market capitalization, and their stock prices may be more volatile than Liberty Media's stock price prior to the Spin-Off. The board also considered the possibility that the combined market values of the separate company stocks may be lower than the market value of Liberty Media's common stock prior to the Spin-Off.

  •
  The risk of being unable to achieve the benefits expected from the Spin-Off.

  •
  The increased leverage to be incurred by Starz, LLC as a result of the $550 million drawdown under its credit agreement, all of which will be transferred to Spinco.

  •
  The loss of synergies from operating as one company, particularly in administrative and support functions.

  •
  The potential disruption of the businesses of Liberty Media, as its management and employees devote time and resources to completing the Spin-Off.

  •
  The substantial costs of effecting the Spin-Off and of continued compliance with legal and other requirements applicable to two separate public reporting companies.

  •
  The potential tax liabilities that could arise from the Spin-Off, including the possibility that the IRS could successfully assert that the Spin-Off is taxable to Liberty Media's stockholders and/or to Liberty Media. In the event any such tax liabilities were to arise, Spinco's potential indemnity obligation to Starz is not subject to a cap.

        Based on pro forma information, Liberty Media's board also considered the percentage of revenue, total assets and total liabilities of Liberty Media attributable to the businesses and liabilities that will (i)

be transferred to Spinco in connection with the Spin-Off and (ii) remain with Starz, which as of September 30, 2012, December 31, 2011 and December 31, 2010 were as follows:

	Revenue	Total Assets	Total Liabilities
September 30, 2012
Spinco	21%	73%	58%
Starz	79%	27%	42%
December 31, 2011
Spinco	47%	67%	60%
Starz	53%	33%	40%
December 31, 2010
Spinco	21%	83%	94%
Starz	79%	17%	6%

        Liberty Media's board evaluated the costs and benefits of the transaction as a whole and did not find it necessary to assign relative weights to the specific factors considered. Liberty Media's board concluded, however, that the potential benefits of the Spin-Off outweighed its potential costs, and that separating our company from Liberty Media in the form of a distribution to Liberty Media's stockholders that is generally tax-free is appropriate, advisable and in the best interests of Liberty Media and its stockholders.

Interests of Certain Persons

        In connection with the Spin-Off, the executive officers and directors of Liberty Media will receive adjustments to their stock incentive awards with respect to Liberty Media common stock and stock incentive awards with respect to Spinco common stock. See "—Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards" below for more information.

        The current executive officers and directors of Liberty Media (other than Charles Y. Tanabe, who is retiring on December 31, 2012) will also serve as the executive officers and directors of Spinco immediately following the Spin-Off, and certain of these directors will also serve as directors of Starz. See "Risk Factors—Our company has overlapping directors and management with Liberty Interactive and Starz, which may lead to conflicting interests." Furthermore, the executive officers and directors of Liberty Media and Spinco are entitled to indemnification with respect to actions taken by them in connection with the Spin-Off under the organizational documents of Liberty Media and Spinco, as well as customary indemnification agreements to which Liberty Media or Spinco, on the one hand, and these persons, on the other hand, are parties.

        The table below sets forth the relative dollar values of the stock ownership of each current executive officer and director of Liberty Media. The dollar values have been calculated based on security ownership information as of November 30, 2012 and the closing sale price of each series of Liberty Media common stock on December 20, 2012. On December 20, 2012, the closing price of Series A Liberty Capital common stock was $116.43 and Series B Liberty Capital common stock was $116.22. For this purpose, we have included stock owned by each such person's spouse and by certain trusts related to each such person, in each case, to the extent applicable. We have also included the executive officer's or director's shares of unvested restricted stock, however we have not included the shares of common stock issuable upon exercise or conversion of their options or stock appreciation rights outstanding on November 30, 2012.

Director or Executive Officer	Liberty Media Common Stock Value ($)
John C. Malone	1,182,659,680
Gregory B. Maffei	66,137,246
Robert R. Bennett	132,643,861
Donne F. Fisher	6,946,630
M. Ian G. Gilchrist	127,258
Evan D. Malone	249,509
David E. Rapley	407,389
Larry E. Romrell	772,118
Andrea L. Wong	302,136
Charles Y. Tanabe	2,462,844
Albert E. Rosenthaler	1,921,561
Christopher W. Shean	687,053

        As of November 30, 2012, Liberty Media's executive officers and directors beneficially owned shares of Liberty Media common stock representing in the aggregate approximately 46.7% of the aggregate voting power of the outstanding shares of Liberty Media common stock.

        The Liberty Media board was aware of these interests and considered them when it approved the Spin-Off.

Conditions to the Spin-Off

        Liberty Media's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Spin-Off and the related transactions at any time prior to the distribution date. In addition, the completion of the Spin-Off and related transactions are subject to the satisfaction (determined by the Liberty Media board of directors in its sole discretion) of the following conditions, any of which may be waived by the Liberty Media board of directors in its sole discretion:

  (1)
  the Ruling received from the IRS not having been withdrawn, invalidated or modified in an adverse manner, and the receipt by Liberty Media of the opinion of Skadden, in form and substance reasonably acceptable to Liberty Media and which opinion will rely upon the continued validity of the Ruling, with each of the Ruling and the opinion providing to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Media upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Media common stock upon the receipt of shares of our common stock in the Spin-Off;

  (2)
  Liberty Media shall have received a written solvency opinion from a financial advisor, in form and substance acceptable to the Liberty Media board of directors, regarding the Spin-Off and related transactions, which opinion shall not have been withdrawn or modified;

  (3)
  the continued effectiveness of the registration statement on Form 10, of which this information statement forms a part;

  (4)
  the approval of Nasdaq for the listing of our common stock, which has been obtained; and

  (5)
  any material regulatory or contractual consents or approvals that a committee of the Liberty Media board of directors determines to obtain shall have been obtained and be in full force and effect.

        In the event the Liberty Media board of directors waives a material condition to the Spin-Off, Liberty Media intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Manner of Effecting the Spin-Off

        Liberty Media is effecting the Spin-Off by distributing to its stockholders as a dividend (i) one share of our Series A common stock for each whole share of LMCA and (ii) one share of our Series B common stock for each whole share of LMCB, in each case, held by such stockholder as of the record date.

        Following the record date and prior to the distribution date, Liberty Media will deliver all of the issued and outstanding shares of our Series A common stock and Series B common stock to the distribution agent. If you own Liberty Media common stock as of the close of business on the record date, the shares of Spinco common stock that you are entitled to receive in the Spin-Off will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form, which we expect to occur within one (1) business day of the distribution date to allow the distribution agent to effect the distribution of shares. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Spin-Off. Please note that if any stockholder of Liberty Media sells shares of LMCA or LMCB before the record date, so that such stockholder is not the record holder on the record date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. If you are a holder of shares of Liberty Media common stock on the record date, you will be entitled to receive the shares of Spinco common stock issuable in respect of those shares sold even if you sell them between the record date and the distribution date. See "—Trading Prior to the Record Date" below for more information. At such time, pursuant to the reorganization agreement to be entered into between Spinco and Liberty Media, Spinco will be spun off from Liberty Media and will become an independent publicly traded company.

        Stockholders of Liberty Media are not being asked to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required or being sought. Neither Liberty Media nor our company is asking you for a proxy, and you are requested not to send us a proxy. You are not required to pay any consideration or give up any portion of your Liberty Media common stock to receive shares of our common stock in the Spin-Off.

Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards

        Options to purchase shares of Liberty Media common stock, stock appreciation rights with respect to shares of Liberty Media common stock and restricted shares of Liberty Media common stock have been granted to various directors, officers, employees and consultants of Liberty Media and certain of its subsidiaries pursuant to the various stock incentive plans administered by the Liberty Media board of directors or the compensation committee thereof. Below is a description of the effect of the Spin-Off on these outstanding equity awards.

  Option Awards

        Except as described below with respect to certain unvested options, the holder of an outstanding option to purchase shares of Liberty Media common stock on the record date (an original Liberty Media option) will receive an option to purchase an equivalent number of shares of the corresponding series of our common stock (a new Spinco option) and an adjustment to the exercise price of the original Liberty Media option (as so adjusted, an adjusted Starz option). The exercise prices of the new Spinco option and the related adjusted Starz option will be determined based upon the exercise price of the original Liberty Media option, the pre-Spin-Off trading price of Liberty Media common stock (determined using the volume weighted average price of Liberty Media common stock over the three-consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Starz's common stock and Spinco common stock (determined using the volume weighted average price of the applicable series of common stock over the three-consecutive trading days beginning on the first trading day following the Spin-Off on which both Starz's common stock and the Spinco common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Spin-Off intrinsic value of the original Liberty Media option is allocated between the new Spinco option award and the adjusted Starz option.

        The holder of any unvested original Liberty Media option who is a current or former direct employee or consultant of Starz, LLC or any of its subsidiaries will not receive any new Spinco options as a result of the distribution. Rather, his or her unvested original Liberty Media option will instead be adjusted so as to preserve the pre-Spin-Off intrinsic value of the unvested original Liberty Media option based upon the exercise price of and number of shares subject to such original Liberty Media option and the pre-Spin-Off trading price of the Liberty Media common stock and post-Spin-Off trading prices of Starz's common stock (in each case, determined as described above). It was determined that these original Liberty Media option holders would not receive new Spinco options, as their future performance will have no impact on the financial results of the businesses of Spinco following the Spin-Off. Further, this adjustment-only approach was not applied to vested awards so as to avoid depriving the holders of such vested awards of the ability to exercise their awards promptly following the distribution.

        Except as described above, all other terms of an adjusted Starz option and a new Spinco option (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Liberty Media option. The terms of the adjusted Starz option will be determined and the new Spinco option will be granted as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Media/Starz common stock and Spinco common stock, as applicable.

  SAR Awards

        Except as described below with respect to certain unvested stock appreciation rights, the holder of an outstanding stock appreciation right with respect to shares of Liberty Media common stock on the record date (an original Liberty Media SAR) will receive a stock appreciation right with respect to an equivalent number of shares of the corresponding series of our common stock (a new Spinco SAR) and an adjustment to the base price of the original Liberty Media SAR (as so adjusted, an adjusted Starz SAR). The base prices of the new Spinco SAR and the related adjusted Starz SAR will be determined based upon the base price of the original Liberty Media SAR, the pre-Spin-Off trading price of Liberty Media common stock (determined using the volume weighted average price of Liberty Media common stock over the three-consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Starz's common stock and Spinco common stock (determined using the volume weighted average price of the applicable series of common stock over the three-consecutive trading days beginning on the first trading day following the Spin-Off on which both Starz's common stock and the Spinco common stock trade in the regular way), such that the pre-Spin-Off intrinsic value of the original Liberty Media SAR is allocated between the new Spinco SAR and the adjusted Starz SAR.

        The holder of any unvested original Liberty Media SAR who is a current or former direct employee or consultant of Starz, LLC or any of its subsidiaries will not receive any new Spinco SARs as a result of the distribution. Rather, his or her unvested original Liberty Media SAR will instead be adjusted so as to preserve the pre-Spin-Off intrinsic value of the unvested original Liberty Media SAR based upon the base price of and number of shares subject to such original Liberty Media SAR and the pre-Spin-Off trading price of the Liberty Media common stock and post-Spin-Off trading prices of Starz's common stock (in each case, determined as described above). It was determined that these original Liberty Media SAR holders would not receive new Spinco SARs, as their future performance will have no impact on the financial results of the businesses of Spinco following the Spin-Off. Further, this adjustment-only approach was not applied to vested awards so as to avoid depriving the holders of such vested awards of the ability to exercise their awards promptly following the distribution.

        Except as described above, all other terms of an adjusted Starz SAR and a new Spinco SAR (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Liberty Media SAR. The terms of the adjusted Starz SAR will be determined and the new Spinco SAR will be granted as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Media/Starz common stock and Spinco common stock, as applicable.

  Restricted Stock Awards

        Each holder of a restricted stock award with respect to shares of Liberty Media common stock (an original Liberty Media restricted stock award) will receive in the distribution one restricted share of the corresponding series of Spinco common stock (a new Spinco restricted stock award) for each restricted share of Liberty Media common stock held as of the distribution record date. Except as described above, all new Spinco restricted stock awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Liberty Media restricted stock award.

  Transitional Plan

        All of the new Spinco options, new Spinco SARs and new Spinco restricted stock awards will be issued pursuant to the Spinco Transitional Stock Adjustment Plan (the transitional plan), a copy of which is being filed as an exhibit to the Registration Statement on Form 10 of which this information statement forms a part. The transitional plan will govern the terms and conditions of the foregoing Spinco incentive awards but will not be used to make any grants following the Spin-Off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following discussion summarizes the material U.S. federal income tax consequences to holders of Liberty Media common stock as a result of the Spin-Off. This discussion is based on the Code, the Treasury regulations promulgated under the Code and interpretations of such authorities by the courts and the IRS, all as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. This section is limited to holders of Liberty Media common stock that are U.S. holders, as defined below, that hold their shares of Liberty Media common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of Liberty Media common stock in light of their particular circumstances, nor does it address the consequences to holders of Liberty Media common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Liberty Media common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Liberty Media common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

        Holders of Liberty Media common stock are urged to consult with their tax advisors as to the particular tax consequences to them as a result of the Spin-Off.

        For purposes of this section, a U.S. holder is a beneficial owner of Liberty Media common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Liberty Media common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Liberty Media common stock should consult its tax advisor regarding the tax consequences of the Spin-Off.

        Liberty Media has received the Ruling from the IRS to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that, accordingly, for U.S. federal income tax purposes, among other things:

  •
  no gain or loss will be recognized by Liberty Media upon the distribution of (a) shares of Spinco Series A common stock to holders of LMCA and (b) shares of Spinco Series B common stock to holders of LMCB pursuant to the Spin-Off;

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Liberty Media common stock upon the receipt of shares of Spinco common stock pursuant to the Spin-Off;

  •
  a Liberty Media stockholder who receives shares of Spinco common stock in the Spin-Off will have a aggregate basis in the common stock of Starz and Spinco following the Spin-Off equal to the aggregate basis of the Liberty Media stock that the stockholder held immediately before the Spin-Off, allocated between the stock of Starz and Spinco in proportion to the fair market value of each; and

  •
  the holding period of the shares of Spinco common stock received in the Spin-Off by a Liberty Media stockholder will include the holding period of its shares of Liberty Media common stock.

It is a condition to the Spin-Off that the Ruling shall not have been withdrawn, invalidated or modified in an adverse manner. This condition, as well as all other conditions to the Spin-Off, may be waived by the Liberty Media board of directors in its sole discretion.

        Liberty Media stockholders that have acquired different blocks of Liberty Media common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of Spinco common stock distributed with respect to such blocks of Liberty Media common stock.

        Although the Ruling will generally be binding on the IRS, the continued validity of the Ruling will be subject to the accuracy of factual statements and representations made to the IRS by Liberty Media upon which the Ruling is based. Further, as a result of the IRS's general ruling policy with respect to transactions under Section 355 of the Code, the Ruling does not represent a determination by the IRS that certain requirements necessary to obtain tax-free treatment to holders of Liberty Media common stock and to Liberty Media under Sections 355 and 368(a)(1)(D) of the Code (specifically, the corporate business purpose requirement, the requirement that the Spin-Off not be used principally as a device for the distribution of earnings and profits, and the non-application of Section 355(e) of the Code to the Spin-Off (discussed below)) have been satisfied. Rather, the Ruling is based upon representations made to the IRS by Liberty Media that these requirements have been satisfied. If any of the statements or representations upon which the Ruling is based are incorrect or untrue in any material respect, or the facts upon which the Ruling is based were materially different from the facts at the time of the Spin-Off, the Ruling could be invalidated.

        As a result of this IRS ruling policy, the Spin-Off is also conditioned upon the receipt by Liberty Media of the opinion of Skadden, in form and substance reasonably acceptable to Liberty Media, to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty Media and to the holders of Liberty Media common stock for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will rely on the continued validity of the Ruling, as to the matters covered by the Ruling, and will be based upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty Media and Spinco and Chairman John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty Media's/Starz's business reasons for engaging in the Spin-Off and Liberty Media's/Starz's and Spinco's current plans and intentions to continue conducting certain of its business activities and not to materially modify its ownership or capital structure, in each case following the Spin-Off. If the Ruling is no longer valid, if any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected. Opinions of counsel are not binding on the IRS or the courts, and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge. This condition, as well as all other conditions to the Spin-Off, may be waived by the Liberty Media board of directors in its sole discretion.

        If the Spin-Off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Liberty Media would be subject to tax as if it had sold the Spinco common stock in a taxable sale for its fair market value. Liberty Media's stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of Spinco common stock that was distributed to them, taxable as a dividend to the extent of Liberty Media's earnings and profits. The amount of the taxable distribution in excess of Liberty Media's earnings and profits would result first in a non-taxable dollar-for-dollar reduction in the stockholder's basis in its Liberty Media stock, and thereafter would be treated as capital gain from the sale or exchange of such stockholder's Liberty Media stock. It is expected that the amount of any such taxes to Liberty Media's stockholders and Liberty Media would be substantial.

        Even if the Spin-Off otherwise qualifies under Sections 355 and 368(a)(1)(D) of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty Media (but not to holders of Liberty Media common stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz or in the stock of Spinco as part of a plan or series of related transactions that includes the Spin-Off. Current tax law generally creates a presumption that any acquisition of the stock of Liberty Media/Starz or the stock of Spinco within two years before or after the Spin-Off is part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. Notwithstanding the opinion of counsel described above, Starz or Spinco might inadvertently cause or permit a prohibited change in Starz's ownership or Spinco's ownership to occur, thereby triggering tax liability to Liberty Media. If the Spin-Off is determined to be taxable to Liberty Media under Section 355(e), Liberty Media would recognize gain equal to the excess of the fair market value of the Spinco common stock held by it immediately before the Spin-Off over Liberty Media's tax basis therein. The Spin-Off would, however, generally be tax-free to each holder of Liberty Media stock who received shares of our stock in the distribution.

        Pursuant to the tax sharing agreement that Spinco will enter into with Liberty Media in connection with the Spin-Off, subject to certain limited exceptions, Spinco will be required to indemnify Starz, its subsidiaries, and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code. However, Spinco will not be required to indemnify Starz for any taxes or losses that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Starz (applicable to actions or failures to act by Starz and its subsidiaries following the completion of the Spin-Off), (y) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz or any successor, or (z) result from deferred intercompany items or excess loss accounts that are triggered by the Spin-Off, and that would otherwise be allocated to Starz. Please see "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Tax Sharing Agreement" for a more detailed discussion of the tax sharing agreement between our company and Liberty Media.

Results of the Spin-Off

        Immediately following the Spin-Off, we expect to have outstanding approximately 110,008,000 shares of our Series A common stock and 9,892,000 shares of Series B common stock, based upon the number of shares of LMCA and LMCB, respectively, outstanding as of November 30, 2012. The actual number of shares of our Series A common stock and Series B common stock to be distributed in the Spin-Off will depend upon the actual number of shares of LMCA and LMCB outstanding on the record date.

        Immediately following the Spin-Off, we expect to have approximately 1,600 holders of record of our Series A common stock and 100 holders of record of our Series B common stock, based upon the number of holders of record of LMCA and LMCB, respectively, as of November 30, 2012 (which amount does not include the number of stockholders whose shares are held of record by banks, brokerage houses or other institution, but includes each such institution as one stockholder).

Listing and Trading of our Common Stock

        On the date of this information statement, we are a wholly owned subsidiary of Liberty Media. Accordingly, there is no public market for our common stock. In connection with the Spin-Off, Liberty Media will change its name to "Starz" and we will change our name to "Liberty Media Corporation." Accordingly, we have applied to list our Series A common stock and Series B common stock on the Nasdaq Global Select Market under the symbols "LMCA" and "LMCB," respectively, which are the current trading symbols for Liberty Media's Series A and Series B Liberty Capital common stock, respectively. However, we expect our common stock to trade under temporary symbols for no more than 30 days following the Spin-Off, beginning on the first day of trading following the distribution date, so as to avoid market confusion once our common stock begins trading under Liberty Media's current trading symbols. These temporary symbols will be announced by press release once they are available. Neither we nor Liberty Media can assure you as to the trading price of either series of our common stock after the Spin-Off. The approval of Nasdaq for the listing of our common stock is a condition to the Spin-Off, which may be waived by the Liberty Media board of directors in its sole discretion.

        The shares of our common stock distributed to Liberty Media stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the Securities Act) or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder. Our affiliates will not be permitted to sell shares of our common stock under Rule 144 until 90 days after the date on which the registration statement of which this information statement forms a part becomes effective.

Trading Prior to the Record Date

        Prior to the record date, Liberty Media common stock will continue to trade on the Nasdaq Global Select Market in the regular way. During this time, shares of either series of Liberty Media common stock that trade in the regular way will trade with an entitlement to receive shares of the same series of our common stock distributable in the Spin-Off. Therefore, if you own shares of either series of Liberty Media common stock and sell those shares prior to the record date, so that you are not the record holder of such shares on the record date, you will also be selling the shares of our common stock that would have been distributed to you in the Spin-Off with respect to the shares of Liberty Media common stock you sell. If you are a holder of shares of Liberty Media common stock on the record date, you will be entitled to receive the shares of Spinco common stock issuable in respect of those shares sold even if you sell them between the record date and the distribution date. On the first day of trading following the record date, shares of LMCA and LMCB will begin trading without any entitlement to receive shares of our common stock. On the first day of trading following the distribution date, shares of Series A Liberty Capital common stock and Series B Liberty Capital common stock will begin trading under the new symbols "STRZA" and "STRZB," respectively. We expect our common stock to trade under temporary symbols for no more than 30 days following the Spin-Off, beginning on the first day of trading following the distribution date, so as to avoid market confusion once our common stock begins trading under Liberty Media's current trading symbols. These temporary symbols will be announced by press release once they are available. Following this period of time, our Series A and Series B common stock will begin trading under the symbols "LMCA" and "LMCB," respectively.

Reasons for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Liberty Media stockholders who will receive shares of our common stock in the Spin-Off. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Liberty Media. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither our company nor Liberty Media undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

 SELECTED FINANCIAL DATA

Selected Financial Data.

        The following tables present selected historical financial statement information relating to Liberty Media's financial condition and results of operations for the past five years. The following data should be read in conjunction with the accompanying Liberty Media consolidated financial statements. Due to the relative significance of Spinco to Starz and Liberty Media's senior management's continued involvement in Spinco post-Spin-Off, Spinco will be treated as the "accounting successor" to Liberty Media Corporation (which will be renamed Starz) for financial reporting purposes, notwithstanding the legal form of the Spin-Off described elsewhere in this information statement. Therefore, the historical financial statements of Liberty Media will continue to be the historical financial statements of Spinco.

		December 31,
	September 30, 2012
		2011	2010	2009	2008	2007
	amounts in millions
Summary Balance Sheet Data:
Cash	$1,169	2,070	2,090	3,951	2,228	2,571
Investments in available-for-sale securities and other cost investments	$1,774	1,859	4,550	3,386	2,118	4,876
Investment in affiliates	$3,221	567	91	135	235	257
Assets of discontinued operations	$—	—	—	—	14,211	11,050
Total assets	$8,425	7,723	10,792	11,915	24,688	26,323
Current portion of debt	$4	754	37	1,269	441	178
Long-term debt	$537	541	2,101	2,432	2,674	4,360
Deferred tax liabilities, noncurrent	$866	411	—	736	1,144	2,363
Stockholders' equity	$6,398	5,261	5,026	3,315	13,300	12,815

	Nine months ended September 30,		Years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	amounts in millions, except per share amounts
Summary Statement of Operations Data:
Revenue(1)	$1,532	2,051	3,024	2,050	1,853	1,738	1,576
Operating income (loss)(1)(2)	$301	664	957	195	9	(1,664)	(355)
Interest expense	$(25)	(13)	(21)	(65)	(132)	(194)	(176)
Share of earnings (loss) of affiliates, net(3)	$1,294	3	49	(64)	(44)	(71)	(68)
Realized and unrealized gains (losses) on financial instruments, net	$175	(81)	68	260	(34)	(20)	1,275
Gains (losses) on dispositions, net	$21	(1)	(10)	36	242	13	634
Other than temporary declines in fair value of investments	$—	—	—	—	(9)	(1)	(33)
Earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders(4):
Liberty Capital common stock	$1,300	198	583	815	127	(592)	1,388
Liberty Starz common stock	NA	180	229	206	213	(960)	95

	$1,300	378	812	1,021	340	(1,552)	1,483

Basic earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders per common share(5):
Series A and Series B Liberty Capital common stock	$10.83	2.44	6.86	9.06	1.32	(5.24)	10.52
Series A and Series B Liberty Starz common stock	NA	3.53	4.49	4.12	0.46	(1.86)	0.18
Diluted earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders per common share(5):
Series A and Series B Liberty Capital common stock	$10.48	2.39	6.63	8.76	1.31	(5.24)	10.44
Series A and Series B Liberty Starz common stock	NA	3.40	4.32	3.96	0.46	(1.86)	0.18

(1)
In 2011, TruePosition recognized $1,029 million of previously deferred revenue and $409 million of deferred costs associated with two separate contracts.

(2)
Includes $1,513 million of long-lived asset impairment charges in 2008.

(3)
Sirius recognized approximately $3.0 billion of tax benefit during the three months ended June 30, 2012. Sirius recorded the tax benefit as the result of significant positive evidence that a valuation allowance was no longer necessary for their recorded deferred tax assets. Liberty Media recognized its portion of this benefit ($1,229 million) in the three months ended September 30, 2012, based on its ownership percentage at the time of the recognition of the deferred tax benefit by Sirius, due to an election to record earnings (loss) on a three month lag due to timeliness considerations, as discussed in the financial statements.

(4)
Earnings (loss) from continuing operations attributable to Liberty Media stockholders have been allocated to its former Liberty Starz Group and Liberty Capital Group for all the periods based on businesses and assets of each respective group prior to the conversion of all outstanding shares of Liberty Starz common stock into shares of Liberty Capital common stock on November 28, 2011 (the Conversion).

(5)
Basic and diluted earnings per share have been calculated for Liberty Capital and Liberty Starz common stock, prior to the Split-Off date, based on the earnings attributable to the businesses and assets to the respective groups divided by the weighted average shares on an as if converted basis for the periods assuming a 4 to 1 and 1 to 1 exchange ratio of Liberty Capital shares into Liberty Starz shares and Liberty Capital shares, respectively, in the March 2008 reclassification and a 1 to 1 exchange ratio for the Split-Off.

Selected Unaudited Condensed Pro Forma Consolidated Financial Data.

        The following tables present selected historical financial statement information relating to Liberty Spinco, Inc.'s financial condition and results of operations giving effect to the Spin-Off as if it occurred as of each balance sheet date for the balance sheet data and on January 1, 2010 for the statement of operations data for the periods presented elsewhere in this information statement. The following data should be read in conjunction with the accompanying unaudited condensed pro forma consolidated financial statements and the Liberty Media consolidated financial statements.

		December 31,
	September 30, 2012
		2011	2010
	amounts in millions
Summary Balance Sheet Data:
Cash(1)	$323	970	1,773
Other current assets	$214	1,088	774
Investments in available-for-sale securities and other cost investments	$1,774	1,859	4,550
Investment in affiliates	$3,221	567	91
Total assets	$6,165	5,139	8,961
Current portion of debt	$—	750	—
Long-term debt	$—	—	2,033
Deferred tax liabilities, noncurrent	$866	377	—
Stockholders' equity	$4,983	3,654	3,565

	Nine months ended September 30,		Years ended December 31,
	2012	2011	2011	2010	2009
	amounts in millions, except per share amounts
Summary Statement of Operations Data:
Revenue(2)	$324	868	1,409	424	313
Operating income (loss)(2)	$(20)	325	530	(88)	(215)
Other income (expense)	$1,606	(20)	191	287	193
Earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders(3):
Liberty Capital common stock	$1,092	$198	583	878	214
Liberty Starz common stock	NA	(10)	(13)	(19)	6

	$1,092	$188	570	859	220

(1)
Does not include $200 million distributed from Starz, LLC to Liberty Media on November 16, 2012 and the additional $1.2 billion expected to be distributed prior to the Spin-Off.

(2)
In 2011, TruePosition recognized $1,029 million of previously deferred revenue and $409 million of deferred costs associated with two separate contracts.

(3)
Earnings (loss) from continuing operations attributable to Liberty Media stockholders have been allocated to the Liberty Starz Group and Liberty Capital Group for all the periods based on businesses and assets of each respective group prior to the Conversion.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations.

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto. For purposes of the following discussion, "we," "us," and "our" refer to Liberty Media Corporation.

Explanatory Note

        Liberty Media was previously an indirect, wholly owned subsidiary of Liberty Interactive Corporation (formerly known as Liberty Media Corporation). Liberty Interactive's capital structure previously utilized three tracking stocks: Liberty Interactive common stock, Liberty Starz common stock and Liberty Capital common stock. During the third quarter of 2011, Liberty Interactive completed a plan to separate its Liberty Capital and Liberty Starz tracking stock groups from its Liberty Interactive tracking stock group (the Split-Off). The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and the Liberty Starz common stock in exchange for all of the common stock of Liberty Media, which at the time of the Split-Off held all of the assets, liabilities and businesses attributed to Liberty Interactive's Liberty Capital and Liberty Starz tracking stock groups.

Overview

        We own controlling and non-controlling interests in a broad range of media, communications and entertainment companies. Our more significant operating subsidiaries, which are also our principal reportable segments, are Starz, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc. Starz, LLC provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world. ANLBC owns the Atlanta Braves, a major league baseball club, as well as certain of the Atlanta Braves' minor league clubs. TruePosition provides equipment and technology that deliver location-based services to wireless users.

        Our "Corporate and Other" category includes our other consolidated subsidiaries and corporate expenses.

        In addition to the foregoing businesses, we hold ownership interests in Sirius XM Radio, Inc. and Live Nation Entertainment, Inc., which we account for as equity method investments; and we maintain investments in public companies such as Barnes & Noble, Inc., Time Warner Inc., Time Warner Cable Inc. and Viacom Corporation, which are accounted for at their respective fair market values and are included in corporate and other.

        During August 2012, Liberty Media's Board of Directors authorized the Spin-Off, in which shares of Spinco, which will hold all of the businesses, assets and liabilities of Liberty Media not associated with Starz, LLC (with the exception of the Starz office building), will be distributed to Liberty Media stockholders. The transaction will be effected as a pro-rata dividend of shares, expected to be on a 1 to 1 ratio, of Spinco to the stockholders of Liberty Media. Spinco, which will become a separate public company upon the completion of the Spin-Off, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Spinco will remain part of a separate public company to be renamed Starz. Due to the relative significance of Spinco to Starz and Liberty Media's senior management's continued involvement with Spinco post-Spin-Off, Spinco will be treated as the "accounting successor" to Liberty Media Corporation for financial reporting purposes, notwithstanding the legal form of the Spin-Off previously described. Therefore, the historical financial statements of Liberty Media will continue to be the historical financial statements of Spinco and will present Starz as discontinued operations upon completion of the Spin-Off.

        The Spin-Off is intended to be tax-free to stockholders of Liberty Media and its completion is subject to various conditions, including the registration of the shares to be distributed, the receipt of an IRS private letter ruling, the opinions of tax counsel and any required government approvals. These conditions, as well as all other conditions to the Spin-Off, may be waived by the Liberty Media board of directors in its sole discretion. The Spin-Off will not require a stockholder vote. The Spin-Off is currently expected to occur in early 2013.

        Following the Spin-Off, Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Spin-Off, however, Spinco and Liberty Media/Starz (or certain of its subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between Spinco and Starz after the Spin-Off and to provide for an orderly transition. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive" and the financial statements included in this information statement. If the proposed Spin-Off is completed, it will be accounted for at historical cost since the Spinco common stock is to be distributed pro rata to the holders of Liberty Media's Liberty Capital common stock.

Former Tracking Stocks

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. On November 28, 2011, our tracking stock structure was eliminated in the Conversion, through the conversion of each share of Liberty Starz common stock for .88129 of a share of the corresponding series of Liberty Capital common stock (with cash issued in lieu of fractional shares). Prior to the Conversion, we had two tracking stocks—Liberty Starz common stock and Liberty Capital common stock, which were intended to track and reflect the economic performance of the Starz Group and Capital Group, respectively. While the Starz Group and the Capital Group had separate collections of businesses, assets and liabilities attributed to them, no group was a separate legal entity and therefore could not own assets, issue securities or enter into legally binding agreements. Holders of our tracking stocks had no direct claim to the group's stock or assets and were not represented by separate boards of directors. Instead, holders of the tracking stocks were stockholders of our company, with a single board of directors and subject to all of the risks and liabilities of the Company.

        On February 9, 2011, Liberty Interactive's board of directors approved the change in attribution of (i) approximately $1.138 billion principal amount of Liberty Interactive LLC's (formerly known as Liberty Media LLC) 3.125% Exchangeable Senior Debentures due 2023 (the TWX Exchangeable Notes), (ii) approximately 22 million shares of Time Warner Inc. common stock, approximately 5 million shares of Time Warner Cable Inc. common stock and approximately 2 million shares of AOL, Inc. common stock, which collectively represent the basket of securities into which the TWX Exchangeable Notes are exchangeable and (iii) $263.8 million in cash from its Capital Group to its Interactive Group, effective as of the aforementioned date (the TWX Reattribution). The TWX Reattribution had no effect on the assets and liabilities attributed to the Starz Group, nor did it effect any change to the obligor of the TWX Exchangeable Notes, which remains Liberty Interactive LLC.

        Liberty Interactive had made changes in the attribution of certain assets, liabilities and businesses between the tracking stock groups in prior periods, as discussed in previous financial statements filed with the Securities and Exchange Commission and in the Notes to Condensed Financial Statements included in this information statement.

Strategies and Challenges of Business Units

        Starz, LLC.    Starz is focused on several initiatives to increase its revenue. Starz's goal is to provide its distributors and their subscribers with high-quality, differentiated premium video services available on multiple viewing platforms (linear, On-Demand and over the Internet). Starz also intends to utilize its integrated business units to exploit its original programming content in the home video, digital (Internet) and non-pay television markets. To achieve these goals, Starz intends to:

  •
  Expand its original programming lineup over time.

  •
  Renew and extend affiliation agreements with key distributors on favorable terms.

  •
  Rationalize valuable digital rights with both traditional distributors, as well as online video distributors.

  •
  Continue to invest in the Starz brand by focusing its marketing investment on its original series.

        Starz faces certain key challenges in its attempt to meet these goals, including;

  •
  Potential loss of subscribers due to economic conditions and competition from other networks and other video programming services.

  •
  Its ability to continue to acquire or produce affordable programming content, including original programming content, that appeals to its distributors and its viewers.

  •
  Its ability to renew and extend affiliation agreements with key distributors on favorable terms.

  •
  Potential consolidation of its distributors.

  •
  Increased rates paid by its distributors to carry broadcast networks and sports networks may make it more difficult for consumers to afford premium video services.

  •
  Its distributor's willingness to market our networks and other services.

  •
  Its ability to react to changes in viewer habits related to technologies such as DVRs, video-on-demand, Internet-based content delivery, Blu-ray players and mobile devices.

        ANLBC, Inc.    ANLBC is focused on providing the best team, ballpark and entertainment experience to every member of its community (both locally and nationally). It owns and operates the Atlanta Braves Major League Baseball franchise as well as other minor league teams, which creates a player talent pipeline. The Atlanta Braves have earned 14 division championships, five National League pennants, and a World Series title. Based in Atlanta since 1966, the Braves franchise is the longest continuously operating franchise in Major League Baseball. ANLBC derives revenue from the sale of tickets for home games (played at Turner Field), game-day sales of concessions and other goods and services and broadcasting rights (local, regional and national). Key initiatives to help achieve these activities are as follows:

  •
  Investment in acquisition and development of players, coaches and management talent

  •
  Strategic partnerships with Sponsors to mutually grow brand recognition

  •
  Providing patrons with a positive experience regardless of on-field performance by providing top-notch customer service and facility amenities from its expansive HD scoreboard to all-inclusive SunTrust homeplate club

  •
  Catering to a broad patron base by having a variety of game viewing options from suites and club level to general admission tickets

  •
  Expanding season ticket base, group sales and game-day sales through marketing efforts and pricing

  •
  Brand recognition that is reflective of a top tier operation in its industry

        TruePosition.    TruePosition is focused on delivering technology for locating wireless phones and other wireless devices enabling carriers, application providers and other enterprises to provide public safety E-911 services domestically, and other location-based services, including security applications, both domestically and worldwide. TruePosition derives revenue from the sale of hardware, software and ongoing technical and software support.

        TruePosition's domestic business is driven by a mandate by the Federal Communications Commission which requires wireless carriers to implement wireless location capability in support of the E911 emergency location system. Other countries have had discussions about adopting similar standards; however, to date, none have done so. As a result, there has been very little public safety market activity outside of the United States of America. TruePosition also pursues international opportunities, and holds contracts where wireless location capability is implemented to support national security and law enforcement. TruePosition actively participates in organizations and forums and engages partners to promote the public safety and security benefits of wireless location capabilities with the goal of expanding its business globally.

        TruePosition's product offerings compete with other technologies, the foremost among them being wireless devices capable of determining their position using the Global Positioning System (GPS), a technology that has been widely deployed by wireless carriers. TruePosition's technology allows more accurate location of wireless devices in indoor and urban canyon environments while other GPS related technologies perform well in areas where views to satellites are not obstructed. The FCC is considering whether and in what manner to adopt accuracy standards for wireless calls placed from indoors. For those carriers that have chosen GPS solutions for E-911 services, should the FCC adopt such standards, TruePosition's product offerings can work in conjunction with GPS (and other) technologies to provide an accurate location in multiple environments.

        TruePosition is currently out of contract with T-Mobile, one of its two significant U.S. customers. The current contract with AT&T expires December 31, 2015. In addition, consolidations in the wireless industry have continued to change the market. TruePosition could be required to renegotiate key contract terms with U.S. wireless carriers as accuracy standards change and competing technologies evolve.

Results of Operations—Consolidated—September 30, 2012 and 2011

        General.    We provide in the tables below information regarding our Consolidated Operating Results and Other Income and Expense, as well as information regarding the contribution to those items from our reportable segments. The "corporate and other" category consists of those assets or businesses which do not qualify as a separate reportable segment. For a more detailed discussion and analysis of the financial results of the principal reporting segments see "Results of Operations—Businesses" below.

Consolidated Operating Results

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Revenue
Starz, LLC	$400	389	1,208	1,183
ANLBC	114	104	216	199
TruePosition	21	32	60	619
Corporate and other	20	15	48	50

	$555	540	1,532	2,051

Adjusted OIBDA
Starz, LLC	$108	107	343	356
ANLBC	26	19	31	11
TruePosition	7	7	11	380
Corporate and other	(4)	(4)	(12)	(10)

	$137	129	373	737

Operating Income (Loss)
Starz, LLC	$99	101	319	337
ANLBC	16	12	9	(19)
TruePosition	8	5	9	380
Corporate and other	(12)	(7)	(36)	(34)

	$111	111	301	664

        Revenue.    Our consolidated revenue increased $15 million for the three months ended September 30, 2012 and decreased $519 million for the nine months ended September 30, 2012, as compared to the corresponding prior year periods. The three month increase was primarily due to an overall increase in revenue at Starz, LLC as the changes in revenue at ANLBC and TruePosition were offsetting. The nine month decrease was primarily due to a decrease in revenue at TruePosition, as a result of the recognition of previously deferred revenue in the prior year. See "Results of Operations—Businesses" below for a more complete discussion of the results of operations of certain of our subsidiaries.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less operating expenses and selling, general and administrative ("SG&A") expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 10 to the accompanying condensed consolidated financial statements for a reconciliation of Adjusted OIBDA to Earnings (loss) from continuing operations before income taxes.

        Consolidated Adjusted OIBDA increased $8 million for the three months ended September 30, 2012 and decreased $364 million for the nine months ended September 30, 2012, as compared to the corresponding prior year periods. The three month increase was primarily driven by the increase in Adjusted OIBDA for ANLBC. The nine month decrease was primarily driven by the decrease in Adjusted OIBDA for TruePosition as a result of a one-time recognition of deferred revenue and costs in the prior year. See "Results of Operations—Businesses" below for a more complete discussion of the results of operations of certain of our subsidiaries.

        Stock-based compensation.    Stock-based compensation includes compensation related to (1) options and stock appreciation rights ("SARs") for shares of our common stock that are granted to certain of our officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants.

        We recorded $28 million and $24 million of stock compensation expense for the nine months ended September 30, 2012 and 2011, respectively. The increase in stock compensation expense in 2012 relates primarily to our liability classified awards due to the overall increase in our stock price in the current period as compared to the prior period increase. As of September 30, 2012, the total unrecognized compensation cost related to unvested Liberty Media equity awards was approximately $73 million. Such amount will be recognized in our consolidated statements of operations over a weighted average period of approximately 2.7 years.

        Operating income.    Our consolidated operating income remained relatively flat for the three months ended September 30, 2012 and decreased $363 million for the nine months ended September 30, 2012, as compared to the corresponding prior year periods. The nine month decrease is primarily the result of a change in operating results for TruePosition, due to a one-time recognition of deferred revenue and costs in the prior year.

Other Income and Expense

        Components of Other Income (Expense) are presented in the table below.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Other income (expense):
Interest expense	(11)	(3)	(25)	(13)
Dividend and interest income	22	9	67	56
Share of earnings (losses) of affiliates	1,281	53	1,294	3
Realized and unrealized gains (losses) on financial instruments, net	135	(257)	175	(81)
Gains (losses) on dispositions, net	21	1	21	(1)
Other, net	49	1	59	5

	1,497	(196)	1,591	(31)

        Interest expense.    Consolidated interest expense increased for the three and nine months ended September 30, 2012 as compared to the corresponding prior year periods. The increase is due to a change in the average interest rate on the outstanding debt period over period. The interest rate on the Starz Credit Facility, which was not in place until the third quarter of 2011, is greater than the interest rate of our bank facility which was repaid in the first quarter of 2012.

        Dividend and interest income.    Consolidated dividend and interest income increased for the three and nine months ended September 30, 2012, as compared to the corresponding prior year periods. The increase in the current period is primarily due to the interest on our Barnes & Noble investment, which was not acquired until the third quarter of 2011.

        Share of earnings (losses) of affiliates.    The following table presents our share of earnings (losses) of affiliates:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Sirius	$1,276	42	1,327	34
Live Nation	—	1	(38)	(44)
Other	5	10	5	13

	$1,281	53	1,294	3

        Sirius recognized approximately $3.0 billion of tax benefit during the three months ended June 30, 2012. Sirius recorded the tax benefit as the result of significant positive evidence that a valuation allowance was no longer necessary for their recorded deferred tax assets. We recognized our portion of this benefit ($1,229 million) in the three months ended September 30, 2012, based on our ownership percentage at the time of the recognition of the deferred tax benefit by Sirius, due to an election to record earnings (loss) on a three month lag as discussed in note 7 in condensed consolidated financial statements. Additionally, during the current year, we have been accumulating additional shares of Sirius, exchanged a portion of our preferred shares for common stock and have requested approval to obtain de jure control of Sirius from the FCC. As of September 30, 2012, we had an approximate 49% equity ownership position. We expect that within the near term a final decision from the FCC will be forthcoming and if we are approved for control we expect to acquire the necessary additional shares to obtain equity ownership above 50% and exercise our rights to control Sirius. If we take control of Sirius, we would be required to apply purchase accounting which would require the recognition of a significant gain (the difference between our carrying value and the fair value of our percentage ownership in Sirius) and we would consolidate Sirius which would considerably change the overall financial statement presentation of our company.

        During the second quarter of 2011, we acquired an additional 5.5 million shares of Live Nation which increased our ownership percentage above 20% of the outstanding voting shares. Due to the presumption that an entity with an ownership percentage greater than 20% has significant influence and no other factors to rebut that presumption, we are accounting for the investment as an equity method affiliate. Increases in ownership which result in a change to the equity method of accounting generally require retroactive recognition of an investment's share of earnings (loss) in prior periods. Due to the relative insignificance of our share of losses for Live Nation in previous periods not presented, both quantitatively and qualitatively, we have recorded approximately $12 million of these losses in the six months ended June 30, 2011.

        Realized and unrealized gains (losses) on financial instruments.    Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Non-strategic Securities	$126	(337)	257	48
Borrowed shares	—	72	—	(46)
Exchangeable senior debentures	—	—	—	(85)
Other derivatives	9	8	(82)	2

	$135	(257)	175	(81)

        Gains (losses) on dispositions, net.    During September 2012, Sirius tendered for certain bonds that we carried as available for sale debt securities. As our basis in these securities was less than the proceeds we received, a gain was recorded for the difference.

        Income taxes.    Our income taxes for the nine months ended September 30, 2012 were lower than the federal rate of 35% as a result of a capital loss realized on the taxable liquidation of a consolidated subsidiary. The realized capital loss was approximately $285 million and as a result a $100 million federal tax benefit was recorded and is being carried forward as a deferred tax asset.

        Net earnings.    We had net earnings of $1,006 million and $1,301 million for the three and nine months ended September 30, 2012, respectively. The change in net earnings was the result of the above-described fluctuations in our revenue, expenses and other gains and losses.

Results of Operations—Businesses

        Starz, LLC.    Starz, LLC provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz, LLC also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world. Starz, LLC is managed by and organized around the Starz Channels, Starz Distribution and Starz Animation business units. Starz Distribution includes the Home Video, Digital Media and Worldwide Distribution (previously referred to as Television) businesses.

        A large portion of Starz, LLC's revenue is derived from the delivery of movies and original programming content to consumers through Starz Channels' distributors. Certain of Starz, LLC's affiliation agreements with its distributors provide for payments to Starz, LLC based on the number of subscribers that receive the Starz Channels' services ("Consignment"). Starz, LLC also has fixed-rate affiliation agreements with certain of its distributors. Pursuant to these agreements, distributors pay an agreed-upon rate regardless of the number of subscribers. The agreed-upon rate may be increased annually to the extent the contract provides for an increase. The affiliation agreements have various terms ranging from rolling month to month extensions with certain distributors to agreements which last into 2019. Starz, LLC's affiliation agreements expire from time to time and are subject to renegotiation with its distributors. Affiliation agreements accounting for approximately 30% of Starz Channels' revenue for the three and nine months ended September 30, 2012 are set to expire or are subject to renegotiation in the fourth quarter of 2012. A substantial majority of the 30% is accounted for by two distributors who exercised options to renegotiate their affiliation agreements. Recently, Starz, LLC has agreed with one of these distributors for a multi-year extension and has reached agreement on the substantive financial terms with the other distributor for a multi-year extension. The financial terms of the extensions are generally less favorable than the financial terms in the prior affiliation agreements. These less favorable financial terms would have resulted in an approximate reduction of 3% of Starz Channels' revenue for both the three and nine months ended September 30, 2012, respectively, on a pro-forma basis had the extended agreements been in effect on January 1, 2012. Each of these agreements provide for contractually agreed upon increases in the amounts Starz, LLC receives on an annual basis beginning on the first anniversary of the extensions. During the three months ended September 30, 2012, approximately 58% of the Starz Channels' revenue was generated by its three largest distributors, Comcast, DIRECTV, and Dish Network, each of which individually generated 10% or more of the Starz Channels' revenue for such period.

        Starz, LLC's operating results are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Revenue	$400	389	1,208	1,183
Operating expenses	(237)	(226)	(701)	(654)
SG&A expenses	(55)	(56)	(164)	(173)

Adjusted OIBDA	108	107	343	356
Stock-based compensation	(4)	(2)	(10)	(5)
Depreciation and amortization	(5)	(4)	(14)	(14)

Operating income	$99	101	319	337

        Starz, LLC's revenue increased $11 million or 2.8% and $25 million or 2.1% for the three and nine months ended September 30, 2012, respectively, as compared to the corresponding prior year periods. For the three months ended September 30, 2012, revenue increased for Starz Distribution and remained flat for both the Starz Channels' business and the Starz Animation business. Revenue for the nine months ended September 30, 2012 increased primarily as a result of increases in revenue from the Starz Distribution and Starz Channels' businesses which were partially offset by a decrease in revenue for the Starz Animation business. Starz Channels' revenue represented approximately 80% and 82% of Starz, LLC's total revenue for the three months ended September 30, 2012 and 2011, respectively, and approximately 80% of Starz, LLC's total revenue for each of the nine months ended September 30, 2012 and 2011. The following table sets forth Starz, LLC's total revenue by business unit:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Starz Channels	$317	318	961	950
Starz Distribution	75	62	224	208
Starz Animation	10	10	31	33
Eliminations	(2)	(1)	(8)	(8)

Total Revenue	$400	389	1,208	1,183

        Revenue from Starz Channels remained relatively flat and increased $11 million or 1.2% for the three and nine months ended September 30, 2012, respectively, as compared to the corresponding prior year period. Starz Channels' revenue remained relatively flat for the three months ended September 30, 2012 as an $8 million increase due to higher effective rates for the Starz Channels' services was offset by a $9 million decrease in volume. The Starz Channels' growth in revenue for the nine months ended September 30, 2012 resulted from a $28 million increase due to higher effective rates for the Starz

Channels' services which was partially offset by a $17 million decrease in volume. The decrease in volume for both the three month and nine months ended September 30, 2012 was due primarily to the non-renewal of the Netflix agreement which was partially offset by growth in the average number of subscriptions for the Starz Channels' services.

        The Starz and Encore channels are the primary drivers of Starz Channels' revenue. The following table sets forth information on Starz and Encore subscribers:

	September 30,
	2012	2011
	amounts in millions
Starz:
Fixed-rate subscriptions	12.6	9.0
Consignment subscriptions	8.2	10.0

Total Starz subscriptions	20.8	19.0

Encore:
Fixed-rate subscriptions	22.6	19.4
Consignment subscriptions	11.7	13.4

Total Encore subscriptions	34.3	32.8

        Starz Channels' average subscriptions increased 9.4% and 8.5% for the three and nine months ended September 30, 2012, respectively, compared to the corresponding prior year periods and Encore average subscriptions increased 4.1% and 2.8% for the three and nine months ended September 30, 2012, respectively, compared to the corresponding prior year periods. The impact on revenue due to subscription increases is affected by the relative percentages of increases under consignment agreements and fixed-rate agreements. In this regard, as of September 30, 2012, subscriptions under fixed-rate agreements were 35.2 million while subscriptions under consignment agreements were 19.9 million. As of September 30, 2011, subscriptions under fixed-rate affiliation agreements were 28.4 million while subscriptions under consignment agreements were 23.4 million. The increase in fixed-rate subscriptions includes 3.9 million of subscriptions for certain distributors which moved from consignment to fixed-rate agreements.

        Revenue from Starz Distribution increased $13 million or 21.0% and $16 million or 7.7% for the three and nine months ended September 30, 2012, respectively, as compared to the corresponding prior year periods. The increase for the three month period is primarily due to increased revenue from the Home Video and Digital Media businesses. The Home Video and Digital Media businesses were positively impacted during the third quarter of 2012 by the distribution of the AMC Network's original series "The Walking Dead." Revenue from Starz, LLC's original series "Spartacus" (primarily home video revenue) also contributed to Starz Distribution's increase in revenue during the third quarter of 2012. The increase for the nine months is primarily due to increased revenue from Worldwide Distribution and Digital Media businesses which was offset by a decrease in revenue from the Home Video business. The Digital Media business experienced an increase in revenue from films released under the distribution agreement with The Weinstein Company ("TWC") while the Home Video business experienced a decrease in revenue from TWC's films during the nine months ended September 30, 2012 as compared to the corresponding prior year period. Home Video revenue was positively impacted in 2011 by the release of TWC's "The King's Speech," which won four Academy Awards®, including Best Picture, Best Actor, Best Director and Best Original Screenplay.

        Operating expenses increased $11 million or 4.9% and $47 million or 7.2% during the three and nine months ended September 30, 2012, respectively, as compared to corresponding prior year periods. The increase for the three month period is primarily due to an increase in participation expense which is partially offset by a decrease in programming expense. The increase for the nine month period is due primarily to higher programming costs and participation expense.

        Programming expenses are Starz, LLC's primary operating expense and totaled approximately $165 million, $170 million, $505 million and $482 million for the three and nine months ended September 30, 2012 and 2011, respectively. Programming expenses decreased during the most recent three month period primarily due to lower box office results for films licensed under its output agreements, partially offset by an increase in expense related to its original programming. Programming expenses for the nine month period have increased in large part due to increased exhibitions of its original programming content and the higher production cost (which resulted in higher amortization) of its 2012 original series as compared to its 2011 series. We expect that programming costs related to original programming will continue to increase in the future as Starz, LLC continues to invest in original content. Participation expense represents amounts paid or due to participants under agreements it has whereby Starz Distribution distributes content in which a participant has an ownership interest in the content (e.g., TWC, AMC Networks, producers or writers of our original programming, etc.). The increase in participation expense for both the three and nine months ended September 30, 2012 as compared to the corresponding prior year periods is due to an increase in Starz Distribution revenue and a higher gross margin in 2012 on films distributed for TWC which was primarily the result of higher advertising and marketing costs in 2011 as described below.

        Starz, LLC's SG&A expenses decreased by $1 million or 1.8% and $9 million or 5.2% for the three and nine months ended September 30, 2012, respectively, as compared to the corresponding prior year periods. The decrease in SG&A expenses for the three and nine month periods was due primarily to a decrease in advertising and marketing for Starz Distribution. Advertising and marketing for Starz Distribution was higher in 2011 primarily as a result of the home video release of "The King's Speech." Advertising and marketing for Starz Channels was relatively flat for the three and nine months ended September 30, 2012 as compared to the corresponding prior year periods. However, we expect that advertising expenses related to original programming will increase in future periods as Starz, LLC continues to invest in original content.

        Starz, LLC's Adjusted OIBDA increased $1 million or 0.9% and decreased $13 million or 3.7% for the three and nine months ended September 30, 2012, as compared to the corresponding prior year periods. The primary reason for the decrease in Adjusted OIBDA during the nine month period was an increase in the number of exhibitions and an increase in programming amortization resulting from increased production costs associated with its 2012 original series.

        ANLBC.    The three and nine months ended September 30, 2012 showed improved results in all aspects as compared to the corresponding prior year periods. During the three months ended September 30, 2012 the Braves had slightly higher revenue due to greater attendance and a slightly higher price per ticket. Revenue contributed to the increase in Adjusted OIBDA as compared to the corresponding prior year periods as well as an overall decrease in player compensation. Player compensation is down due to the movement of certain players in the off season and those costs being recognized in the fourth quarter of 2011. Additionally, there was a reduction in amortization which resulted in an incremental improvement to ANLBC's operating loss, as compared to the prior year periods, due to certain intangible assets becoming fully amortized throughout 2011.

        TruePosition.    The dramatic reduction in Revenue, Adjusted OIBDA and Operating Income during the nine months ended September 30, 2012 was a direct result of a significant recognition of deferred revenue and deferred costs during the nine months ended September 30, 2011. TruePosition recognized approximately $538 million of deferred revenue and $167 million of associated deferred costs during the three months ended March 31, 2011. In the first quarter of 2011 TruePosition amended and extended its agreement with AT&T under which TruePosition sells hardware, licenses software and provides ongoing technical and software support to AT&T which are used in the provision of E-911 services domestically. Under the relevant accounting guidance a material modification requires that elements under the agreement that meet the separation criteria that have been delivered be recognized as of the modification date. The revenue and associated costs had been deferred under the previous accounting guidance as Vendor Specific Objective Evidence for undelivered items (specified upgrades committed to in November of 2006) did not exist. Additionally, as discussed in Liberty Media's most recent Annual Report on Form 10-K, TruePosition is out of contract with one of its large customers and has experienced no business activity with this customer for the nine months ended September 30, 2012. While TruePosition continues to have ongoing discussions with this customer, with regards to a new contract, it is uncertain as to when, if any, business activity with this customer will materialize in the current year. If a new agreement cannot be negotiated we anticipate that TruePosition's Revenue, Adjusted OIBDA and Operating Income will be significantly adversely impacted for the year ended December 31, 2012.

Results of Operations—Consolidated—December 31, 2011, 2010 and 2009

        General.    We provide in the tables below information regarding our Consolidated Operating Results and Other Income and Expense, as well as information regarding the contribution to those items from our reportable segments . The "corporate and other" category consists of those assets or businesses which do not qualify as a separate reportable segment. For a more detailed discussion and analysis of the financial results of our principal reporting segments, see "Results of Operations—Businesses" below.

  Consolidated Operating Results

	December 31,
	2011	2010	2009
	amounts in millions
Revenue
Starz, LLC	$1,615	1,626	1,540
ANLBC	208	203	206
TruePosition	1,138	143	32
Corporate and other	63	78	75

	$3,024	2,050	1,853

Adjusted OIBDA
Starz, LLC	449	343	283
ANLBC	(6)	6	8
TruePosition	634	(3)	(77)
Corporate and other	(17)	(22)	(15)

	$1,060	324	199

Operating Income (Loss)
Starz, LLC	424	281	222
ANLBC	(39)	(47)	(40)
TruePosition	632	34	(84)
Corporate and other	(60)	(73)	(89)

	$957	195	9

        Revenue.    Our consolidated revenue increased $974 million and $197 million for the years ended December 31, 2011 and 2010, as compared to the corresponding prior year periods. The current year increase was primarily due to a one time recognition of previously deferred revenue from two separate contracts at TruePosition which aggregated $1,029 million. The prior year increase was due to increases in home video and channels for Starz and timing of revenue recognition at TruePosition. See Results of Operations—Businesses below for a more complete discussion of the results of operations of certain of our significant subsidiaries.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less operating expenses and SG&A expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 20 to the accompanying consolidated financial statements for a reconciliation of Adjusted OIBDA to Earnings (loss) from continuing operations before income taxes.

        Consolidated Adjusted OIBDA increased $736 million and $125 million for the years ended December 31, 2011 and 2010, as compared to the corresponding prior year periods. The current year increase was primarily driven by the one time recognition of previously deferred revenues and costs at TruePosition which accounted for $620 million of the increase in 2011. The prior year increase is primarily due to improved results for Starz, LLC and timing of recognition of certain deferred revenue and costs at TruePosition. See Results of Operations—Businesses below for a more complete discussion of the results of operations of certain of our significant subsidiaries.

        Stock-based compensation.    Stock-based compensation includes compensation related to (1) options and SARs for shares of our common stock that are granted to certain of our officers and employees, (2) PSARs granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants.

        We recorded $32 million, $83 million and $81 million of stock compensation expense for the years ended December 31, 2011, 2010 and 2009, respectively. The decrease in stock compensation expense in 2011 relates primarily to our liability classified awards due to a less significant increase in our stock prices in 2011 as compared to the prior period and a decreased number of stock options granted during 2011. As of December 31, 2011, the total unrecognized compensation cost related to unvested Liberty equity awards was approximately $68 million. Such amount will be recognized in our consolidated statements of operations over a weighted average period of approximately 2.2 years.

        Operating income.    Our consolidated operating income increased $762 million and $186 million for the years ended December 31, 2011 and 2010 as compared to the corresponding prior year periods. The increases are primarily the result of increases for TruePosition and the improved results for Starz, LLC, as described above.

  Other Income and Expense

        Components of Other Income (Expense) are presented in the table below.

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Other income (expense):
Interest expense	$(21)	(65)	(132)
Dividend and interest income	79	88	117
Share of earnings (losses) of affiliates	49	(64)	(44)
Realized and unrealized gains (losses) on financial instruments, net	68	260	(34)
Gains (losses) on dispositions, net	(10)	36	242
Other, net	5	10	12

	$170	265	161

        Interest expense.    Interest expense decreased $44 million and $67 million for the years ended December 31, 2011 and 2010, as compared to the corresponding prior year periods. The overall decreases in interest expense related to a lower average debt balance throughout the periods, as compared to the corresponding prior year periods. The lower average debt balance is primarily due to the changes in attribution of certain parent debt to Liberty Interactive's Interactive Group prior to the Split-Off.

        Dividend and interest income.    Interest income decreased in 2011 and 2010 primarily due to lower interest rates and a reduction in our interest bearing investment balances.

        Share of earnings (losses) of affiliates.    The following table presents our share of earnings (losses) of affiliates:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Sirius	$68	(41)	(28)
Live Nation	(34)	—	—
Other	15	(23)	(16)

	$49	(64)	(44)

        During June 2011, we acquired an additional 5.5 million shares of Live Nation, which increased Liberty's ownership percentage above 20% of the outstanding voting shares. Due to a presumption that an entity with an ownership percentage greater than 20% has significant influence absent other factors to rebut that presumption, we are accounting for the investment as an equity method affiliate. We have elected to record its share of earnings (loss) for Live Nation on a three-month lag due to timeliness considerations. Increases in ownership which result in a change to the equity method of accounting generally require retroactive recognition of an investment's share of earnings (loss) in prior periods. Due to the relative insignificance of our share of losses for Live Nation in previous periods, both quantitatively and qualitatively, we have recorded such amounts in 2011. Approximately $12 million of the losses recorded for the year ended December 31, 2011 relate to the prior year.

        Realized and unrealized gains (losses) on financial instruments.    Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31, 2011
	2011	2010	2009
	amounts in millions
Non-strategic Securities(1)	$254	669	1,076
Borrowed shares(1)	(104)	(254)	(301)

Net change in Non-strategic Securities(1)	150	415	775

Exchangeable senior debentures(2)	(85)	(111)	(670)
Equity collars	—	(2)	(101)
Other derivatives	3	(42)	(38)

	$68	260	(34)

(1)
Based on the nature of the borrowed share accounting, as described in note 9 in the accompanying financial statements, gains and (losses) on borrowed shares completely offset the gains and (losses) on the same Non-strategic Securities owned by the Company. During the current year we settled all borrowed share arrangements through the release of those shares, held as collateral, to the counterparty.

(2)
Prior to the Split-Off, all the Exchangeable Senior Debentures were transferred to Liberty Interactive through reattributions in the current or prior years.

        Gains (losses) on dispositions.    Gains on dispositions primarily related to gains associated with the repayment of certain Sirius debt securities in the prior years.

        Income taxes.    Our effective tax rate for the year ended December 31, 2011 is 28%. During the years ended December 31, 2010 and December 31, 2009 we recognized net income tax benefits of $558 million and $170 million, respectively. Our effective tax rate for all three years were impacted for the following reasons:

  •
  During the fourth quarter of 2011, we recognized previously unrecognized tax benefits of $104 million as we reached an agreement with the IRS with respect to all disputed items reported on our 2010 income tax return.

  •
  During the fourth quarter of 2010, we recognized a net federal tax benefit of $211 million as we reached an agreement with the IRS with respect to the settlement of derivative contracts reported on our 2009 income tax return. Also during the fourth quarter of 2010, we recognized a deferred tax benefit of $462 million from the sale of certain consolidated subsidiaries (this item was settled as part of the agreement reached with the IRS during the fourth quarter of 2011).

  •
  In 2009, due to the completion of audits with taxing authorities, we recognized previously unrecognized tax benefits of $201 million.

        Net earnings.    We had net earnings of $808 million, $1,018 million and $6,204 million for the years ended December 31, 2011, 2010 and 2009, respectively. The change in net earnings was the result of the above-described fluctuations in our revenue, expenses and other gains and losses. The significant variance in 2009 is due to a gain that was recognized related to the split-off of Liberty Interactive's former subsidiary, Liberty Entertainment, Inc., that is included in discontinued operations.

Liquidity and Capital Resources

        As of September 30, 2012, substantially all of our cash and cash equivalents were invested in U.S. Treasury securities, other government securities or government guaranteed funds, AAA rated money market funds and other highly rated financial and corporate debt instruments.

        Liberty Media does not have a debt rating as, subsequent to the Split-Off, it has no public debt outstanding.

        The following are potential sources of liquidity: available cash balances, cash generated by the operating activities of our subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt (including availability under the Starz Credit Facility prior to the Spin-Off) and equity issuances, and dividend and interest receipts.

        As of September 30, 2012 we had a cash balance of $1,169 million along with additional sources of liquidity of $1,479 million of Non-strategic AFS securities and $995 million of availability under the Starz Credit Facility. To the extent we recognize any taxable gains from the sale of assets, we may incur tax expense and be required to make tax payments, thereby reducing any cash proceeds.

	Nine months ended September 30,		Years ended December 31,
	2012	2011	2012	2011	2010
	amounts in millions
Cash Flow Information
Net cash provided (used) by operating activities	$228	316	276	121	360
Net cash provided (used) by investing activities	$(133)	(205)	(274)	(484)	1,290
Net cash provided (used) by financing activities	$(996)	(264)	(22)	(1,498)	202

        Our primary uses of cash during the years ended December 31, 2011, 2010 and 2009 were additional investments in cost and equity method investees ($350 million, $405 million and $726 million, respectively), the reattribution of cash to Liberty Interactive ($264 million, $807 million and zero, respectively), repurchases of common stock ($465 million, $754 million and $18 million, respectively) and debt repayments ($59 million, $1,047 million and $2,144 million, respectively). These uses of cash were funded by cash provided by operating activities, net sales of short term investments, repayments of loans by cost and equity method investees, proceeds from the settlement of financial instruments, debt borrowings and cash on hand. Our operating businesses have provided, on average, approximately $250 million in annual operating cash flow over the prior three years, and we do not anticipate any significant reductions in that amount, absent the proposed Spin-Off (see discussion below).

        Our primary uses of cash during the nine months ended September 30, 2012 were $1,253 million in debt repayments, which was repaid using restricted cash and cash proceeds from the sale of investments, $1,423 million for additional investments in available-for-sale and equity method investees and $242 million for repurchases of Series A Liberty Capital common stock. These uses of cash were funded by cash provided by operating activities, borrowings of debt, sales of short term marketable securities and other securities and cash on hand.

        The projected uses of our cash are the investment in existing or new businesses and the potential buyback of common stock under approved share buyback programs. Between the end of the most recent quarter and October 31, 2012 we acquired approximately 191,500 shares, for $20 million, of Series A Liberty Capital common stock. We may be required to make net payments of income tax liabilities to settle items under discussion with tax authorities.

        As previously discussed, Liberty Media's Board of Directors has authorized the Spin-Off, prior to which, if completed, Starz, LLC will distribute to Liberty Media approximately $1.8 billion of cash, $400 million of which was already distributed to Liberty Media during the three months ended September 30, 2012 (and $200 million of which was distributed thereafter). Additionally, the entirety of Liberty Media's outstanding debt balances will remain with Starz, LLC in the Spin-Off. As discussed above our operating businesses have provided, on average, approximately $250 million in annual operating cash flow over the prior three years which was primarily provided by Starz, LLC. Therefore, we expect that Spinco on a standalone basis, in its current form, would not have any significant annual operating cash flow. We believe the cash on hand and liquidity of Non-Strategic AFS securities at Spinco, upon the completion of the Spin-Off, will be sufficient to meet the anticipated obligations (which are minimal as the majority of the financial obligations of Liberty Media will remain with Starz, LLC) in the near term and the longer-term. We believe that, upon the completion of the Spin-Off, the primary use of cash for Spinco will be the investment in existing or new businesses and the potential buyback of common stock, if a share buyback program is approved.

  Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        Starz has entered into agreements with a number of motion picture producers which obligate Starz to pay fees (Programming Fees) for the rights to exhibit certain films that are released by these producers. In March 2010, Starz entered into a new, exclusive long-term licensing agreement for theatrically released films from the Disney studios through 2015, which provides Starz with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from DreamWorks Studios and Miramax Films will not be licensed to us under the new agreement. In addition, we are obligated to pay programming fees for all qualifying films that are released theatrically in the United States by Sony's Columbia Pictures, Screen Gems and Sony Pictures Classics through 2016, subject to certain limitations. Films are generally available to Starz for exhibition 8-12 months after their theatrical release. The Programming Fees to be paid by Starz are based on the quantity and the domestic theatrical exhibition receipts of qualifying films.

        The unpaid balance of Programming Fees for films that were available for exhibition by Starz at December 31, 2011, is reflected as a liability in the accompanying combined balance sheet. The balance due as of December 31, 2011, is payable as follows: $64 million in 2012 and $2 million in 2013.

        Under the above output agreements, Starz is also obligated to pay fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by Starz until some future date. These amounts have not been accrued at December 31, 2011. In addition, Starz has agreed to pay Sony Pictures Entertainment ("Sony") (i) a total of $142.5 million in three additional equal annual installments through 2014, and (ii) a total of $120 million in three equal annual installments beginning in 2015 for a new output agreement. Starz's estimate of amounts payable under these agreements is as follows: $443 million in 2012; $129 million in 2013; $73 million in 2014; $59 million in 2015; $51 million in 2016 and $59 million thereafter.

        Starz is also obligated to pay fees for films that have not been released in theatres. Starz is unable to estimate the amounts to be paid under these output agreements for films that have not yet been released in theatres; however, such amounts are expected to be significant.

        Our company guarantees Starz's obligations under certain of its studio output agreements. At December 31, 2011, our guarantees for obligations for films released by such date aggregated $511 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz has recognized the liability for a portion of its obligations under the output agreements. As this represents a direct commitment of Starz, a wholly-owned subsidiary of our company, we have not recorded a separate indirect liability for its guarantee of these obligations.

        The Atlanta Braves have entered into long-term employment contracts with certain of their players and coaches whereby such individuals' compensation is guaranteed. Amounts due under guaranteed contracts as of December 31, 2011 aggregated $107 million, which is payable as follows: $61 million in 2012, $20 million in 2013, $13 million in 2014, $13 million in 2015. In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations is summarized below.

	Payments due by period
	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
	amounts in millions
Consolidated contractual obligations
Long-term debt(1)	$1,295	754	59	465	17
Interest payments(2)	69	16	28	25	—
Programming Fees(3)	814	443	202	110	59
Operating lease obligations	69	12	23	16	18
Employment agreements	107	61	33	13	—
Purchase orders and other obligations	536	431	60	25	20

Total consolidated	$2,890	1,717	405	654	114

(1)
Amounts are stated at the face amount at maturity of our debt instruments and capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt.

(2)
Amounts (i) are based on our outstanding debt at December 31, 2011, (ii) assume the interest rates on our variable rate debt remain constant at the December 31, 2011 rates and (iii) assume that our existing debt is repaid at maturity.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

Recent Accounting Pronouncements

        In September 2009, the Financial Accounting Standards Boards amended the Accounting Standards Codification (ASC) as summarized in Accounting Standards Update (ASU) 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements, and ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. As summarized in ASU 2009-14, ASC Topic 985 has been amended to remove from the scope of industry specific revenue accounting guidance for software and software related transactions, tangible products containing software components and non-software components that function together to deliver the product's essential functionality. As summarized in ASU 2009-13, ASC Topic 605 has been amended (1) to provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and the consideration allocated; (2) to require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of selling price; and (3) to eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The accounting changes summarized in ASU 2009-14 and ASU 2009-13 are effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. Adoption may either be on a prospective basis or by retrospective application.

        We adopted the revenue guidance on a prospective basis as of January 1, 2011. There was no financial statement impact on that date as a result of the adoption of the new accounting guidance. In the first quarter of 2011 TruePosition, a consolidated subsidiary of our company, entered into an amended contract with AT&T (one of TruePosition's largest customers) that materially changed the terms of the existing contract. The transition provisions of the new accounting guidance require that when a contract is materially modified it is subject to the new accounting requirements. This resulted in our company recognizing revenue for all the delivered elements meeting the separation criteria, previously deferred under the previous accounting guidance. TruePosition recognized approximately $538 million of revenue and $167 million of deferred cost associated with the delivered elements as of the modification date. Previously, TruePosition did not have Vendor Specific Objective Evidence for the undelivered specified upgrade, which changed the timing of revenue recognition for the entire arrangement. Under the new guidance TruePosition utilized the estimated selling price to determine what portion of the overall consideration to allocate to the delivered and undelivered elements.

        In September 2011, the Financial Accounting Standards Boards amended the ASC as summarized in ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. As summarized in ASU 2011-08, ASC Topic 350 has been amended to simplify how entities test goodwill for impairment by permitting entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. Previously, under ASC Topic 350 an entity would be required to test goodwill, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, then, if the carrying amount was greater than the fair value of the reporting unit, step two of the test would be required to determine whether an impairment was necessary. In evaluating goodwill on a qualitative basis we reviewed the business performance of each reporting unit and evaluated other relevant factors as identified in ASU 2011-08 to determine whether it was more likely than not that an indicated impairment existed for any of our reporting units. As part of the analysis we also considered fair value determinations for certain reporting units that had been made at various points throughout the year for other purposes. We do not believe the outcome of performing a qualitative analysis versus performing a step one test had any financial statement impact.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Non-Financial Instruments.    Our non-financial instrument valuations are primarily comprised of our annual assessment of the recoverability of our goodwill and other nonamortizable intangibles, such as trademarks and our evaluation of the recoverability of our other long-lived assets upon certain triggering events. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in our estimation techniques, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        As of December 31, 2011, the intangible assets not subject to amortization for each of our significant reporting units was as follows (amounts in millions):

	Goodwill	Other	Total
Starz, LLC	$132	—	132
ANLBC	180	143	323
TruePosition	20	—	20

Consolidated	$332	143	475

        We perform our annual assessment of the recoverability of our goodwill and other nonamortizable intangible assets as of December 31, except for ANLBC which is evaluated as of October 31. As discussed above, in the Recent Accounting Pronouncements, we adopted the recent accounting guidance relating to annual assessments of recoverability of goodwill and we utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary.

        Carrying Value of Investments.    We periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our combined statement of operations. Other than temporary declines in fair value of our cost investments are recognized on a separate line in our combined statement of operations, and other than temporary declines in fair value of our equity method investments are included in share of losses of affiliates in our combined statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are other than temporary are the length of time that the fair value of the investment is below our carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded cost and equity investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our non-public cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our combined statement of operations in the period in which they occur to the extent such decreases are deemed to be other than temporary. Subsequent increases in fair value will be recognized in our combined statement of operations only upon our ultimate disposition of the investment.

        Program Rights.    Programming costs are our most significant individual operating cost. Program rights for films and television programs exhibited by Starz Channels are generally amortized on a film-by-film basis over the anticipated number of exhibitions. We estimate the number of exhibitions based on the number of exhibitions allowed in the agreement and the expected usage of the content. Our company generally has rights to two separate windows (typically a 16 to 18 month period under the first window and a 12 to 13 month period for the second window) under our pay-television output agreements. For films with multiple windows, the license fee is allocated between the first and second window based upon the proportionate estimated value of each window. Our company has allocated a substantial portion of the programming costs to the first window as first-run content is believed to have greater appeal to subscribers when it is newer and therefore deemed to have greater value to us in acquiring and retaining subscribers. Certain other program rights are amortized to expense using the straight-line method over the respective lives of the agreements.

        Additionally, our company allocates programming costs associated with its original productions between the pay television window and the ancillary revenue markets (e.g. home video, digital platforms, international television, etc.) based on the estimated relative fair values of these markets. Costs allocated to the pay television window are amortized to expense over the anticipated number of exhibitions for each original production while costs associated with the ancillary revenue markets are amortized to expense based on the proportion that current revenue from the original productions bears to an estimate of the remaining unrecognized revenue (ultimate revenue). Estimates of fair value for the pay television and ancillary markets involve uncertainty as well as estimates of ultimate revenue.

        Changes in management's estimate of the anticipated exhibitions of films, television programs and original productions on our company's networks and the estimate of ultimate revenue could result in the earlier recognition of our programming costs than anticipated. Conversely, scheduled exhibitions may not capture the appropriate usage of the program rights in current periods which could lead to the write-off of additional program rights in future periods and have a significant impact on our future results of operations and our financial position.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Results of Operations—Businesses

        Starz, LLC.    Starz provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world. Starz is managed by and organized around the following business units: Starz Channels, Home Video, Digital Media, Television, Animation and Theatrical.

        A large portion of Starz's revenue is derived from the delivery of movies and original programming content to consumers through the Starz Channels' distribution partners. Some of Starz's affiliation agreements with its distribution partners provide for payments to Starz based on the number of subscribers that receive the Starz Channels' services consignment agreements. Starz also has fixed-rate affiliation agreements with certain of its distribution partners. Pursuant to these agreements, the distribution partners pay an agreed-upon rate regardless of the number of subscribers. The agreed-upon rate may be increased annually to the extent the contract provides for an increase. The affiliation agreements have various terms ranging from rolling month to month extensions with certain distributors to agreements which last through 2018. During the year ended December 31, 2011, approximately 56% of the Starz Channels' revenue was generated by its three largest customers, Comcast, DIRECTV and Dish Network, each of which individually generated 10% or more of the Starz Channels' revenue for such period.

        Starz's operating results were as follows:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Revenue	$1,615	1,626	1,540
Operating expenses	(928)	(981)	(906)
SG&A expenses	(238)	(302)	(351)

Adjusted OIBDA	449	343	283
Stock-based compensation	(7)	(39)	(35)
Depreciation and amortization	(18)	(23)	(26)

Operating income	$424	281	222

        Starz's revenue decreased $11 million or 0.7% and increased $86 million or 5.6% for the years ended December 31, 2011 and 2010, respectively, as compared to the corresponding prior year. Revenue for the year ended December 31, 2011 decreased primarily as a result of the decision to shut down the theatrical production and distribution operations in 2010 and a decrease in revenue from Animation due to the sale of a portion of the Animation business. Such decreases were partially offset by an increase in revenue from Starz Channels and Home Video. Revenue for the year ended December 31, 2010 increased primarily as a result of increases in Home Video and Starz Channels which were partially offset by a decrease in Theatrical due to the decision to shut down the theatrical production and distribution operations in 2010. Starz Channels' revenue represented 78.6%, 75.3% and 77.2% and Home Video revenue represented 15.0%, 14.0% and 11.0% of Starz's total revenue for the years ended December 31, 2011, 2010 and 2009, respectively.

        Revenue from Starz Channels increased $46 million or 3.7% and $35 million or 3.0% for the years ended December 31, 2011 and 2010, respectively. The Starz Channels' growth in revenue for the year ended December 31, 2011 resulted from a $21 million increase due to higher effective rates for the Starz Channels' services and a $25 million increase due to growth in the average number of subscriptions for the Starz Channels' services. The Starz Channels' growth in revenue for the year ended December 31, 2010 resulted from a $16 million increase due to higher effective rates for the Starz Channels' services and a $19 million increase due to growth in the average number of subscriptions.

        The Starz and Encore channels are the primary drivers of Starz's revenue. Starz average subscriptions increased 8.8% in 2011 and were relatively flat in 2010 and Encore average subscriptions increased 4.0% in 2011 and 1.2% in 2010. The impact on revenue due to subscription increases is affected by the relative percentages of increases under consignment agreements and fixed-rate agreements. In this regard, as of December 31, 2011, subscriptions under fixed-rate agreements were 29.0 million while subscriptions under consignment agreements were 23.8 million. As of December 31, 2010, subscriptions under fixed-rate affiliation agreements were 28.1 million while subscriptions under consignment agreements were 22.9 million. The increase in consignment subscribers during the year ended December 31, 2011 was negatively impacted by the lack of opportunity for us to participate in cooperative marketing campaigns with certain of our distribution partners.

        Revenue from Home Video increased $15 million or 6.6% and $58 million or 35.4% for the years ended December 31, 2011 and 2010, respectively. Revenue from Home Video was positively impacted in both 2011 and 2010 by our original programming (primarily Spartacus). In addition, in January 2011, Starz entered into a distribution agreement with The Weinstein Company LLC (TWC) for the distribution by the Home Video and Digital Media business units of certain of TWC's theatrical releases. This distribution agreement also had a positive impact on revenue in 2011 and the number of films released by Overture Films on home video positively impacted 2010.

        Operating expenses decreased by $53 million in 2011 and increased $75 million in 2010. Approximately $38 million of such 2011 decrease was the result of lower production and acquisition costs, lower home video costs and no theatrical releases in the current year. The increase in 2010 was primarily due to an increase in production and acquisition costs. Such increase was largely impacted by changes we made in our ultimate revenue estimates, which resulted in impairments of $47 million in 2010. Programming expenses are Starz's primary operating expense and totaled approximately $651 million, $648 million and $642 million for the years ended December 31, 2011, 2010 and 2009, respectively. We expect that programming costs related to original programming will continue to increase in the future as Starz continues to invest in original content.

        Starz's SG&A expenses decreased by $64 million and $49 million for the years ended December 31, 2011 and 2010 as compared to the corresponding prior years. The primary driver in decreased SG&A expenses as compared to the prior years was decreased advertising, marketing and overhead costs due to the decision made to exit the theatrical film business. This decrease was partially offset by increased advertising expenses related to original programming content and increased personnel costs associated with the Starz Channels' business. We expect that advertising expenses related to original programming will continue to increase in future periods as we continue to invest in original content.

        Starz's Adjusted OIBDA increased $106 million and $60 million for the years ended December 31, 2011 and 2010 as compared to the corresponding prior years. The increase in Adjusted OIBDA was a combination of improved results by the Starz Channels' business and the decision made to exit the theatrical film business in the prior year. As discussed above, the elimination of theatrical film releases resulted in less revenue which was more than offset by no spending in the current year on advertising and marketing associated with the theatrical exhibition of such productions, lower production and acquisition costs and lower home video costs.

        ANLBC, Inc.    ANLBC's business is primarily driven by the results of the Atlanta Braves Major League Baseball team. Attendance, viewership, partnerships with sponsors and player talent are significant factors in the overall financial success of the organization. For the year ended December 31, 2011 the baseball club increased revenues by $5 million or 2.5% as compared to the prior year, due to slightly greater fan attendance and an increase in overall broadcasting revenues. ANLBC's adjusted OIBDA was impacted primarily by player salaries. The most significant increase came during the fourth quarter as the Braves traded one of their pitchers to another baseball club and agreed to pay a portion of that player's 2012 guaranteed salary in the trade. This will free up additional salary in 2012 to be utilized in the acquisition of additional player talent. This one transaction had the impact of swinging adjusted OIBDA from earnings to a loss in the current year.

        TruePosition, Inc.    TruePostion provides equipment and service for locating mobile phones and other wireless devices enabling wireless carriers, application providers and other enterprises to provide E-911 services domestically and other location based services to mobile users. The increase of $995 million in revenue for TruePosition is related to the non-recurring one-time recognition of previously deferred revenue under two separate contracts. As discussed in the Recent Accounting

Pronouncements section TruePosition recognized $538 million of deferred revenue associated with their AT&T contract due to a material modification of the contract in the first quarter of 2011. Additionally, in the fourth quarter of 2011 all the remaining obligations were satisfied under the T-Mobile contract as the contract expired and the maintenance period associated with the contract lapsed. Therefore, TruePosition recognized another $491 million of deferred revenue in the fourth quarter of 2011. TruePosition had deferred costs associated with these contracts as well that were recorded in the first and fourth quarters of 2011 for $167 million and $242 million, respectively. These one-time accounting anomalies explain the 2011 increases in TruePosition's Adjusted OIBDA and Operating Income. In 2010, TruePosition began recognizing revenue under the AT&T contract due to the delivery of the final specified upgrade required under that contract. The recognition of the revenue under the previous guidance was to amortize the deferred amounts over the remainder of the period which requires the delivery of additional services (the maintenance period). In 2010 TruePosition recognized deferred revenue and costs of $117 million and $40 million, respectively. We expect that future revenue will trend at approximately $100 million if certain contracts can be successfully negotiated in the current year.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include investments in fixed and floating rate debt instruments and borrowings used to maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this best protects us from interest rate risk. We have achieved this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity, (ii) issuing variable rate debt with appropriate maturities and interest rates and (iii) entering into interest rate swap arrangements when we deem appropriate. As of September 30, 2012, our debt is comprised of the following amounts:

Variable rate debt		Fixed rate debt
Principal amount	Weighted avg interest rate	Principal amount	Weighted avg interest rate
dollar amounts in millions
$5	2.0%	$536	5.0%

        We are exposed to changes in stock prices primarily as a result of our significant holdings in publicly traded securities. We continually monitor changes in stock markets, in general, and changes in the stock prices of our holdings, specifically. We believe that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. We periodically use equity collars and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models and other appropriate methods.

        At September 30, 2012, the fair value of our AFS equity securities was $1,774 million. Had the market price of such securities been 10% lower at September 30, 2012, the aggregate value of such securities would have been $177 million lower. Additionally, our stock in SIRIUS XM and Live Nation (two of our equity method affiliates) are publicly traded securities which are not reflected at fair value in our balance sheet. These securities are also subject to market risk that is not directly reflected in our statement of operations and had the market price of such securities been 10% lower at September 30, 2012 the aggregate value of such securities would have been $860 million lower.

 DESCRIPTION OF OUR BUSINESS

Overview

        Spinco is currently a wholly owned subsidiary of Liberty Media. Prior to the Spin-Off, Liberty Media will effect the internal restructuring, following which the businesses and ownership interests described below will be held by us. Following the Spin-Off, we will be primarily engaged in the media, communications and entertainment industries through our ownership of interests in subsidiaries and other companies. Our principal businesses and assets will include our consolidated subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., our equity affiliates Sirius XM Radio Inc. and Live Nation Entertainment, Inc. and minority investments in public companies such as Barnes & Noble, Inc., Time Warner Inc., Time Warner Cable, Inc., Viacom Inc. and Sprint Nextel Corporation.

        Based on pro forma information, the percentage of revenue, total assets and total liabilities of Liberty Media, as of September 30, 2012, December 31, 2011 and December 31, 2010, attributable to the businesses and liabilities that will (i) be transferred to Spinco in connection with the Spin-Off and (ii) remain with Starz are as follows:

	Revenue	Total Assets	Total Liabilities
September 30, 2012
Spinco	21%	73%	58%
Starz	79%	27%	42%
December 31, 2011
Spinco	47%	67%	60%
Starz	53%	33%	40%
December 31, 2010
Spinco	21%	83%	94%
Starz	79%	17%	6%

        The following description of our consolidated subsidiaries and equity affiliates assumes that the internal restructuring has been completed.

Atlanta National League Baseball Club, Inc.

        Atlanta National League Baseball Club, Inc., or ANLBC, a wholly owned subsidiary, owns and operates the Atlanta Braves Major League Baseball (MLB) franchise and five minor league baseball clubs (the Gwinnett Braves, the Mississippi Braves, the Rome Braves, the Danville Braves and the GCL Braves). Turner Field, which is leased from the City of Atlanta and Fulton County Recreation Authority, is the home stadium of the Atlanta Braves. Turner Field is located just outside the downtown area of Atlanta and offers a range of activities and eateries for fans, from interactive gaming and family-themed areas to social gathering places such as the Braves Chop House. ANLBC also operates a baseball academy in the Dominican Republic and leases a baseball facility from a third party in connection with its academy

        With respect to the Braves MLB franchise, ANLBC derives revenue from both local and national sources. Locally, ANLBC receives revenue from the sale of tickets for games played at Turner Field, as well as from in-stadium advertising, game-day sales of concessions and other goods and services in and around Turner Field. ANLBC also derives substantial revenue from the sale of broadcasting rights to the Atlanta Braves baseball games. ANLBC has long-term local broadcasting agreements with Superstation, Inc., a subsidiary of Turner Broadcasting, Inc., Turner Regional Entertainment Network, Inc. and Sportsouth Network, Ltd. Nationally, ANLBC participates in the revenues generated from the national broadcasting and radio arrangements negotiated by MLB on behalf of the 30 baseball clubs with ESPN, Turner Broadcasting, Inc., Fox Sports and Sirius (the National Broadcast Rights).

Under the MLB rules, the Commissioner of Major League Baseball (the Commissioner) has the authority, acting as the agent on behalf of all of the MLB Clubs, to enter into and administer all contracts for the sale of National Broadcast Rights.

        As the owner of a MLB franchise, ANLBC must comply with rules promulgated by the MLB Commissioner and MLB's constitution and bylaws. Each franchise is required to share locally derived revenue with the other MLB franchises and their owners through MLB's revenue sharing plan. Under the MLB rules, each MLB franchise participates in the MLB Central Fund, which acts as a conduit of centrally derived revenue (primarily from National Broadcast Rights, national sponsorships and licensing deals, and the MLB All Star Game) to the clubs, and funds certain expenses (such as contributions to the MLB Players Benefit Plan, administrative and operational expenses of the Commissioner's office, a reserve fund for the Commissioner's office, and administrative expenses of the Central Fund) on behalf of the MLB Clubs. Each MLB Club's share of the Central Fund, following certain adjustments which are made under the MLB revenue share arrangements, are paid to each MLB Club by the end of each year, unless otherwise determined by the Commissioner. Also under the MLB rules, each MLB franchise is required to participate in and contribute to certain profit sharing initiatives, such as MLB Advanced Media L.P., MLB's interactive media and internet company which runs MLB's official website and all of the MLB teams' websites.

TruePosition, Inc.

        TruePosition is a wholly owned subsidiary that develops and markets technology for locating wireless phones and other wireless devices enabling wireless carriers, application providers and other enterprises to provide E-911 services domestically and other location-based services to mobile users both domestically and worldwide. "E-911" or "Enhanced 911" refers to an FCC mandate requiring wireless carriers to implement wireless location capability. AT&T began deploying TruePosition's technology in late 2002, and T-Mobile USA began deploying such technology in 2003. Both wireless carriers have deployed TruePosition's technology for E-911 and selected other services. AT&T is TruePosition's largest customer by a significant margin, and T-Mobile USA is no longer under contract, having ceased using TruePosition's services at the end of 2011. In addition, as of September 30, 2012, nine smaller wireless carriers and government agencies had deployed or are deploying TruePosition's technology.

        TruePosition earns revenue from the sale of hardware and licensing of software required to generate location records for wireless phones and other wireless devices on a cellular network and from the design, installation, testing and commissioning of such hardware and software. In addition, TruePosition earns software maintenance revenue through the provision of ongoing technical and software support. TruePosition has contractual rights to earn additional revenue from its deployed product base if its customers use such deployed equipment to provide commercial services. However, to date, TruePosition has not earned any significant revenue from other location-based services.

        TruePosition's location system is a passive network overlay system designed to enable mobile wireless service providers to determine the location of all network wireless devices, including cellular and PCS telephones. Using its patented uplink time difference of arrival (U-TDOA) and angle of arrival (AOA) technology, TruePosition's location system calculates the latitude and longitude of a designated wireless telephone or transmitter and forwards the information in real time to application software. TruePosition's offerings cover major wireless air interfaces including Time Division Multiple Access (TDMA), Advanced Mobile Phone System (AMPS), Code Division Multiple Access (CDMA), Global System Mobile (GSM) and Universal Mobile Telecommunications System (UMTS).

 Sirius XM Radio Inc.

        Sirius XM Radio Inc. broadcasts its music, sports, entertainment, comedy, talk, news, traffic and weather channels in the United States on a subscription fee basis through its two proprietary satellite radio systems. Subscribers can also receive certain of its music and other channels over the Internet, including through applications for mobile devices.

        As of September 30, 2012, Sirius had approximately 23.4 million subscribers of which approximately 19 million were self-pay subscribers and approximately 4.3 million were paid promotional subscribers. Sirius' subscriber totals include subscribers under its regular pricing plans; discounted pricing plans; subscribers that have prepaid, including payments either made or due from automakers for subscriptions included in the sale or lease price of a vehicle; activated radios in daily rental fleet vehicles; certain subscribers to Sirius' Internet services; and certain subscribers to its Backseat TV, data, traffic, and weather services.

        Sirius' primary source of revenue is subscription fees, with most of its customers subscribing on an annual, semi-annual, quarterly or monthly basis. Sirius offers discounts for prepaid and long-term subscription plans as well as discounts for multiple subscriptions on each platform. Sirius also derives revenue from activation and other fees, the sale of advertising on select non-music channels, the direct sale of satellite radios and accessories, and other ancillary services, such as weather, traffic, data and Backseat TV services.

        Sirius' satellite radios are primarily distributed through automakers (OEMs); retail locations nationwide; and through its website. Sirius has agreements with every major automaker to offer satellite radios in their vehicles. Satellite radio services are also offered to customers of certain rental car companies.

  Programming

        Sirius offers a dynamic programming lineup of commercial-free music, sports, entertainment, talk, news, traffic and weather. The channel line-ups for its services vary in certain respects and are available at siriusxm.com.

        Sirius' subscription packages allow most listeners to enhance its standard programming lineup. The "XM Premier" package offers subscribers the Howard Stern channels, Martha Stewart Living Radio, SiriusXM NFL Radio, SiriusXM NASCAR Radio, Playboy Radio, Spice Radio and play-by-play NFL games and college sports programming. The "Sirius Premier" package offers subscribers Oprah Radio, Opie and Anthony, SiriusXM Public Radio, MLB Network Radio, NHL Home Ice, SiriusXM PGA Radio, Sirius Fantasy Sports Radio and select play-by-play of NBA and NHL games and college sports programming. Subscribers with a la carte-capable radios may customize the programming they receive through a la carte subscription packages. Sirius also offers family friendly, "mostly music" and "mostly sports, news and talk" packages.

        In October 2011, Sirius launched an expanded channel lineup, including new music, sports and comedy channels as well as SiriusXM Latino, a suite of Latin channels. These channels, available online and over certain new radios, are the first phase of SiriusXM 2.0, an upgrade and evolution of its satellite and Internet delivered service that will ultimately span hardware, software, audio, and data services.

        Sirius makes changes to its programming lineup from time to time as it strives to attract new subscribers and offer content which appeals to a broad range of audiences and to its existing subscribers.

  Music Programming

        Sirius offers an extensive selection of music genres, ranging from rock, pop and hip-hop to country, dance, jazz, Latin and classical. Within each genre it offers a range of formats, styles and recordings.

        All of Sirius' original music channels are broadcast commercial free. Certain of its music channels are programmed by third parties and air commercials. Sirius' channels are produced, programmed and hosted by a team of experts in their fields, and each channel is operated as an individual radio station, with a distinct format and branding. Sirius also provides special features, such as the Artist Confidential series which provides interviews and performances from some of the biggest names in music, and an array of "pop up" channels featuring the music of particular artists.

  Sports Programming

        Live play-by-play sports is an important part of Sirius programming strategy. Sirius is the Official Satellite Radio Partner of the National Football League (NFL), Major League Baseball (MLB), NASCAR, National Basketball Association (NBA), National Hockey League (NHL) and PGA TOUR, and broadcasts most major college sports, including NCAA Division I football and basketball games. Soccer coverage includes matches from the Barclays Premier League. Sirius also airs FIS Alpine Skiing, FIFA World Cup events and horse racing.

        Sirius offers many exclusive talk channels and programs such as MLB Network Radio, SiriusXM NASCAR Radio, SiriusXM NFL Radio and Chris "Mad Dog" Russo's Mad Dog Unleashed on Mad Dog Radio, as well as two ESPN channels, ESPN Radio and ESPN Xtra. Simulcasts of select ESPN television shows, including SportsCenter, can be found on ESPN Xtra.

  Talk and Entertainment Programming

        Sirius offers a multitude of talk and entertainment channels for a variety of audiences. Its diverse spectrum of talk programming is a significant differentiator from terrestrial radio and other audio entertainment providers. Sirius' talk radio offerings feature dozens of popular talk personalities, many creating radio shows that air exclusively on its services, including Howard Stern, Oprah Winfrey, Martha Stewart, Dr. Laura Schlessinger, Opie and Anthony, Bob Edwards, Senator Bill Bradley and doctors from the NYU Langone Medical Center. Its comedy channels present a range of humor such as Jamie Foxx's The Foxxhole, Laugh USA, Blue Collar Comedy and Raw Dog Comedy. Other talk and entertainment channels include SiriusXM Book Radio, Kids Place Live and Radio Disney, as well as OutQ, Road Dog Trucking and Playboy Radio. Its religious programming includes The Catholic Channel, which is programmed with the Archdiocese of New York, EWTN, a Global Catholic Radio Network, and Family Talk.

  News and Information Programming

        Sirius offers a wide range of national, international and financial news, including news from BBC World Service News, Bloomberg Radio, CNBC, CNN, FOX News, HLN, MSNBC, NPR and World Radio Network. It also airs a range of political call-in talk shows on a variety of channels including its exclusive channel, POTUS. Sirius offers continuous, local traffic reports for 22 metropolitan markets throughout the United States.

  Distribution of Radios

        Automakers.    Sirius' primary means of distributing satellite radios is through the sale and lease of new vehicles. Sirius has agreements with every major automaker to offer satellite radios in their vehicles and satellite radios are available as a factory or dealer-installed option in substantially all vehicle makes sold in the United States. Many automakers include a subscription to Sirius' radio service in the sale or lease price of their vehicles. In many cases, Sirius receives subscription payments from automakers in advance of the activation of its service. Sirius shares with certain automakers a portion of the revenues it derives from subscribers using vehicles equipped to receive its service. Sirius also reimburses various automakers for certain costs associated with the satellite radios installed in their vehicles, including in certain cases hardware costs, tooling expenses and promotional and advertising expenses.

        Previously Owned Vehicles.    Sirius expects to acquire an increasing number of subscribers through the sale and lease of previously owned vehicles with factory-installed satellite radios. Sirius has entered into agreements with many automakers to market subscriptions to purchasers and lessees of vehicles which include satellite radios sold through their certified pre-owned programs. In addition, Sirius works directly with many franchise and independent dealers on similar programs for non-certified vehicles. Sirius has developed systems and methods to identify purchasers and lessees of previously owned vehicles which include satellite radios and have established marketing plans to promote its services to these potential subscribers.

        Retail.    Sirius sells satellite and Internet radios directly to consumers through its website. Satellite and Internet radios are also marketed and distributed through major national and regional retailers. Sirius develops in-store merchandising materials and provides sales force training for several retailers.

  Sirius' Satellite Radio Systems

        Sirius' satellite radio systems are designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. Subscribers can receive Sirius' transmissions in all outdoor locations in the continental U.S. where the satellite radio has an unobstructed line-of-sight with one of its satellites or is within range of one of its terrestrial repeaters. Sirius continually monitors its infrastructure and regularly evaluates improvements in technology.

        The FCC has allocated the portion of the S-band located between 2320 MHz and 2345 MHz exclusively for satellite radio. Each of Sirius' services uses 12.5 MHz of this bandwidth to transmit its respective signals. Uplink transmissions (from the ground to its satellites) use 12.5 MHz of bandwidth in the 7060-7072.5 MHz band.

        Sirius' satellite radio systems have three principal components: satellites, terrestrial repeaters and other satellite facilities; studios; and radios.

  Satellites, Terrestrial Repeaters and Other Satellite Facilities

        Satellites.    Sirius currently owns a fleet of nine orbiting satellites. Sirius has invested in more technologically advanced satellites and satellite deployment to provide for improved coverage, increased redundancy and more efficient use of its spectrum. Space Systems/Loral has constructed another satellite, FM-6, for use in Sirius' system. Sirius expects to launch this satellite on a Proton rocket in the first half of 2013. Sirius uses four of its orbiting satellites in the Sirius system. These satellites, FM-1, FM-2, FM-3 and FM-5, are of the Loral FS-1300 model series. Its FM-1, FM-2 and FM-3 satellites travel in a geosynchronous orbit. Its FM-5 satellite is deployed in a geostationary orbit. Sirius owns five orbiting satellites for use in the XM system which operate in a geostationary orbit. Four of these satellites were manufactured by Boeing Satellite Systems International and one was manufactured by Space Systems/Loral.

        Satellite Insurance.    Sirius holds in-orbit insurance for its FM-5 and XM-5 satellites. These policies provide coverage for a total, constructive total or partial loss of the satellites that occurs during the first five in-orbit years. Sirius also has negotiated launch and in-orbit insurance for its FM-6 satellite. This insurance provides coverage for a total, constructive total or partial loss of the FM-6 that occurs from launch through the end of the first annual in-orbit period. The insurance does not cover the full cost of constructing, launching and insuring new satellites, nor will it protect Sirius from the adverse effect on business operations due to the loss of a satellite. The policies contain standard commercial satellite insurance provisions, including coverage exclusions. Sirius uses launch and in-orbit insurance to mitigate the potential financial impact of satellite fleet launch and in-orbit failures unless the premium costs are considered to be uneconomical relative to the risk of satellite failure.

        Terrestrial Repeaters.    In some areas with high concentrations of tall buildings, such as urban centers, signals from Sirius' satellites may be blocked and reception of satellite signals can be adversely affected. In many of these areas, Sirius has deployed terrestrial repeaters to supplement satellite coverage. Sirius operates over 140 terrestrial repeaters in the Sirius system and over 560 terrestrial repeaters in the XM system.

        Other Satellite Facilities.    Sirius controls and communicates with its satellites from facilities in North America and maintains earth stations in Panama and Ecuador to control and communicate with several of its Sirius satellites. Its satellites are monitored, tracked and controlled by a third party satellite operator.

  Studios

        Sirius' programming originates principally from studios in New York City and Washington, D.C., and, to a lesser extent, from smaller studio facilities in Cleveland, Los Angeles, Memphis, Nashville and Orlando. Its New York City offices house its corporate headquarters. Both its New York City and Washington D.C. offices house facilities for programming origination, programming personnel and facilities to transmit programming.

  Radios

        Sirius designs, establishes specifications for, sources or specifies parts and components for, and manages various aspects of the logistics and production of satellite and Internet radios. Sirius does not manufacture radios. Sirius has authorized manufacturers and distributors to produce and distribute radios, and has licensed its technology to various electronics manufacturers to develop, manufacture and distribute radios under certain brands. Sirius purchases radios from independent manufacturers that are distributed through Sirius' website. To facilitate the sale of radios, Sirius may subsidize a portion of the radio manufacturing costs to reduce the hardware price to consumers.

        Radios are manufactured in four principal configurations: in-dash radios, Dock & Play radios, home or commercial units and portable or wearable radios.

  •
  In-dash satellite radios are integrated into vehicles and allow the user to listen to satellite radio with the push of a button. Aftermarket in-dash radios are available at retailers nationally, and to automakers for factory or dealer installation.

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  Dock & Play satellite radios enable subscribers to transport their radios easily to and from their cars, trucks, homes, offices, boats or other locations with available adapter kits. Dock & Play radios adapt to existing audio systems through FM modulation or direct audio connection and can be easily installed. Audio systems and boom boxes, which enable subscribers to use their radios virtually anywhere, are available for various models. The Stratus 6, Starmate 5 and Starmate 8 Dock & Play radios also support a la carte channel selection.

  •
  Radios that provide Sirius' satellite or Internet service to home and commercial audio systems.

  •
  Portable or wearable radios offer live satellite or Internet radio and recorded satellite, MP3 or WMA content "on the go".

        Sirius has introduced an interoperable radio called MiRGE. This radio has a unified control interface allowing for easy switching between Sirius' two satellite radio networks. Sirius also offers the

XM SkyDock, which connects to an Apple iPhone and iPod touch and provides live XM satellite radio using the control capability of the iPhone or iPod touch. In 2011, Sirius introduced Edge, a Dock & Play radio capable of receiving its SiriusXM 2.0 expanded channel lineup, including SiriusXM Latino, and Lynx, a portable radio with SiriusXM 2.0 satellite and Internet radio capability and features.

  Internet Radio

        Sirius streams music channels and select non-music channels over the Internet. Its Internet service also includes channels and features that are not available on its satellite service. Access to certain Internet services is offered to subscribers for a fee. Sirius has available products that provide access to its Internet services without the need for a personal computer. Sirius also offers applications to allow consumers to access its Internet services on certain smartphones and tablet computers. Subscribers to its Internet services are not included in its subscriber count, unless the service is purchased separately and not as part of a satellite radio subscription.

  Canada

        Sirius also has an equity interest in the satellite radio services offered in Canada through Sirius Canada. In June 2011, Canadian Satellite Radio Holdings Inc. (CSR), the parent company of XM Canada, and Sirius Canada completed a transaction to combine their operations. Following this merger, Sirius owns approximately 38.0% of the equity of CSR, which operates as Sirius Canada.

  Other Services

        Commercial Accounts.    Sirius' music services are also available for commercial establishments. Commercial accounts are available through providers of in-store entertainment solutions and directly from Sirius. Certain commercial subscribers are included in its subscriber count.

        Satellite Television Service.    Certain of Sirius' music channels are offered as part of certain programming packages on the DISH Network satellite television service. Subscribers to the DISH Network satellite television service are not included in its subscriber count.

        Sirius offers Backseat TV, a service offering television content designed primarily for children in the backseat of vehicles. Backseat TV is available as a factory-installed option in select Chrysler, Dodge and Jeep models, and at retail for aftermarket installation. Sirius offers Travel Link, a suite of data services that includes graphical weather, fuel prices, sports schedules and scores, and movie listings. It also offers services that provide graphic information as to road closings, traffic flow and incident data to consumers with compatible in-vehicle navigation systems. Sirius offer several real-time weather services designed for improving situational awareness in vehicle, marine and/or aviation use. Subscribers to these services are not included in Sirius' subscriber count, unless the applicable service is purchased by the subscriber separately and not as part of a radio subscription to Sirius' services.

  Terms of Investment in Sirius

        At December 19, 2012, we beneficially owned 3,248,666,978 shares of Sirius common stock, which represented approximately 49.5% of the issued and outstanding shares as of December 1, 2012. Our Sirius securities include (i) 6,250,100 shares of Sirius Series B-1 preferred stock (each share being convertible into 206.9581409 shares of common stock, subject to anti-dilution adjustments), which represents all of the outstanding shares of such stock, and (ii) $11 million aggregate principal amount of Sirius 7% Exchangeable Senior Subordinated Notes due 2012 (convertible into 5,866,666 shares of Sirius common stock, subject to anti-dilution adjustments).

        Our Series B-1 preferred stock votes with the common stock, on an as-converted basis, on all matters voted on by the holders of the common stock other than the election of directors. The preferred stock entitles us to elect directors (of whom one must qualify as an independent director) to the 13 member Sirius board of directors. The number of directors we are entitled to elect depends upon our ownership of Series B-1 preferred stock. Currently, five of the 13 members of Sirius' board of directors are persons elected by us. Because of our conversion on September 17, 2012 of 6,249,900 shares of Series B-1 preferred stock, at the next meeting of Sirius' stockholders for the election of directors we will be entitled, by virtue of our ownership of Series B-1 preferred stock, to elect three members of Sirius' 13-member board of directors. Were we to convert additional shares of Series B-1 preferred stock, our entitlement to elect members of Sirius' board of directors may be reduced. Were we to own fewer than 1,000,000 shares of Series B-1 preferred stock, we will not be entitled to elect directors by virtue of our ownership of Series B-1 preferred stock. So long as there are more than 6,250,000 shares of Series B-1 preferred stock outstanding, the consent of the holders of a majority of the outstanding shares of the Series B-1 preferred stock is required before Sirius may take certain corporate actions, including, among other things, issuing shares of capital stock or any options, rights or warrants, effecting a merger or combination, a sale of all or substantially all assets, or a liquidation dissolution or winding up, acquiring or disposing of assets with a value in excess of $10 million, incurring debt in excess of $10 million (other than to refinance existing debt) amending its charter or bylaws in a manner that would adversely affect the powers, rights or preferences of the holders of the Series B-1 preferred stock, or changing the size of the board of directors of Sirius.

        Pursuant to an investment agreement with Sirius, we have been approved as an interested stockholder and exempted from the restrictions on business combinations set forth in Section 203 of the Delaware General Corporation Law (DGCL), and Sirius is prohibited from adopting a rights plan in a manner that would materially and adversely affect our ability to acquire or dispose of Sirius equity securities.

        On August 17, 2012, Liberty Media filed with the FCC an application for FCC consent to the transfer of de jure control of Sirius. Consistent with our previous public statements, we presently intend to acquire beneficial ownership of additional shares of Sirius common stock such that our beneficial ownership represents over 50% of Sirius' outstanding shares and, subject to receipt of FCC approval, seek to assert control over Sirius. By doing so, we believe we can enhance the value of our interest in Sirius for the benefit of our stockholders by, among other things, pursuing a transaction with or involving Sirius or our interest in Sirius. No assurance can be given, however, that the FCC will consent to our acquisition of de jure control of Sirius. The FCC has issued a public notice establishing a pleading cycle for the submission of any comments on, or petitions to deny, the application. During this period, the FCC received a single opposition filing concerning the application. Despite the lack of substantial public opposition, approval of Liberty Media's application remains subject to the FCC's review. Given the lack of public opposition, Liberty Media believes that the FCC may make its determination during the first quarter of 2013 or before. However, the FCC is not obligated to act by a specific date, and no assurance can be given as to the timing of a decision by the FCC. See "Risk Factors—Our acquisition of voting control of Sirius remains subject to FCC approval."

Live Nation Entertainment, Inc.

        Live Nation is considered the largest live entertainment company in the world and seeks to innovate and enhance the live entertainment experience for artists and fans: before, during and after the show. In 2011 and 2010, Live Nation operated in five segments: Concerts, Ticketing, Artist Nation, eCommerce and Sponsorship. Beginning in 2012, Live Nation no longer presents eCommerce as a reportable segment and has changed the name of its Sponsorship segment to Sponsorship & Advertising. These changes were made to be consistent with how the four key components of Live Nation's business are now being managed. Live Nation now includes the business previously reported in the eCommerce segment within the Ticketing and Sponsorship & Advertising segments. However, for purposes of the description of Live Nation's business below, we have included descriptions of Live

Nation's segments as of December 31, 2011, as they are the most fulsome descriptions available in Live Nation's public filings.

  Operating Segments

        Concerts.    The Concerts segment principally involves the global promotion of live music events in Live Nation's owned and/or operated venues and in rented third-party venues, the operation and management of music venues and the production of music festivals across the world. During 2011, the Concerts business generated approximately $3.5 billion, or 65.1%, of Live Nation's total revenue. Live Nation promoted over 22,000 live music events in 2011, including artists such as U2, Lady Gaga, Roger Waters, Prince, Shakira and Jay-Z, and through festivals such as Rock Werchter, Reading and T in the Park. While the Concerts segment operates year-round, Live Nation experiences higher revenue during the second and third quarters due to the seasonal nature of shows at Live Nation's outdoor amphitheaters and festivals, which primarily occur May through September.

        As a promoter, Live Nation earns revenue primarily from the sale of tickets and pays artists under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each event, Live Nation either uses a venue it owns and/or operates, or rents a third-party venue. Revenue is generally related to the number of events, volume of ticket sales and ticket prices. Event costs such as artist and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

        As a venue operator, Live Nation generates revenue primarily from the sale of concessions, parking, premium seating, rental income, venue sponsorships and ticket rebates or service charges earned on tickets sold through its internal ticketing operations or by third parties under ticketing agreements. In its amphitheaters, the sale of concessions is outsourced and Live Nation receives a share of the net revenue from the concessionaire which is recorded in revenue with no significant direct operating expenses associated with it. Revenue generated from venue operations typically have a higher margin than promotion revenue and therefore typically have a more direct relationship to operating income.

        As a festival operator, Live Nation typically books artists, secures festival sites, provides for third-party production services, sells tickets and advertises events to attract fans. Live Nation also arranges for third-parties to provide operational services as needed such as concessions, merchandising and security. Live Nation earns revenue from the sale of tickets and typically pays artists a fixed guaranteed amount. It also earns revenue from the sale of concessions, camping fees, festival sponsorships and ticket rebates or service charges earned on tickets sold. For each event, Live Nation either uses a festival site it owns or rents a third-party festival site. Revenue is generally related to the number of events, volume of ticket sales and ticket prices. Event costs such as artist and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in festival promotion revenue do not typically result in comparable changes to operating income.

        Ticketing.    The Ticketing segment is primarily an agency business that sells tickets for events on behalf of Live Nation's clients and retains a convenience charge and order processing fee for its services. Live Nation sells tickets for its events and also for third-party clients across multiple live event categories, providing ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Live Nation sells tickets through a combination of websites, ticket outlets and call center services. During the year ended December 31, 2011, 78%, 15% and 7% of primary tickets were sold through these channels, respectively. During 2011, the Ticketing segment generated approximately $1.2 billion, or 22.1% of Live Nation's total revenue, which excludes the face value of tickets sold. Through all of its ticketing services, Live Nation sold over 141 million tickets in 2011 and sold an additional 135 million tickets through its venue clients' box offices. Live Nation's ticketing sales are impacted by fluctuations in the availability of events for sale to the public, which may vary depending upon event scheduling by its clients.

        Live Nation generally enters into written agreements with individual clients to provide primary ticketing services for specified multi-year periods, typically ranging from three to five years. Pursuant to these agreements, clients generally communicate what tickets will be available for sale, when such tickets will go on sale to the public and what the ticket face price will be. Agreements with venue clients generally grant Live Nation the right to sell tickets for all events presented at the relevant venue for which tickets are made available to the general public. Agreements with promoter clients generally grant Live Nation the right to sell tickets for all events presented by a given promoter at any venue, unless that venue is already covered by an existing exclusive agreement with Live Nation's ticketing business or another ticketing service provider. Where Live Nation has exclusive contracts, clients may not utilize, authorize or promote the services of third-party ticketing companies or technologies while under contract with Live Nation. While it generally has the right to sell a substantial portion of its clients' tickets, venue and promoter clients often sell and distribute group sales and season tickets in-house. In addition, under many written agreements between promoters and Live Nation's clients, the client often allocates certain tickets for artist, promoter, agent and venue use and does not make those tickets available for sale by Live Nation. It also generally allows clients to make a certain limited number of tickets available for sale through fan clubs, or other similar arrangements, from which Live Nation generally derives no revenue unless selected by the club to facilitate the sales. As a result, Live Nation does not sell all of its clients' tickets and the amount of tickets that it sells varies from client to client and from event to event, and varies as to any single client from year to year.

        Live Nation currently offers ticket resale services through TicketsNow (in the United States and Canada), its TicketExchange service (in the United States, Europe and Canada) and GET ME IN! (in the United Kingdom). Through TicketsNow and GET ME IN!, Live Nation enters into listing agreements with ticket resellers to post ticket inventory for sale at a purchase price equal to a ticket resale price determined by the ticket reseller plus an amount equal to a percentage of the ticket resale price and a pre-determined service fee. Live Nation remits the reseller-determined ticket resale price to the ticket resellers and retains the remainder of the purchase price. While Live Nation does not generally acquire tickets for sale on its own behalf, it may do so from time to time on a limited basis. In addition to enabling premium primary ticket sales, the TicketExchange service allows consumers to resell and purchase tickets online for certain events that were initially sold for Live Nation's venue clients who elect to participate in the TicketExchange service. Sellers and buyers each pay a fee that has been negotiated with the relevant client, a portion of which is shared with the client.

        Artist Nation.    The Artist Nation segment primarily provides management services to music recording artists in exchange for a commission on the earnings of these artists. The Artist Nation segment also sells merchandise associated with musical artists at live performances, to retailers and directly to consumers via the internet and provides other services to artists. During 2011, the Artist Nation business generated approximately $393 million, or 7.3%, of Live Nation's total revenue. Revenue earned from the Artist Nation segment is impacted to a large degree by the touring schedules of the artists Live Nation represents. Generally, Live Nation experiences higher revenue during the second and third quarters as the period from May through September tends to be a popular time for touring events.

        eCommerce.    The eCommerce segment manages Live Nation's online activities including enhancements to its websites, bundling product offerings and online advertising at its websites. Through its websites, Live Nation sells tickets to its own events as well as tickets for its ticketing clients and disseminates event and related merchandise information online. This segment records a fee per ticket that is paid to it by the Ticketing segment on every ticket sold online via www.livenation.com and www.ticketmaster.com both domestically and internationally. During 2011, the eCommerce business generated approximately $144 million, or 2.7%, of Live Nation's total revenue.

        Sponsorship.    The Sponsorship segment employs a sales force that creates and maintains relationships with sponsors, through a combination of strategic, international, national and local opportunities for businesses to reach customers through Live Nation's concert, venue, artist relationship and ticketing assets. Live Nation works with its corporate clients to help create marketing programs that drive their businesses. During 2011, the Sponsorship business generated approximately $180 million, or 3.3%, of Live Nation's total revenue.

        Live Nation believes that it has a unique opportunity to connect the music fan to corporate sponsors and therefore seek to optimize this relationship through strategic sponsorship programs. Live Nation continues to also pursue the sale of national and local sponsorships, both domestically and internationally, and placement of advertising, including signage, online advertising and promotional programs. Many of its venues have venue naming rights sponsorship programs. Live Nation believes national and international sponsorships allow it to maximize its network of venues and to arrange multi-venue branding opportunities for advertisers. Live Nation's sponsorship programs include companies such as Starwood, Vodafone, Anheuser Busch, Citi®, American Express and Hertz (each of the preceding brands is a registered trademark of the sponsor). Live Nation's local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories.

  Terms of Live Nation Investment

        At December 19, 2012, we beneficially owned approximately 48.7 million shares of Live Nation common stock, which represented approximately 25.5% of the issued and outstanding shares as of October 31, 2012.

        Under a stockholders agreement with Live Nation, we have the right to nominate two directors (one of whom must qualify as an independent director) to the Live Nation board of directors, currently comprised of 12 directors, for so long as our ownership interest provides us with not less than 5% of the total voting power of Live Nation's equity securities. We also have the right to cause one of our nominees to serve on the audit committee and the compensation committee of the board, provided they meet the independence and other qualifications for membership on those committees.

        We have agreed under the stockholders agreement not to acquire beneficial ownership of Live Nation equity securities that would result in our having in excess of 35% of the voting power of Live Nation's equity securities. That percentage is subject to decrease for specified transfers of our Live Nation stock. We have been exempted from the restrictions on business combinations set forth in Section 203 of the DGCL, and Live Nation has agreed in the stockholders agreement not to take certain actions that would materially and adversely affect our ability to acquire Live Nation securities up to the voting percentage referred to above.

Barnes & Noble, Inc.

        Barnes & Noble, Inc., one of the nation's largest booksellers, is a leading content, commerce and technology company providing customers easy and convenient access to books, magazines, newspapers and other content across its multi-channel distribution platform. As of April 28, 2012, Barnes & Noble operated 1,338 bookstores in 50 states, including 647 bookstores on college campuses, operates one of the internet's largest eCommerce sites and develops digital content products and software. Given the dynamic nature of the book industry, the challenges faced by traditional booksellers, and the robust innovation pipeline fueling new opportunities in hardware, software and content creation and delivery, Barnes & Noble is utilizing the strength of its retail footprint to bolster its leadership and fuel sales growth across multiple channels.

        Of the 1,338 bookstores, 691 operate primarily under the Barnes & Noble Booksellers trade name. Barnes & Noble College Booksellers, LLC (B&N College), a wholly-owned subsidiary of

Barnes & Noble, operates 647 college bookstores at colleges and universities across the United States. Barnes & Noble Retail (B&N Retail) operates the 691 retail bookstores. Retail also includes Barnes & Noble's eCommerce site and Sterling Publishing Co., Inc. (Sterling or Sterling Publishing), a leader in general trade book publishing. The NOOK segment represents Barnes & Noble's digital business, including the development and support of Barnes & Noble's NOOK product offerings. The digital business includes digital content such as eBooks, digital newsstand, apps and sales of NOOK® devices and accessories to third-party distribution partners, B&N Retail and B&N College. Barnes & Noble employed approximately 35,000 full and part-time employees as of April 28, 2012.

        Barnes & Noble's principal business is the sale of trade books (generally hardcover and paperback consumer titles), mass market paperbacks (such as mystery, romance, science fiction and other popular fiction), children's books, eBooks and other digital content, NOOK® (references to NOOK® include the Company's NOOK 1st Edition™, NOOK Wi-Fi 1st Edition™, NOOK Color™, NOOK Simple Touch™, NOOK Tablet™ and NOOK Simple Touch with GlowLight™ eBook Reader devices) and related accessories, bargain books, magazines, gifts, café products and services, educational toys & games, music and movies direct to customers through its bookstores or on barnesandnoble.com. On September 30, 2009, Barnes & Noble completed the acquisition of Barnes & Noble College Booksellers, Inc. from Leonard Riggio and Louise Riggio pursuant to a Stock Purchase Agreement dated as of August 7, 2009 among Barnes & Noble and the sellers. The acquisition of B&N College has allowed Barnes & Noble to expand into sales of textbooks and course-related materials, emblematic apparel and gifts, trade books, school and dorm supplies, and convenience and café items on college and university campuses. In the fiscal year ended April 30, 2011, B&N College began offering a textbook rental option to its customers, and expanded its electronic textbooks and other course materials through a proprietary digital platform (NOOK Study™). B&N College offers its customers a full suite of textbook options—new, used, digital and rental. Barnes & Noble previously licensed the "Barnes & Noble" trade name from B&N College under certain agreements. The acquisition gave Barnes & Noble exclusive ownership of its trade name.

        To address dynamic changes in the book selling industry, Barnes & Noble has been transforming its business from a store-based model to a multi-channel model centered on its retail stores, Internet and digital commerce. Barnes & Noble is currently the only enterprise to offer readers the option of store visits, eCommerce, and digital delivery of books to Barnes & Noble-branded devices or other devices of their choosing.

        Barnes & Noble's strategy is to:

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  continue to invest in the digital business to fuel NOOK and content sales;

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  use its infrastructure to deliver digital content to customers wirelessly and online;

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  utilize the strong Barnes & Noble brand and retail footprint to attract customers to its multi-channel platform; and

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  expand its distribution channels through strategic partnerships with world-class hardware and software companies and retail partners.

        Barnes & Noble has a multi-channel marketing strategy that deploys various merchandising programs and promotional activities to drive traffic to both its stores and website. At the center of this program is Barnes & Noble's website, barnesandnoble.com.

  Agreement With Microsoft

        On April 27, 2012, Barnes & Noble entered into an investment agreement among Barnes & Noble, Morrison Investment Holdings, Inc. (Morrison), and Microsoft Corporation (Microsoft), which investment was completed on October 4, 2012. Pursuant to the investment agreement, Barnes & Noble formed a Delaware limited liability company (NewCo), and transfered to NewCo Barnes & Noble's digital device, digital content and college bookstore businesses and NewCo sold to Morrison, and Morrison purchased, 300 million convertible preferred membership interests in NewCo for an aggregate purchase price of $300.0 million. Concurrently with its entry into this agreement, Barnes & Noble also entered into a commercial agreement with Microsoft, pursuant to which, among other things, NewCo will develop and distribute a Windows 8 application for e-reading and digital content purchases, and an intellectual property license and settlement agreement with Microsoft and Microsoft Licensing GP.

        As part of the partnership with Microsoft described above, Barnes & Noble, through NewCo, plans to launch the NOOK® digital bookstore in 10 countries within 12 months, putting NOOK.com websites onto the screens of tens of millions of Windows users. Once the NOOK digital bookstore is launched, customers in these countries will have access to one of the world's largest marketplaces of digital copyright content and reading technologies, enabling them to buy and consume books, magazines and other forms of content on the world's best mobile platforms, including Windows™, iOSTM, and AndroidTM. Barnes & Noble is also exploring opportunities to give consumers outside of the U.S. access to its award-winning NOOK portfolio of reading products through potential distribution partnerships yet to be announced. While there can be no assurances, Barnes & Noble intends to have one or more distribution agreements in place to sell NOOK® devices in certain countries outside the U.S. prior to the 2012 holiday season.

  Terms of Barnes & Noble Investment

        At December 19, 2012, we beneficially owned 204,000 shares of Barnes & Noble Series J preferred stock, each share of which is convertible into 58.8235 shares of Barnes & Noble common stock, subject to anti-dilution adjustments (an aggregate 12,000,000 shares) and thus owned approximately 16.7% of the issued and outstanding shares as of that date, on an as-converted basis. The Series J preferred stock votes with the common stock on an "as converted" basis, subject to certain limitations. For so long as we hold at least 127,500 shares, we have the right to designate two directors to the board of directors (which reduces to one director if we own less than 127,500 but at least 76,500 Series J shares).

        Under an investment agreement with Barnes & Noble, there are restrictions on our ability to transfer our Barnes & Noble stock prior to February 18, 2013. For so long as we own at least 102,000 shares of the Series J Preferred Stock, we have the right to participate in certain new issuances of equity securities by Barnes & Noble to maintain our interest in that company, and we have veto rights over certain corporate actions. Those veto rights cover, among other things, certain spinoffs and split-offs, certain merger and other business combination transactions, fundamental changes to the business of Barnes & Noble, certain related party transactions and any amendment to the rights plan of Barnes & Noble that would adversely affect our rights under the Series J preferred stock.

Other Minority Investments

        We also own a portfolio of minority equity investments in publicly traded media companies, including CenturyLink, Inc. (NYSE: CTL), Crown Media Holdings, Inc. (Nasdaq: CRWN); Sprint Nextel Corporation (NYSE: S), Time Warner Cable Inc. (NYSE: TWC), Time Warner Inc. (NYSE: TWX) and Viacom Inc. (Nasdaq: VIA). These are assets that were acquired mostly in tax-efficient transactions and are currently held as non-core assets. From time to time we enter into swaps and other derivatives to monetize these investments and mitigate balance sheet risk. We intend to continue to monetize these investments, which may include further derivative and structured transactions as well as public and private sales.

Geographic Areas

        We do nearly all our business domestically, so a discussion regarding financial information about geographic areas is not considered necessary.

Regulatory Matters

  Satellite Digital Audio Radio Services

        Sirius operates satellite systems and must comply with the FCC's regulations regarding satellite licensing, the prevention of interference and other matters. For example, Sirius must apply for renewal of its satellite licenses prior to the expiration of the current license terms. Sirius also must obtain FCC equipment certifications for certain satellite radios. As a result of the 2008 merger transaction between Sirius Satellite Radio Inc. and XM Satellite Radio Holdings, Inc., Sirius must implement voluntary commitments regarding matters such as a la carte programming and channel set asides for independently-owned entities. Other aspects of Sirius' operations, such as the export of satellite radio system components and technical data, are subject to U.S. export licensing requirements.

        Sirius must obtain any necessary music performance rights from the rights holders. The rights generally are controlled by music performance rights organizations such as American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc., each with rights to the music of various artists. Sound recording rights holders are represented primarily by SoundExchange, which negotiates licenses, and collects and distributes royalties on behalf of record companies and performing artists. Pursuant to the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, Sirius may negotiate royalty arrangements with the sound recording copyright owners. If such negotiations are unsuccessful, the Copyright Royalty Board of the Library of Congress will establish the royalty rate.

  Internet Services

        To the extent that the businesses in which we have interests engage in the provision of goods and services over the Internet, such businesses must comply with federal and state laws and regulations applicable to online communications and commerce. For example, the Children's Online Privacy Protection Act prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. Various states also have adopted laws regulating certain aspects of Internet communications. In 2007, Congress enacted legislation extending the moratorium on state and local taxes on Internet access and commerce until 2014.

        Congress and individual states may consider additional online privacy legislation. Other Internet-related laws and regulations enacted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The future adoption of such laws or regulations may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

  Other Regulation

        We also have ownership interests in other entities, such as Sprint Nextel Corporation and Time Warner Cable Inc., which are extensively regulated. For example, Sprint Nextel and Time Warner Cable are subject not only to federal regulation but also to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory authorities.

  Proposed Changes in Regulation

        The regulation of Internet and satellite-based services is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

Competition

        ANLBC faces competition from many alternative forms of leisure entertainment. During the baseball season, ANLBC competes with other sporting and live events for game day attendance, which is integral to ANLBC's ticket, concession and souvenir sales revenue. The broadcasting of ANLBC's games, which is another significant source of revenue for ANLBC, competes against a multitude of other media options for viewers, including premium programming, home video, pay-per-view services, online activities, movies and other forms of news and information. In addition, ANLBC competes with the other Major League Baseball teams for a limited pool of player talent. Player talent contributes to ANLBC's winning record and league standings, which are critical components of ANLBC's competitiveness.

        TruePosition faces competition from Commscope, which provides a similar location-based product and service to TruePosition. More cell phones are being equipped with GPS chips which eventually could make the TruePosition product and service less relevant, although TruePosition's products work in areas where GPS is not available due to lack of connection to satellites.

        Sirius faces significant competition for both listeners and advertisers from traditional AM/FM radio, HD radio, internet radio and mobile media devices. Unlike satellite radio, traditional AM/FM radio has had a well-established demand for its services and generally offers free broadcasts paid for by commercial advertising rather than by a subscription fee. Many radio stations have begun broadcasting digital signals, which have sound quality similar to Sirius signals. Major media companies make near CD-quality digital streams available through the Internet for free or, in some cases, for a fraction of the cost of a satellite radio subscription. We believe that the principal competitive factors for Sirius are the quantity, quality, exclusivity and variety of the programming offered and the effectiveness of marketing efforts.

        Live Nation faces competition in the live music industry, in attracting touring artists to the venues it owns and operates, from ticketing services primarily through online channels but also through phone, outlet and box office channels, and in its artist management and sponsorships businesses. Competition in the live entertainment industry is intense. Live Nation believes that it competes primarily on the basis of its ability to deliver quality music products, sell tickets and provide enhanced fan and artist experiences. It believes that its primary strengths include the quality of service delivered to its artists, fans and corporate sponsors, its track record in promoting and producing live music events and tours both domestically and internationally, artist relationships, ticketing software and services, distribution platform (venues), the scope and effectiveness in its expertise of marketing and sponsorship programs and its financial stability.

        Barnes & Noble's divisions face strong competition. B&N Retail competes with other bookstores, including Books-A-Million and faces competition from many online businesses, notably Amazon.com and Apple. Increases in consumer spending via the Internet may significantly affect its ability to generate sales in B&N Retail stores. B&N Retail also faces competition from mass merchandisers, such as Costco, Target and Wal-Mart. Some of Barnes & Noble's competitors have greater financial and other resources and different business strategies than B&N Retail does. B&N Retail stores also compete with specialty retail stores that offer books in particular subject areas, independent store operators, variety discounters, drug stores, warehouse clubs, mail-order clubs and other retailers offering books, music, toys, games, gifts and other products in its market segments. The Barnes & Noble store experience is customized for its customer base, and considered by Barnes & Noble to be a differentiating factor. B&N College competes with educational institutions themselves as well as online textbook rental companies. In addition, publishers are increasing efforts to sell directly to students, and technology companies like Apple and Amazon are increasing their digital offerings to students. The eReader business, in particular, is highly competitive. NOOK competes primarily on price and device functionality. The importance of price varies depending on the competitor, with some of NOOK's competitors engaging in significant discounting and other promotional activities. NOOK competes primarily with other eReaders and smart tablets on functionality, consumer appeal, availability of digital content and price. NOOK competes with many online digital businesses, notably Amazon.com and Apple. Some of Barnes & Noble's competitors may have greater financial and other resources and different business strategies than those utilized for the NOOK.

Employees

        We currently have no corporate employees. We anticipate that, subsequent to the Spin-Off, all of Liberty Media's corporate employees and executive officers (not including the employees and officers of Liberty Media's subsidiaries) will instead become corporate employees and executive officers of Spinco, with certain of Spinco's executive officers continuing to serve in the same capacities at Starz. Spinco will provide Starz with certain transitional services pursuant to a services agreement (the services agreement), including the services of certain of Spinco's officers. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Services Agreements." As of December 31, 2011 (and assuming the internal restructuring had been effected on that date), Spinco's consolidated subsidiaries had an aggregate of approximately 1,200 full-time and part-time employees. None of these employees is represented by a labor union or covered by a collective bargaining agreement. Spinco believes that these employee relations are good.

Properties

        Following the internal restructuring, Spinco will own, through a wholly owned subsidiary, its corporate headquarters in Englewood, Colorado, including the corporate headquarters of Starz, LLC in Englewood, Colorado (the Starz building). Such subsidiary will lease the Starz building to Starz, LLC. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Lease Agreement for Starz Building." All of Spinco's other real or personal property is owned or leased by its subsidiaries and business affiliates.

        In addition, in connection with the Spin-Off, Liberty Media will enter into a facilities sharing agreement with a subsidiary of Spinco, pursuant to which Starz will share office facilities with Spinco located at 12300 Liberty Boulevard, Englewood, Colorado. See "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Facilities Sharing Agreements—Facilities Sharing Agreement with Liberty Media."

        ANLBC leases Turner Field, its home stadium and corporate headquarters, from the City of Atlanta and Fulton County Recreation Authority under a long-term lease arrangement. ANLBC also leases the home stadiums of its minor league baseball clubs and its baseball academy in the Dominican Republic.

Legal Proceedings

        In re Sirius XM Shareholder Litigation, Consol. C.A. No. 7800-CS (Del. Ch.).    On August 21, 2012, plaintiff City of Miami Police Relief and Pension Fund (the Fund) filed a complaint in the Court of Chancery of the State of Delaware against Liberty Media, Sirius, Liberty Radio LLC and certain Liberty Media designees on the board of directors of Sirius (David J.A. Flowers, Gregory B. Maffei, John C. Malone, Carl E. Vogel, and Vanessa A. Wittman (together, the Sirius Designees)). On August 24, 2012, plaintiff Brian Cohen filed a complaint in the Court of Chancery of the State of Delaware against the same individuals and seeking substantially similar relief as set forth in the complaint filed by the Fund. By Order of the Court dated October 2, 2012, the two actions were consolidated under the caption In re Sirius XM Shareholder Litigation. On October 5, 2012, plaintiffs in the consolidated action filed an Amended Verified Class Action and Derivative Complaint (the Amended Complaint). The Amended Complaint alleges that Liberty Media and the Sirius Designees are breaching their alleged fiduciary duties to the Sirius stockholders by acquiring shares of Sirius common stock in the market and applying to the Federal Communications Commission for consent to the transfer of de jure control of the various FCC licenses and authorizations held by Sirius or its subsidiaries. The Amended Complaint also seeks a declaration that a provision in an investment agreement entered into between Liberty Media and Sirius that prohibits Sirius from adopting certain anti-takeover provisions is invalid under Delaware law and a declaration that upon the expiration of the three year standstill in the investment agreement Liberty Media became an interested stockholder subject to the restrictions and limitations set forth by Section 203 of the Delaware General Corporation Law. On November 29, 2012, Liberty Media, Liberty Radio LLC and the Sirius Designees filed a motion to dismiss the Amended Complaint, and the remaining defendants filed an Answer to the Amended Complaint.

        Montero v. Sirius XM Radio Inc., Index No. 653012/2012 (N.Y. Sup. Ct. Cnty. of New York).    On August 27, 2012, plaintiff Andrew Montero brought a shareholder class action on behalf of the shareholders of the common stock of Sirius against Sirius, the Sirius Designees, Liberty Media and Liberty Radio LLC. The action was commenced in the Supreme Court for the State of New York in New York County. Mr. Montero alleges breaches of fiduciary duty, aiding and abetting breach of fiduciary duty, and seeks a declaratory judgment, with allegations and relief sought substantially similar to those in the consolidated action above.

 MANAGEMENT

Directors

        The following sets forth certain information concerning the persons who are expected to serve as the initial directors of Spinco immediately following the Spin-Off, including their ages, directorships held and a description of their business experience, including current positions held with Liberty Media. No assurance can be given, however, as to whether these directors will continue to serve on the Spinco board following the expiration of their respective terms, as their re-election will be subject to the approval of Spinco's stockholders. Only one of the following directors, Gregory B. Maffei, will serve on the Starz board immediately following the Spin-Off.

Name	Position and Experience
John C. Malone	Chairman of the Board and a director of Spinco.
Age: 71
Professional Background: Mr. Malone has served as the Chairman of the Board of Liberty Media since August 2011 and a director since December 2010. Mr. Malone served as the Chief Executive Officer of Liberty Interactive Corporation from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp. (AT&T), and as Chief Executive Officer of TCI from January 1994 to March 1997.

Other Public Company Directorships: Mr. Malone has served as a director and Chairman of the Board of Liberty Interactive Corporation (including its predecessors, Liberty Interactive), Liberty Media's former parent company, since 1994 and as Chairman of the Board of Liberty Global, Inc. (LGI) since June 2005. Previously, he served as Chairman of the Board of LGI's predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005, as Chairman of the Board of DIRECTV from November 2009 to June 2010 and as Chairman of the Board of DIRECTV's predecessor, the DIRECTV Group, Inc. (DTVG), from February 2008 to November 2009. He has served as a director of Discovery Communications, Inc. (Discovery) since September 2008 and served as Chairman of the Board of Discovery Holding Company (DHC) from March 2005 to September 2008, and as a director of DHC from May 2005 to September 2008. Mr. Malone served as a director of United Global Com, Inc. (UGC), now a subsidiary of LGI from January 2002 to June 2005. Mr. Malone has served as a director of (i) Sirius since April 2009 and (ii) Expedia, Inc. (Expedia) since December 2012, having previously served as a director from August 2005 to November 2012. Mr. Malone served as a director of (i) Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) Live Nation from January 2010 to February 2011, (iii) IAC/InterActiveCorp from May 2006 to June 2010, (iv) the Bank of New York Company, Inc. from June 2005 to April 2007 and (v) Cablevision Systems Corp. from March 2005 to June 2005.

Name	Position and Experience
Board Membership Qualifications: Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills
Gregory B. Maffei	Chief Executive Officer, President and a director of Spinco.
Age: 52
Professional Background: Mr. Maffei has served as a director and the President and Chief Executive Officer of Liberty Media since May 2007 and as a director of our company since August 2012. He has served as the Chief Executive Officer and President of Liberty Interactive since February 2006. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman and Chief Executive Officer of 360networks Corporation from 2000 until 2005. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000.

Other Public Company Directorships: Mr. Maffei has served as a director of (i) Electronic Arts, Inc. since June 2003, (ii) Zillow, Inc. since May 2005, (iii) Liberty Interactive since November 2005, (iv) Sirius since March 2009, (v) Live Nation since February 2011 and (vi) Barnes & Noble since September 2011. Mr. Maffei served as a director of DIRECTV from November 2009 to June 2010 and as a director of its predecessor, DTVG, from February 2008 to November 2009. Mr. Maffei served as a director of Expedia from 1999 to 2003, and as a director of Starbucks Corporation from 1999 to 2006. Mr. Maffei was also Chairman of the Board of Expedia from 1999 to 2002.

Board Membership Qualifications: Mr. Maffei brings to Spinco's board significant financial and operational experience based on his senior policy making positions at Liberty Media, Liberty Interactive, Oracle, 360networks and Microsoft and his public company board experience. He provides our board with executive leadership perspective on the operations and management of large public companies and risk management principles.
Robert R. Bennett	A director of Spinco.
Age: 54
Professional Background: Mr. Bennett has served as a director of Liberty Media since September 2011. Mr. Bennett serves as Managing Director of Hilltop Investments LLC, a private investment company. Mr. Bennett served as the Chief Executive Officer of Liberty Interactive from April 1997 to August 2005 and its President from April 1997 to February 2006 and held various executive positions with Liberty Interactive from 1994 to 1997.

Name	Position and Experience
Other Public Company Directorships: Mr. Bennett previously served as a director of Liberty Interactive from September 1994 to December 2011. He has served as a director of Discovery since September 2008 and served as a director of its predecessor, DHC, from May 2005 to September 2008. Mr. Bennett also served as a director of LMI, from March 2004 through June 2005, as a director of UGC, from January 2002 to June 2005 and as a director of OpenTV Corp. from August 2002 to January 2007. Mr. Bennett has served as a director of Sprint Nextel Corporation since October 2006 and Demand Media, Inc. since January 2011.

Board Membership Qualifications: Mr. Bennett brings to Spinco's board in-depth knowledge of the media and telecommunications industry generally and Spinco specifically. He has experience in significant leadership positions with Liberty Interactive, especially as a past CEO and President, and will provide Spinco with strategic insights. Mr. Bennett also has an in-depth understanding of finance, and has held various financial management positions during the course of his career.
Donne F. Fisher	A director of Spinco.
Age: 74
Professional Background: Mr. Fisher has served as a director of Liberty Media since September 2011. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher also served as Executive Vice President of TCI from January 1994 to January 1996 and served as a consultant to TCI, including its successors AT&T Broadband LLC and Comcast Corporation, from 1996 to December 2005.

Other Public Company Directorships: Mr. Fisher served as a director of General Communication, Inc. from 1980 to December 2005, as a director of LMI, the predecessor of LGI, from May 2004 to June 2005 and as a director of Liberty Interactive from October 2001 to September 2011. Mr. Fisher was also Chairman of the Board of General Communication, Inc. from June 2002 to December 2005.

Board Membership Qualifications: Mr. Fisher brings extensive industry experience to Spinco's board and a critical perspective on its business, having held several executive positions over many years with TCI, Liberty Interactive's former parent company, and through his previous service as a director of Liberty Interactive and his current role as a director of Liberty Media. In addition, Mr. Fisher's financial expertise includes a focus on venture capital investment, which is different from the focus of Spinco's other board members and helpful to the board in formulating investment objectives and determining the growth potential of businesses both within Spinco and those that the board evaluates for investment purposes.

Name	Position and Experience
M. Ian G. Gilchrist	A director of Spinco.
Age: 63
Professional Background: Mr. Gilchrist has served as a director of Liberty Media since September 2011. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.
Other Public Company Directorships: Mr. Gilchrist has served as a director of Liberty Interactive since July 2009.

Board Membership Qualifications: Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to Spinco's board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that Spinco will employ from time to time.
Evan D. Malone	A director of Spinco.
Age: 42
Professional Background: Dr. Malone has served as a director of Liberty Media since September 2011. He has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a start-up company in Philadelphia, which began operations in 2010.
Other Public Company Directorships: Dr. Malone has served as a director of Liberty Interactive since August 2008.

Name	Position and Experience
Board Membership Qualifications: Dr. Malone, Spinco's youngest director, brings an applied science and engineering perspective to the board. Dr. Malone's perspectives will assist the board in developing business strategies and adapting to technological changes facing the industries in which Spinco competes. In addition, his entrepreneurial experience will assist the board in evaluating strategic opportunities.
David E. Rapley	A director of Spinco.
Age: 71
Professional Background: Mr. Rapley has served as a director of Liberty Media since September 2011. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its CEO and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley has served as the President and Chief Executive Officer of Rapley Consulting, Inc. since January 2000.

Other Public Company Directorships: Mr. Rapley has served as a director of Liberty Interactive since July 2002, having previously served as a director during 1994. He has served as a director of LGI since June 2005 and served as a director of its predecessor, LMI, from May 2004 to June 2005.

Board Membership Qualifications: Mr. Rapley brings to Spinco's board the unique perspective of his lifelong career as an engineer. The industries in which Spinco will compete are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives will assist the board in adapting to these changes and developing strategies for Spinco's businesses.
Larry E. Romrell	A director of Spinco.
Age: 72
Professional Background: Mr. Romrell has served as a director of Liberty Media since September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

Other Public Company Directorships: Mr. Romrell has served as a director of Liberty Interactive from March 1999 to September 2011 and since December 2011. He has served as a director of LGI since June 2005 and served as a director of its predecessor, LMI, from May 2004 to June 2005.

Board Membership Qualifications: Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to Spinco's board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

Name	Position and Experience
Andrea L. Wong	A director of Spinco.
Age: 46
Professional Background: Ms. Wong has served as a director of Liberty Media since September 2011. Ms. Wong has served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment since September 2011. She previously served as President and CEO of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007. Ms. Wong serves on the advisory boards of several media and entertainment societies and organizations.
Other Public Company Directorships: Ms. Wong has served as a director of Liberty Interactive since April 2010.

Board Membership Qualifications: Ms. Wong brings to Spinco's board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development, brand enhancement and marketing brings a pragmatic and unique perspective to Spinco's board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of Spinco's board.

 Executive Officers

        The following sets forth certain information concerning the persons (other than Messrs. Malone and Maffei who are also expected to serve as directors of Spinco and are described above) who are the existing executive officers of Liberty Media (other than Richard N. Baer who is becoming an executive officer of Liberty Media on January 1, 2013) and who are expected to serve as Spinco's initial executive officers immediately following the Spin-Off, including their ages, directorships held and a description of their business experience, including positions held with Liberty Media (including its predecessors). All of these executive officers also hold (or, in the case of Mr. Baer, will hold) the positions indicated below with Liberty Interactive and provide such services pursuant to a services agreement entered into between Liberty Interactive and Liberty Media in connection with the Split-Off. Notwithstanding the multiple roles to be served by these persons at Spinco and Liberty Interactive following the Spin-Off, Spinco and Liberty Media believe the following persons are the most qualified and appropriate to serve in these multiple roles during the post-Spin-Off transition period given such persons' in-depth knowledge of and experience with the businesses of Spinco and Liberty Interactive. No assurance can be given, however, as to whether or how long these executive officers will continue to serve at either of the companies.

Name	Positions
Richard N. Baer	Senior Vice President and the General Counsel of Spinco.
Age: 55
Senior Vice President and the General Counsel of Liberty Media beginning January 1, 2013. Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler	A Senior Vice President of Spinco.
Age: 53	A Senior Vice President of Liberty Media since May 2007. A Senior Vice President of Liberty Interactive since April 2002.
Christopher W. Shean	A Senior Vice President of Spinco.
Age: 47
A Senior Vice President of Liberty Media since May 2007 and the Chief Financial Officer since November 2011. The Controller of Liberty Media from May 2007 to October 2011. A Senior Vice President of Liberty Interactive since January 2002 and the Chief Financial Officer since November 2011. The Controller of Liberty Interactive from October 2000 to October 2011 and a Vice President of Liberty Interactive from October 2000 to January 2002.

        Spinco's executive officers will serve in such capacities until the first annual meeting of its board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Directors and Executive Officers

        There is no family relationship between any of Spinco's executive officers or directors, by blood, marriage or adoption, except that Dr. Evan Malone is the son of John C. Malone.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

 Director Independence

        It will be Spinco's policy that a majority of the members of its board of directors will be independent of its management. For a director to be deemed independent, Spinco's board of directors must affirmatively determine that the director has no direct or indirect material relationship with the company. To assist Spinco's board of directors in determining which of its directors will qualify as independent, the nominating and corporate governance committee of Spinco's board is expected to follow the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

        In accordance with these criteria, it is expected that the Spinco board of directors will determine that each of Messrs. Bennett, Fisher, Gilchrist, Rapley and Romrell and Ms. Wong qualifies as an independent director of Spinco.

Board Composition

        The board of Spinco will be comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, auditing and financial engineering. The board will also be chronologically diverse with its members' ages spanning over three decades. Detailed information on Spinco's policies with respect to board candidates will be available following the establishment of the board's nominating and corporate governance committee.

        The following directors will serve in the following classes upon completion of the Spin-Off:

Class I	Class II	Class III
Evan D. Malone	Donne F. Fisher	John C. Malone
David E. Rapley	Gregory B. Maffei	Robert R. Bennett
Larry E. Romrell	Andrea L. Wong	M. Ian G. Gilchrist

        Those directors who also serve on the Liberty Media board have been assigned to the same class as they serve currently on such board to ensure that their respective terms in office are not artificially elongated as a result of the Spin-Off.

Committees of the Board

        It is expected that Spinco's board of directors will form the following committees: audit committee, compensation committee, nominating and corporate governance committee and executive committee, which will have comparable responsibilities to the corresponding committees of Liberty Media's board. It is currently contemplated that the following persons will serve on the following committees upon completion of the Spin-Off:

Executive Committee	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
John C. Malone	M. Ian G. Gilchrist	Donne F. Fisher	David E. Rapley
Gregory B. Maffei	(Chairman)	(Chairman)	(Chairman)
Robert R. Bennett	Donne F. Fisher	M. Ian G. Gilchrist	M. Ian G. Gilchrist
	David E. Rapley	Larry E. Romrell	Larry E. Romrell
	Andrea L. Wong		Andrea L. Wong

        In addition, it is currently contemplated that Mr. Gilchrist will be designated an "audit committee financial expert" for purposes of the Exchange Act and the rules and regulations of Nasdaq.

Compensation Committee Interlocks and Insider Participation

        Spinco's board of directors does not currently have a compensation committee. It is expected that no member of Spinco's compensation committee (once formed) will be or will have been, during 2011, an officer or employee of Spinco or Liberty Media, or will have engaged in any related party transaction in which Spinco or Liberty Media was a participant. It is expected that no interlocking relationship will exist between the Spinco board and its compensation committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

Executive Officers of Spinco

        The initial executive officers of Spinco will be comprised of the current executive officers of Liberty Media. Spinco is a newly formed company, and therefore has not paid any compensation to any of its executive officers. The amount and timing of compensation to be paid to Spinco executive officers following the Spin-Off will be determined by the compensation committee of the Spinco board of directors, except that the compensation of any officers who have an employment agreement with Liberty Media will be governed by the terms of such employment agreements, upon their assumption by our company in the Spin-Off. In connection with the Split-Off, Liberty Media and Liberty Interactive entered into a services agreement pursuant to which Liberty Interactive compensates Liberty Media for the portion of the salary and other cash compensation Liberty Media pays to its employees, including the named executive officers, that is allocable to Liberty Interactive for time spent by each such employee on matters related to that company. Thus, for information concerning the compensation paid to the "named executive officers" of Spinco for their service to each of Liberty Media and Liberty Interactive for the year ended December 31, 2011, including Messrs. Malone and Maffei, and certain related information, see Exhibit 99.2 to the registration statement on Form 10, of which this information statement forms a part, which includes substantially the same information that is included in each of the "Executive Compensation" sections of Liberty Media's definitive proxy statement on Schedule 14A filed with the SEC on July 5, 2012 relating to its 2012 annual meeting of stockholders and the proxy statement/prospectus forming a part of Amendment No. 3 to Liberty Interactive's Registration Statement on Form S-4 filed with the SEC on June 29, 2012 relating to its 2012 annual meeting of stockholders. Charles Y. Tanabe, Executive Vice President and General Counsel of each of Liberty Media and Liberty Interactive, is a "named executive officer" of each of Liberty Media and Liberty Interactive but will not be an executive officer of Spinco as a result of his December 31, 2012 retirement. His compensation is, however, included in Exhibit 99.2. Prior to November 2011, Liberty Media's common stock was divided into two tracking stock groups, the Capital Group and the Starz Group, which were not separate entities. Accordingly, the historical compensation information included in the section of Exhibit 99.2 entitled "Liberty Media Corporation" is not solely attributable to services performed on behalf of the Capital Group or the Starz Group, rather it reflects the full amount of the compensation paid by Liberty Media to each applicable person during the applicable period. Similarly, prior to the Split-Off, Liberty Interactive's common stock was divided into three tracking stock group, the Capital Group, the Starz Group and the Interactive Group, which were not separate entities. Accordingly, the historical compensation information included in the section of Exhibit 99.2 entitled "Liberty Interactive Corporation" is not solely attributable to services performed on behalf of the Capital Group, the Starz Group or the Interactive Group, rather it reflects the full amount of compensation paid by Liberty Interactive to each applicable person during the applicable period.

        In connection with the Spin-Off, Spinco and Liberty Media will enter into a services agreement, pursuant to which Starz will compensate Spinco for the portion of the salary and other cash compensation Spinco pays to its employees, including the named executive officers, that is allocable to Starz for time spent by each such employee on matters related to Starz. The existing services agreement entered into between Liberty Media and Liberty Interactive in connection with the Split-Off will be assumed by Spinco in connection with the Spin-Off. For more information regarding this agreement, please see "Certain Relationships and Related Party Transactions—Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive—Services Agreements."

        The amount and timing of any equity-based compensation to be paid to the Spinco executive officers following the Spin-Off (other than awards issued pursuant to the transitional plan) will be determined by the compensation committee of the Spinco board of directors. Any equity incentive awards granted to executive officers of Spinco following the Spin-Off will generally be granted pursuant to the Liberty Spinco, Inc. 2013 Incentive Plan, which is described under "—Equity Incentive Plans" below.

Directors

        Spinco's directors will receive cash compensation directly from Spinco in such amounts and at such times as the Spinco board of directors shall determine. The amount and timing of any equity-based compensation to be paid to the Spinco directors following the Spin-Off (other than awards issued pursuant to the transitional plan) will be determined by the Spinco board of directors. Any equity incentive awards granted to nonemployee directors of Spinco following the Spin-Off will generally be granted pursuant to the Liberty Spinco, Inc. 2013 Nonemployee Director Incentive Plan, which is described under "—Equity Incentive Plans" below. For information concerning the compensation paid to the directors of Liberty Media and Liberty Interactive for the year ended December 31, 2011 and certain related information, see Exhibit 99.2 to the registration statement on Form 10, of which this information statement forms a part.

Equity Incentive Plans

  Liberty Spinco, Inc. 2013 Incentive Plan

        In connection with the Spin-Off, Spinco will adopt the Liberty Spinco, Inc. 2013 Incentive Plan (the incentive plan), which will be administered by the compensation committee of Spinco's board of directors. This committee will have full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in Spinco. The compensation committee may grant non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards). The maximum number of shares of Spinco common stock with respect to which awards may be granted is 25 million, subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than 8 million shares of Spinco common stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of Spinco common stock issuable pursuant to awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by Spinco.

  Liberty Spinco, Inc. 2013 Nonemployee Director Incentive Plan

        Also, in connection with the Spin-Off, Spinco will adopt the Liberty Spinco, Inc. 2013 Nonemployee Director Incentive Plan (the director plan), which will be administered by Spinco's entire board of directors. Spinco's board will have full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The director plan is designed to provide Spinco's nonemployee directors with additional remuneration for services rendered, to encourage their investment in Spinco common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of Spinco. Spinco's board may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the director plan (collectively, director awards). The maximum number of shares of Spinco common stock with respect to which director awards may be granted under the director plan is 1,500,000, subject to anti-dilution and other adjustment provisions of the director plan. Shares of Spinco common stock issuable pursuant to director awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by Spinco.

  Liberty Spinco, Inc. 2013 Transitional Stock Adjustment Plan

        At the time of the Spin-Off, Spinco will also have awards outstanding under the transitional plan as described under "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards."

Equity Compensation Plan Information

        At the time of the Spin-Off, Spinco will have three equity compensation plans, each of which is listed below. The only plan under which awards will be outstanding immediately following the Spin-Off is the transitional plan.

        The following table reflects the awards that would have been outstanding as of December 31, 2011 assuming that (i) the Spin-Off had occurred on that date and (ii) the treatment of the outstanding Liberty Media incentive awards described under "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards."

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders-None
Equity compensation plans approved by security holders(1)
Liberty Spinco, Inc. 2013 Incentive Plan:
Series A	0	N/A	25,000,000
Series B	0	N/A
Liberty Spinco, Inc. 2013 Nonemployee Director Incentive Plan:
Series A	0	N/A	1,500,000
Series B	0	N/A
Liberty Spinco, Inc. 2013 Transitional Stock Adjustment Plan:
Series A	6,604,573	26.67	0
Series B	0	N/A
Total
Series A	6,604,573	26.67	26,500,000
Series B	0	N/A

(1)
Each plan will be approved by Liberty Media in its capacity as the sole stockholder of Spinco prior to the Spin-Off. Following the Spin-Off, Spinco will seek stockholder approval of each plan at its first annual meeting of stockholders.

(2)
Each plan permits grants of, or with respect to, shares of any series of Spinco common stock, subject to a single aggregate limit.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        Prior to the Spin-Off, all of the outstanding shares of our common stock will be owned by Liberty Media. The following table sets forth information, to the extent known by Liberty Media or ascertainable from public filings, with respect to the estimated beneficial ownership of each person or entity (other than certain persons who will serve as directors or executive officers of Spinco, whose ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any series of Spinco common stock, assuming that the distribution had occurred at 5:00 p.m., New York City time, on November 30, 2012. The percentage voting power is presented on an aggregate basis for all series of Spinco common stock.

        The security ownership information for Spinco common stock has been estimated based upon the distribution ratio of 1-for-1 and outstanding stock information for Liberty Media's common stock as of November 30, 2012, and, in the case of percentage ownership information, has been estimated based upon 110,008,246 shares of Spinco's Series A common stock and 9,892,094 shares of Spinco's Series B common stock estimated to have been issued in the distribution.

        So far as is known to Liberty Media, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
		(in thousands)
John C. Malone	Series A	1,943	(1)	1.8	40.6
12300 Liberty Boulevard Englewood, CO 80112	Series B	8,287	(1)	83.8
Robert R. Bennett	Series A	20	(2)	*	5.4
12300 Liberty Boulevard Englewood, CO 80112	Series B	1,128	(2)	11.4
Capital Research and Management Company	Series A	5,969	(3)	5.4	2.9
333 South Hope Street Los Angeles, CA 90071	Series B	—		—
Comcast QVC, Inc.	Series A	6,763	(4)	6.1	3.2
c/o Comcast Corporation One Comcast Center Philadelphia, PA 19103	Series B	—		—
Horizon Kinetics LLC	Series A	6,175	(5)	5.6	3.0
470 Park Avenue South, 4th Floor South New York, NY 10016	Series B	—		—

*
Less than one percent.

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management." For additional footnote disclosure concerning the shares of our common stock beneficially owned by Mr. Malone, please see footnotes (1), (2), (3), (4), (5), (6) and (7) under "—Security Ownership of Management."

(2)
Information with respect to shares of our common stock beneficially owned by Mr. Bennett, a director of our company, is also set forth in "—Security Ownership of Management." For additional footnote disclosure concerning the shares of our common stock beneficially owned by Mr. Bennett, please see footnotes (3), (4) and (8) under "—Security Ownership of Management."

(3)
Based on Schedule 13G, dated February 9, 2012, filed by Capital World Investors (CWI), a division of Capital Research and Management Company (CRMC), an investment adviser, which states that CWI is deemed to be the beneficial owner of such shares as a result of CRMC acting as an investment advisor to various investment companies and that CWI has sole voting and sole dispositive power over such shares.

(4)
Based on Amendment No. 1 to Schedule 13G, dated February 14, 2012, filed by Comcast QVC, Inc., Comcast Programming Holdings, Inc., Comcast Holdings Corporation and Comcast Corporation, which states that each of such entities has shared voting power and dispositive power over such shares.

(5)
Based on Schedule 13G, dated January 23, 2012, filed by Horizon Kinetics LLC (Horizon), which states that Horizon has sole dispositive and sole voting power over such shares.

Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as an executive officer or director of Spinco and all of such persons as a group of shares of Spinco's Series A common stock and Series B common stock, assuming that the distribution had occurred at 5:00 p.m., New York City time, on November 30, 2012. The percentage voting power is presented on an aggregate basis for all series of Spinco common stock.

        The security ownership information for Spinco common stock has been estimated based upon the distribution ratio of 1-for-1 and outstanding stock information for Liberty Media's common stock as of November 30, 2012, and, in the case of percentage ownership information, has been estimated based upon 110,008,246 shares of Spinco's Series A common stock and 9,892,094 shares of Spinco's Series B common stock estimated to have been issued in the distribution.

        Shares of restricted stock that will be issued pursuant to the transitional plan are included in the outstanding share numbers provided throughout this information statement. Shares issuable upon exercise or conversion of options, warrants and convertible securities that would have been exercisable or convertible on or within 60 days after November 30, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of Spinco's Series B common stock, though convertible on a one-for-one basis into shares of Spinco Series A common stock, is reported as beneficial ownership of Series B common stock, and not as beneficial ownership of Series A common stock, but the voting power of the Series A common stock and Series B common stock have been aggregated.

        The number of shares indicated as owned by the following persons includes interests in shares that would have been held by the Liberty Media 401(k) Savings Plan (the Liberty 401(k) Savings Plan) as of November 30, 2012. The shares held by the trustee of the Liberty 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

        So far as is known to Liberty Media, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
		(In thousands)
John C. Malone	Series A	1,943	(1)(2)(3)(4)(5)(6)(7)	1.8	40.6
Chairman of the Board	Series B	8,287	(1)(4)	83.8
Gregory B. Maffei	Series A	1,351	(2)(3)(8)(9)	1.2	*
President, Chief Executive Officer and Director	Series B	—		—
Robert R. Bennett	Series A	20	(2)(3)(10)	*	5.4
Director	Series B	1,128	(10)	11.4
Donne F. Fisher	Series A	35	(2)(3)	*	*
Director	Series B	38		*
M. Ian G. Gilchrist	Series A	1	(2)	*	*
Director	Series B	—		—
Evan D. Malone	Series A	8	(2)(3)	*	*
Director	Series B	—		—
David E. Rapley	Series A	3	(2)	*	*
Director	Series B	—		—
Larry E. Romrell	Series A	19	(2)(3)	*	*
Director	Series B	**		*
Andrea L. Wong	Series A	3	(2)	*	*
Director	Series B	—		—
Richard N. Baer	Series A	19	(2)	*	*
Senior Vice President and General Counsel(11)	Series B	0		—
Albert E. Rosenthaler	Series A	23	(2)(3)(8)	*	*
Senior Vice President	Series B	—		—
Christopher W. Shean	Series A	13	(2)(3)(8)	*	*
Senior Vice President and Chief Financial Officer	Series B	—		—
All directors and executive officers as a group (12 persons)	Series A	3,439	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)	3.1	46.7
	Series B	9,453	(1)(4)(10)	95.6

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 101,778 Series A common stock shares and 230,564 Series B common stock shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes restricted shares of Series A common stock, none of which are vested, as follows:

John C. Malone	1,676
Gregory B. Maffei	3,483
Robert R. Bennett	1,806
Donne F. Fisher	706
M. Ian G. Gilchrist	706
Evan D. Malone	706
David E. Rapley	1,806
Larry E. Romrell	706
Andrea L. Wong	1,806
Richard N. Baer	19,372
Albert E. Rosenthaler	475
Christopher W. Shean	441

Total	33,689

(3)
Includes beneficial ownership of shares of Series A common stock that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after November 30, 2012.

John C. Malone	56,854
Gregory B. Maffei	783,236
Robert R. Bennett	7,053
Donne F. Fisher	13,081
Evan D. Malone	5,724
Larry E. Romrell	13,081
Albert E. Rosenthaler	6,643
Christopher W. Shean	6,643

Total	892,315

(4)
Includes 34,759 shares of Series A common stock and 124,145 shares of Series B common stock held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
Includes 1,652,812 shares of Series A common stock pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone.

(6)
Includes 94,881 shares of Series A common stock pledged to Bank of America in connection with a loan facility extended to Mr. Malone.

(7)
Includes 250,000 shares of Series A common stock held by the Malone Family Land Preservation Foundation and 306,500 shares of Series A common stock held by the Malone Family Foundation, as to which shares Mr. Malone has disclaimed beneficial ownership.

(8)
Includes shares of Series A common stock held in the Liberty 401(k) Savings Plan as follows:

Gregory B. Maffei	11,742
Albert E. Rosenthaler	2,131
Christopher W. Shean	4,154

Total	18,027

(9)
Includes 50,000 shares of Series A common stock held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(10)
Includes 6,986 Series A common stock shares and 217,741 Series B common stock shares owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife, Deborah Bennett.

(11)
Mr. Baer will become Senior Vice President and the General Counsel of Liberty Media on January 1, 2013.

Change of Control

        Other than as contemplated by the Spin-Off, we know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company. For more information about the Spin-Off, please see "The Spin-Off.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We expect that our board of directors will adopt a formal written policy for the review, approval or ratification of any transactions or arrangements involving related parties. All of our directors, executive officers and employees will be subject to the policy and will be asked to promptly report any such related party transaction. No related party transaction will be effected without the approval of the independent committee of the board designated by the board to address such actual or potential conflicts. Directors will be asked to recuse themselves from any discussion or decision by the board or a board committee that involves or affects their personal, business or professional interests.

Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive

        Following the Spin-Off, Starz and Spinco will operate independently, and neither will have any ownership interest in the other. In order to govern certain of the ongoing relationships between Starz and Spinco after the Spin-Off and to provide mechanisms for an orderly transition, Liberty Media/Starz and Spinco are entering into certain agreements, the terms of which are summarized below. Also summarized below is an agreement entered into between Liberty Media and Liberty Interactive, which will be assumed by Spinco following the Spin-Off, and an agreement previously entered into between Liberty Interactive and a subsidiary of Liberty Media which will be a subsidiary of Spinco following the Spin-Off. The parties may amend these agreements from time to time as they deem necessary. In the event these agreements are amended in any material respect following the Spin-Off, Spinco and Liberty Media/Starz will communicate any such amendments to their respective stockholders by means of filing a Current Report on Form 8-K.

        In addition to the agreements described below, Starz may enter into, from time to time, agreements and arrangements with Spinco and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Reorganization Agreement

        Prior to the effective time of the Spin-Off, Spinco will enter into a reorganization agreement with Liberty Media to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between Spinco and Liberty Media with respect to and resulting from the Spin-Off.

        The reorganization agreement will provide that, prior to the distribution date, Liberty Media will transfer to Spinco, or cause its other subsidiaries to transfer to Spinco, directly or indirectly, the Spin-Off Assets and Liabilities. The reorganization agreement will also provide for mutual indemnification obligations, which are designed to make Spinco financially responsible for substantially all of the liabilities that may exist relating to the businesses and assets included in Spinco at the time of the Spin-Off together with liabilities arising out of or resulting from any breach of, failure to perform or comply with any covenant, undertaking or obligation of Spinco or any of its subsidiaries under the reorganization agreement, any agreement relating to the internal restructuring or any agreement to be entered into in connection with the Spin-Off, as well as for all liabilities incurred by Spinco after the Spin-Off, and to make Starz financially responsible for all potential liabilities of Spinco which are not related to Spinco's businesses, including, for example, any liabilities arising as a result of Spinco having been a subsidiary of Liberty Media, together with liabilities (i) relating to Spinco's guarantee of the obligations of Starz or its subsidiaries under certain studio output agreements to which Starz or its subsidiaries are a party or (ii) arising out of or resulting from any breach of, failure to perform or comply with any covenant, undertaking or obligation of Starz or any of its subsidiaries under the reorganization agreement, any agreement relating to the internal restructuring or any agreement to be entered into in connection with the Spin-Off. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "—Tax Sharing Agreement" below.

        In addition, the reorganization agreement will provide for each of Spinco and Starz to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Spin-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        The reorganization agreement may be terminated and the Spin-Off may be abandoned, at any time prior to the distribution date, by and in the sole discretion of the Liberty Media board of directors. In such event, Liberty Media will have no liability to any person under the reorganization agreement or any obligation to effect the Spin-Off.

        This summary is qualified by reference to the full text of the reorganization agreement, a form of which is filed as an exhibit to the registration statement of which this information statement forms a part, and is hereby incorporated by reference herein.

  Tax Sharing Agreement

        Prior to the effective time of the Spin-Off, Spinco will enter into a tax sharing agreement with Liberty Media that governs Starz's and Spinco's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of tax audits and other tax matters. References in this summary (i) to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term "Spin-Off tax-related losses" refer to losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free, (iii) to the term "Conversion tax-related losses" refer to losses arising from the failure of the conversion of Liberty Media's Liberty Starz common stock into its Liberty Capital common stock on November 28, 2011 (the Starz Conversion) to be tax-free (except with respect to the issuance of cash in lieu of fractional shares), (iv) to the term "Split-Off tax-related losses" refer to losses arising from the Split-Off and certain related restructuring transactions as a result of (x) the failure of such transactions to be tax-free or (y) any series of stock of Liberty Interactive or Liberty Media not being treated as stock of Liberty Interactive or Liberty Media, respectively, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, and (v) to the term "Compensatory Equity Interests" refer to any equity interests, stock, options, stock appreciation rights, or similar rights granted prior to the Spin-Off (including any such interests or rights which are adjusted in connection with the Spin-Off) in connection with employee, independent contractor or director compensation.

        In addition, references to the "Starz group" mean, following the effective time of the Spin-Off, Starz and its subsidiaries; and references to the "Starz business" generally mean, (x) with respect to any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, the assets, liabilities and businesses of, and any equity or debt interests in, Starz, LLC, Starz Entertainment LLC, Starz Media Group, LLC (Starz Media), any predecessor of any of the foregoing, and each of their respective subsidiaries, and (y) with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, the assets, liabilities, and businesses of the Starz group. References to the "Spinco group" mean, following the effective time of the Spin-Off, Spinco and its subsidiaries; and references to the "Spinco business" generally mean, (x) with respect to any tax year (or portion thereof) ending at or before the effective time of the Split-Off, the assets, liabilities and businesses of Liberty Interactive (or its predecessor, Liberty Interactive LLC) and their respective subsidiaries (other than (1) the Starz business, (2) the assets, liabilities and businesses that were tracked during such tax year (or portion thereof), and only for so long as so tracked, by Liberty Interactive's Liberty Interactive common stock, and (3) with respect to any tax year (or portion thereof) ending prior to May 9, 2006, the assets, liabilities and businesses of, and any equity or debt interests in, QVC, Inc., Provide

Commerce, Inc. and their respective subsidiaries), (y) with respect to any tax year (or portion thereof) beginning after the effective time of the Split-Off and ending at or before the effective time of the Spin-Off, the assets, liabilities and businesses of Liberty Media and its subsidiaries (other than the Starz business), and (z) with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, the assets, liabilities, and businesses of the Spinco group.

        Spinco and certain of Liberty Media's eligible subsidiaries that will be contributed to Spinco currently join with Liberty Media in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty Media in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Spin-Off, Spinco and the members of its group will not join with Starz in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the tax sharing agreement, Starz will be liable for the taxes (determined without regard to tax benefits) allocated to it, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to Spinco (to the extent such benefits are not first used by Spinco), and must pay such taxes, as so reduced, to the applicable tax authority or to Spinco (if Spinco is responsible for preparing the applicable tax return), and Starz will be liable for paying Spinco for any tax benefits allocated to Spinco that are used by Starz to reduce the taxes allocated to it. Similarly, Spinco will be liable for the taxes (determined without regard to tax benefits) allocated to Spinco, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to Starz (to the extent such benefits are not first used by Starz), and must pay such taxes, as so reduced, to the applicable tax authority or to Starz (if Starz is responsible for preparing the applicable tax return), and Spinco will be liable for paying Starz for any tax benefits allocated to Starz that are used by Spinco to reduce the taxes allocated to it.

        Generally, taxes (determined without regard to tax benefits) for any tax year (or portion thereof) shall be allocated between Starz and Spinco in proportion to the taxable income or other applicable items of the Starz business and the Spinco business that contribute to such taxes, and tax benefits shall be allocated between Starz and Spinco in proportion to the losses, credits or other applicable items of the Starz business and the Spinco business that contribute to such tax benefits. Tax items attributable to the Spinco business that are carried forward or back and used as a tax benefit in another tax year generally shall be allocated to Spinco, and tax items attributable to the Starz business that are carried forward or back and used as a tax benefit in another tax year shall be allocated to Starz. Special allocation rules will apply, however, as follows:

  •
  Spinco shall be allocated any taxes and Spin-Off tax-related losses that result from the Spin-Off and related restructuring transactions (other than a portion of any transfer taxes as described below), except that Starz shall be allocated any such taxes or Spin-Off tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, (ii) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz, or (iii) result from deferred intercompany items or excess loss accounts that are triggered by the Spin-Off, and that would otherwise be allocated to Starz;

  •
  Spinco shall be allocated any taxes and Conversion tax-related losses resulting from the Starz Conversion, except that Starz shall be allocated any such taxes or Conversion tax-related losses that result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below;

  •
  Spinco shall be allocated any taxes and Split-Off tax-related losses resulting from the Split-Off and related restructuring transactions, except that Starz shall be allocated any such taxes or

    Split-Off tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, (ii) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty Media/Starz, or (iii) result from deferred intercompany items or excess loss accounts that are triggered by the Split-Off, and that would otherwise be allocated to Starz;

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  Spinco shall be allocated any taxes and losses resulting from (i) the treatment of the Liberty Capital common stock or the Liberty Starz common stock as other than stock of Liberty Media, or as Section 306 stock within the meaning of Section 306(c) of the Code, in any taxable period (or portion thereof) ending at or before the Spin-Off, or (ii) the actual or deemed disposition of any assets caused by the issuance of Liberty Media's Liberty Capital common stock or Liberty Starz common stock in any taxable period (or portion thereof) ending at or before the Spin-Off; provided, however, that Starz shall be allocated any such taxes or losses that (x) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, or (y) result from deferred intercompany items or excess loss accounts that are triggered thereby, and that would otherwise be allocated to Starz;

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  Starz shall be allocated any tax benefit that results from the carryback of a tax item that is otherwise allocated to Spinco during a tax year beginning after the effective time of the Spin-Off to a tax return that Starz is responsible for filing for a tax year beginning before the Spin-Off to the extent (and only to such extent) that such carryback increases the taxes or reduces the tax benefits that would otherwise be allocable to Starz;

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  for any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests (1) with respect to any series of Liberty Media's Liberty Starz common stock or Liberty Interactive's Liberty Starz common stock or (2) in Starz, LLC, Starz Entertainment LLC, Starz Media, any predecessor of any of the foregoing, any of their respective subsidiaries, or any entity acquired, directly or indirectly, by Starz following the Spin-Off (each, a Starz Entity) shall be allocated to Starz; (y) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty Media's Liberty Capital common stock or Liberty Interactive's Liberty Capital common stock or in any entity (including DIRECTV, Discovery Communications, Inc., Liberty Global, Inc., and Ascent Capital Group, Inc.) other than Liberty Media or any Starz Entity shall be allocated to Spinco; and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Starz to the extent that the Starz business is or was responsible for the underlying obligation and to Spinco to the extent that the Spinco business is or was responsible for the underlying obligation;

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  for any tax year (or portion thereof) beginning after the effective time of the Spin-Off, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Starz stock or in any member of the Starz group or any Starz Entity shall be allocated to Starz; (y) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Spinco stock or in any member of the Spinco group or any entity (including DIRECTV, Discovery Communications, Inc., Liberty Global, Inc., and Ascent Capital Group, Inc.) other than Starz, any member of the Starz group or any Starz Entity shall be allocated to Spinco; and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Starz to the extent that the Starz business is or was responsible for the underlying obligation and to Spinco to the extent that the Spinco business is or was responsible for the underlying obligation;

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  any alternative minimum federal tax credit shall be allocated between Starz and Spinco in a manner that offsets the excess of the net payments previously made between the parties with respect to the tax return in which the corresponding alternative minimum federal tax liability was reported over the net payments that would have been made between the parties if no alternative minimum federal tax liability had been owed with respect to such tax return (treating any payment received as a negative amount of net payments made for this purpose);

  •
  for any tax period (whether beginning before, at or after the effective time of the Spin-Off), taxes and tax items of any subsidiary that is acquired, directly or indirectly, after the Spin-Off by any member of the Starz group or by any member of the Spinco group shall generally be allocated to Starz or Spinco, respectively;

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  Spinco shall be allocated (x) the capital loss resulting from the sale by Starz, LLC of a portion of its equity interests in Starz Media to The Weinstein Company LLC and (y) the capital loss recognized under Section 331 of the Code with respect to Starz, LLC's equity interest in Starz Media resulting from the deemed liquidation of Starz Media for U.S. federal income tax purposes;

  •
  Starz and Spinco shall each be allocated 50 percent of any transfer taxes arising from the Spin-Off and related restructuring transactions; and

  •
  Spinco shall be allocated all taxes, tax items, losses and payments attributable to Liberty Media's tax sharing agreement with Liberty Interactive and Liberty Interactive LLC (the Liberty Interactive Tax Sharing Agreement), except that Starz shall be allocated any such taxes, tax items, losses and payments that (x) are attributable to the Starz business, (y) are attributable to taxes, tax items, or losses that are specially allocated to Starz, as described above, or (z) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below.

        Payments will initially be made between Starz and Spinco on the basis of the tax returns as filed, or if the tax is not reported on a tax return, on the basis of the amount of tax initially paid to the tax authority. Additional payments will then be made if additional taxes are subsequently paid, refunds or tax benefits are subsequently received or utilized, or the amount or character of any tax item is adjusted or redetermined. Payments that are not made within the time period prescribed by the tax sharing agreement will bear interest until they are made.

        Starz will be responsible for preparing and filing all tax returns for any tax year beginning on or before the date of the Spin-Off which include tax items allocable to both the Starz business and the Spinco business, and any tax returns for any tax year beginning after the date of the Spin-Off that includes one or more members of the Starz group and the Spinco group. In addition, for any tax year beginning on or before the date of the Spin-Off, Starz will be responsible for preparing and filing any tax returns that include only tax items allocable to the Starz business, and Spinco will be responsible for preparing and filing any tax returns that include only tax items allocable to the Spinco business; and for any tax year beginning after the date of the Spin-Off, Starz will be responsible for preparing and filing any tax returns that include only one or more members of the Starz group, and Spinco will be responsible for preparing and filing any tax returns that include only one or more members of the Spinco group. Spinco generally will have the right to review and consent (which consent shall not be unreasonably withheld or delayed) to the treatment in any tax return prepared by Starz of any tax items allocated to Spinco under the rules above. In addition, without obtaining the consent of Spinco (which consent shall not be unreasonably withheld or delayed), Starz will not be permitted to file, or cause to be filed, any amended tax return, to the extent that such amended tax return, if accepted by the applicable tax authority, would be likely to increase the tax liability of Spinco, or give rise to a payment under the tax sharing agreement by Spinco, for any tax year (or portion thereof).

        On any tax return that Spinco will be responsible for preparing and filing, Spinco may not take (and shall cause the members of the Spinco group not to take) any position that it knows, or reasonably should know, would adversely affect the Starz group (unless the failure to take such position would be contrary to applicable law), and Spinco and the members of the Spinco group must allocate tax items between any tax returns for which Spinco is responsible and any related tax return for which Starz is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Starz. Spinco will also agree to make any applicable elections under applicable tax law necessary to effect such allocation. Spinco's ability to obtain a refund from the carryback of a tax benefit that is allocable to the Spinco business in a tax year beginning after the Spin-Off to a tax return for which Starz is responsible for preparing in a tax year beginning prior to the Spin-Off will be at the discretion of Starz. Moreover, any refund that Spinco may obtain will be net of any portion of such tax benefit that is allocated to Starz under the special allocation rules described above.

        Starz will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which Starz is responsible for preparing and filing, and Spinco will have the right to participate, at Spinco's own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to Spinco. Spinco will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which Spinco is responsible for preparing and filing, and Starz will have the right to participate, at its own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to Starz. Notwithstanding the foregoing, Starz and Spinco will have the authority to jointly control all proceedings, including tax audits, involving any taxes or certain tax-related losses arising from the Spin-Off, the Starz Conversion, the Split-Off, and Liberty Media's former tracking stock. In addition, Spinco will have the authority to control all proceedings, including tax audits, involving any liabilities arising under the Liberty Interactive Tax Sharing Agreement, except that Starz and Spinco shall have the right to jointly control any proceedings involving any such liabilities arising from the Split-Off, and Starz shall have the right to participate in any other proceedings relating to the Liberty Interactive Tax Sharing Agreement to the extent they involve taxes, tax items, losses or payments allocable to Starz.

        The tax sharing agreement will further provide for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Starz and Spinco with respect to tax matters and in obtaining any supplemental private letter ruling from the IRS related to the Spin-Off that may be reasonably requested by a party.

        To the extent permitted by applicable tax law, Starz and Spinco will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. However, if any payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation will be grossed up to take into account the taxes owed by the recipient (or its group).

        Finally, each of Starz and Spinco will be restricted by certain covenants related to the Spin-Off, the Starz Conversion, and the Split-Off. These restrictive covenants will require that neither Starz, Spinco, any member of their respective groups, nor any of their respective affiliates take, or fail to take, any action following the Spin-Off if such action, or failure to act:

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  would be inconsistent with or prohibit certain restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty Media and each of its subsidiaries immediately prior to the Spin-Off;

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  would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty Media, Spinco, each of their respective subsidiaries at the effective time of the Spin-Off, and the holders of Liberty Media common stock who receive shares of Spinco common stock pursuant to the Spin-Off;

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  would be inconsistent with or prohibit the Starz Conversion from qualifying as a tax-free reorganization under Section 368(a)(1)(E) to Liberty Media, each of its subsidiaries at the effective time of the Starz Conversion, and the Liberty Media stockholders who received Liberty Capital common stock pursuant to the Starz Conversion (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or prohibit the Split-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty Interactive, each of its subsidiaries immediately prior to the effective time of the Split-Off and the holders of Liberty Interactive's Liberty Capital common stock and Liberty Starz common stock who received shares of Liberty Capital common stock and Liberty Starz common stock, respectively, pursuant to the Split-Off;

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with obtaining any private letter ruling (if applicable) or tax opinion relating to the U.S. federal income tax consequences of the Spin-Off, the Starz Conversion, or the Split-Off; or

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  would be inconsistent with, or otherwise cause any person to be in breach of, any representation or covenant made in the Liberty Interactive Tax Sharing Agreement.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the Ruling or the tax opinions obtained in connection with the Spin-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the tax sharing agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the tax sharing agreement. Under the tax sharing agreement, Liberty Media also will assign to Spinco Liberty Media's right to receive any indemnification payment (or any related rights) under the Liberty Interactive Tax Sharing Agreement to the extent those rights relate to taxes or losses allocated to Spinco under the Liberty Interactive Tax Sharing Agreement that Spinco has paid.

        Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Spin-Off in which Spinco (or its subsidiaries) have been included in Liberty Media's consolidated group or another company's consolidated group, Spinco (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, Spinco would generally be entitled to be indemnified by Starz for tax liabilities allocated to Starz under the tax sharing agreement.

        This summary is qualified by reference to the full text of the tax sharing agreement, a form of which is filed as an exhibit to the registration statement of which this information statement forms a part.

  Services Agreements

        Services Agreement with Liberty Interactive.    In connection with the Split-Off, Liberty Media entered into a services agreement with Liberty Interactive pursuant to which, following the Split-Off, Liberty Media provides Liberty Interactive with specified services. In connection with the Spin-Off, Spinco will assume the services agreement previously entered into between Liberty Media and Liberty Interactive.

        Services Agreement with Liberty Media.    In connection with the Spin-Off, Spinco will also enter into a separate services agreement with Liberty Media, pursuant to which, following the Spin-Off, Spinco will provide Starz with specified services, including:

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  insurance administration and risk management services;

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  other services typically performed by Spinco's legal, investor relations, tax, accounting, and internal audit departments; and

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  such other services as Spinco may obtain from its officers, employees and consultants in the management of its own operations that Starz may from time to time request or require.

In addition, Starz will provide to Spinco certain technical and information technology services (including management information systems, computer, data storage network and telecommunications services).

        Starz will make payments to Spinco under the services agreement based upon a portion of Spinco's personnel costs (taking into account wages and benefits) of the Spinco officers and employees who are expected to provide services to Starz, including officers of Spinco who will also act as officers of Starz. These personnel costs will be comparable to those arrived at on an arm's-length basis and will be based upon the allocated percentages of time spent by Spinco personnel performing services for Starz under the services agreement. Starz will also reimburse Spinco for direct out-of-pocket costs incurred by Spinco for third party services provided to Starz. Spinco and Starz will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Based upon the current personnel costs of the affected Spinco personnel and Starz's anticipated percentage usage thereof, the fees payable to Spinco for the first year of the services agreement are expected to be approximately $2 million. To the extent Starz provides services to Spinco or incurs expenses in connection with the provision of such services, Spinco will reimburse Starz in a manner similar to which Starz will reimburse Spinco under the services agreement.

        The services agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by Starz at any time on at least 30 days' prior written notice, (2) by Spinco upon written notice to Starz following a change in control or certain bankruptcy or insolvency-related events affecting Starz or (3) by Starz, upon written notice to Spinco, following certain changes in control of Spinco or Spinco being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the services agreement, a form of which is filed as an exhibit to the registration statement of which this information statement forms a part.

  Facilities Sharing Agreements

        Facilities Sharing Agreement with Liberty Interactive.    In connection with the Split-Off, Liberty Interactive entered into a three-year facilities sharing agreement (the LIC facilities sharing agreement) with Liberty Property Holdings, Inc. (LPH), a subsidiary of Liberty Media which will be a subsidiary of Spinco following the Spin-Off, pursuant to which Liberty Interactive shares office facilities with Liberty Media located at 12300 Liberty Boulevard, Englewood, Colorado. Liberty Interactive pays a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of Liberty Interactive. LPH received payments from Liberty Interactive for fees and reimbursable expenses incurred during the year ended December 31, 2011 under the LIC facilities sharing agreement of approximately $328,000. The LIC facilities sharing agreement will continue in effect until September 23, 2014, unless earlier terminated (1) by Liberty Interactive at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to Liberty Interactive following a default by Liberty Interactive of any of its material obligations under the LIC facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by Liberty Interactive upon written notice to LPH, following certain changes in control of Spinco or Spinco being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to Liberty Interactive, following certain changes in control of Liberty Interactive or Liberty Interactive being the subject of certain bankruptcy or insolvency-related events. In connection with the Spin-Off, and pursuant to the terms of the reorganization agreement, LPH will become a subsidiary of Spinco and the LIC facilities sharing agreement will continue in effect unless terminated as described above.

        Facilities Sharing Agreement with Liberty Media.    In connection with the Spin-Off, Liberty Media will enter into a three-year facilities sharing agreement (the LMC facilities sharing agreement) with LPH, pursuant to which, following the Spin-Off, Starz will share office facilities with Spinco located at 12300 Liberty Boulevard, Englewood, Colorado. Starz will pay a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of Starz. The LMC facilities sharing agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by Starz at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to Starz following a default by Starz of any of its material obligations under the LMC facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by Starz upon written notice to LPH, following certain changes in control of Spinco or Spinco being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to Starz, following certain changes in control of Starz or Starz being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the LMC facilities sharing agreement, a form of which is filed as an exhibit to the registration statement of which this information statement forms a part.

  Lease Agreement For Starz Building

        As part of the internal restructuring, the Starz, LLC headquarters building will be contributed to LPH. LPH will enter into a ten year lease agreement with Starz, LLC at a rate currently under negotiation. The lease agreement will provide for successive five year renewal periods at the option of Starz, LLC. The lease agreement will also provide for termination by LPH in the case of certain events, including a change in control of Liberty Media or Starz, LLC.

        This summary is qualified by reference to the full text of the lease agreement, which will be filed as an exhibit to a Current Report on Form 8-K of Spinco.

  Aircraft Time Sharing Agreements

        Prior to the effective time of the Spin-Off, Spinco will enter into an aircraft time sharing agreement with Liberty Media or one of its wholly-owned subsidiaries (Lessee) for each of two aircraft that will be owned by Spinco. Each aircraft time sharing agreement will provide that Spinco will lease the aircraft to Lessee and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis.

        Lessee will pay Spinco an amount equal to 200% of the actual expenses for fuel for each flight conducted under each aircraft time sharing agreement (which we estimate will be a de minimus amount for the first year under both aircraft time sharing agreements).

        The aircraft time sharing agreements will continue in effect until the close of business on the first anniversary of the Spin-Off, and then will be automatically renewed on a month-to-month basis, unless terminated earlier by either party upon at least 30 days' prior written notice.

        This summary is qualified by reference to the full text of the aircraft time sharing agreements, a form of which is filed as an exhibit to the registration statement of which this information statement a part.

 DESCRIPTION OF OUR CAPITAL STOCK

Authorized Capital Stock

        The following information reflects our certificate of incorporation (our charter) and bylaws as we expect to be in effect at the time of the Spin-Off.

        Our authorized capital stock will consist of four billion, one hundred twenty five million (4,125,000,000) shares, of which four billion, seventy five million (4,075,000,000) shares will be designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares will be designated preferred stock, par value $0.01 per share. Our common stock will be divided into three series. We will have two billion (2,000,000,000) shares of Series A common stock, seventy five million (75,000,000) shares of Series B common stock, and two billion (2,000,000,000) shares of Series C common stock authorized.

        Immediately following the Spin-Off, we expect to have approximately 110,008,000 shares of our Series A common stock and approximately 9,892,000 shares of our Series B common stock outstanding, based upon the number of shares of LMCA and LMCB outstanding on November 30, 2012. No shares of our Series C common stock or preferred stock will be outstanding immediately following the Spin-Off.

Our Common Stock

        The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

  Voting Rights

        The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.

  Dividends; Liquidation

        Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under "—Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we will also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see "—Dividend Policy."

  Conversion

        Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and Series C common stock are not convertible into shares of any other series of our common stock.

  Distributions

        Subject to the exception provided below, distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, our Series B common stock or our Series C common stock may be declared and paid only as follows:

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  a share distribution (1) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of (x) shares of our Series A common stock (or securities convertible therefore other than, for the avoidance of doubt, shares of our Series B common stock) to holders of our Series A common stock, on an equal per share basis, (y) shares of our Series B common stock (or securities convertible therefor) to holders of our Series B common stock, on an equal per share basis, and (z) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series C common stock, on an equal per share basis; and

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  a share distribution consisting of any class or series of securities of our company or any other person, other than our Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such shares of our common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of our common stock.

  Reclassification

        We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

  Liquidation and Dissolution

        In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.

Our Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

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  the designation of the series;

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  the number of authorized shares of the series, which number our board may subsequently increase or decrease but not below the number of such shares of such series preferred stock then outstanding;

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  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

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  the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

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  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

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  the voting rights, if any, of the holders of the series;

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  the terms and conditions, if any, for us to purchase or redeem the shares of the series; and

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  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.

        Although we have no intention at the present time of doing so, our company could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Other Provisions of our Certificate of Incorporation and Bylaws

  Board of Directors

        Our charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of our directors will not be less than three and the exact number will be fixed from time to time by a resolution of our board. The members of our board, other than those who may be elected by holders of any preferred stock, will be divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in 2014. The term of office of our Class II directors expires at the annual meeting of our stockholders in 2015. The term of office of our Class III director expires at the annual meeting of our stockholders in 2013. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote on such matter voting together as a single class.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, our directors are not liable to our company or any of its stockholders for monetary damages for breaches of fiduciary duties as a director. In addition, our company indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of our company or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification. See "Indemnification of Directors and Officers."

  No Stockholder Action by Written Consent; Special Meetings

        Our charter provides that, except as provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding shares of our Series A common stock, Series B common stock and, if applicable, our preferred stock, entitled to vote thereon or (ii) at the request of at least 75% of the members of our board of directors then in office

  Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

        All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to our company's Secretary. To be timely, a stockholder's notice will be given to our company's Secretary at Spinco's offices as follows:

          (1)   with respect to an annual meeting of our stockholders that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date;

          (2)   with respect to an annual meeting of our stockholders that is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no later than the close of business on the 10th day following the day on which Spinco first provides notice of or publicly announces the date of the current annual meeting, whichever occurs first; and

          (3)   with respect to an election to be held at a special meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day prior to such special meeting and no later than the close of business on the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the proposed nominees.

        The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our company's Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in 2013, the first anniversary date will be deemed to be August 8, 2013.

  Amendments

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our charter or to add or insert any provision in our charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least 75% of the members of our board then in office. Our charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the board of directors may adopt, amend or repeal the bylaws by the affirmative vote of not less than 75% of the members of our board then in office.

  Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for:

  •
  the merger or consolidation of our company with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

  •
  the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

  •
  our dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder including certain related persons and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. Spinco is subject to Section 203.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. will be the transfer agent and registrar for our common stock:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02121

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Spinco charter will provide as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Spinco will not be liable to Spinco or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of Spinco existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    Spinco will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Spinco or is or was serving at the request of Spinco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the charter. Spinco will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Spinco.

          (b)    Prepayment of Expenses.    Spinco will pay the expenses (including attorney's fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Spinco, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action Spinco will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the charter, the bylaws of Spinco, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    Spinco's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.

        Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of Liberty Media's board of directors has selected KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2012.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

        As a result of the foregoing, we have become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that Spinco files with the SEC, including the registration statement on Form 10, including its exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the

SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty Spinco, Inc.
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-5408

        We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm.

        For additional information regarding Liberty Media and its subsidiaries, you may read and copy Liberty Media's periodic reports, proxy statements and other information publicly filed by Liberty Media at the SEC's Public Reference Room or on the SEC's website, and you may contact Liberty Media at the contact information set forth therein.

        You may request a copy of any of Liberty Media's filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty Media Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-5408

        Pursuant to a services agreement to be entered into between our company and Liberty Media, we will provide Starz with investor relations assistance for a period following the Spin-Off. Accordingly, if you have questions relating to Spinco or Starz following the Spin-Off, you should contact the office of Investor Relations of Spinco at the address and telephone number above.

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

        This information statement includes information concerning Sirius, Barnes & Noble and Live Nation, each of which is a public company and files reports and other information with the SEC in accordance with the requirements of the Securities Act and the Exchange Act. Information included in this information statement concerning each of these companies has been derived from the reports and other information filed by it with the SEC. Neither Liberty Media nor Spinco had a part in the preparation of those reports and other information, nor are they incorporated by reference in this information statement. You may read and copy any reports and other information filed by these companies as set forth above.

 FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 3 to the consolidated financial statements, effective January 1, 2011, the Company adopted ASU 2009-14: Software (Topic 985): Certain Revenue Arrangements That Include Software Elements and ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements.

                      /s/ KPMG LLP

Denver, Colorado
February 23, 2012

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$2,070	2,090
Trade and other receivables, net	288	257
Program rights	442	411
Short term marketable securities	299	509
Restricted cash (note 11)	709	53
Receivable from Liberty Interactive	—	85
Deferred income tax assets	61	—
Other current assets	45	137

Total current assets	3,914	3,542

Investments in available-for-sale securities and other cost investments (note 7 and 9)	1,859	4,550
Investments in affiliates, accounted for using the equity method (note 8)	567	91
Property and equipment, at cost	504	520
Accumulated depreciation	(289)	(273)

	215	247

Intangible assets not subject to amortization (note 10)	475	485
Intangible assets subject to amortization, net (note 10)	135	164
Program rights	320	323
Deferred costs	—	345
Deferred income tax assets	—	371
Other assets, at cost, net of accumulated amortization	238	674

Total assets	$7,723	10,792

(continued)

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

December 31, 2011 and 2010

	2011	2010
	amounts in millions
Liabilities and Equity
Current liabilities:
Accounts payable	$15	21
Accrued liabilities	313	243
Financial instruments (note 9)	7	1,222
Current portion of debt (note 11)	754	37
Deferred income tax liabilities	—	712
Deferred revenue	63	240
Other current liabilities	78	36

Total current liabilities	1,230	2,511

Long-term debt (note 11)	541	2,101
Deferred revenue	39	846
Deferred income tax liabilities	411	—
Other liabilities	251	308

Total liabilities	2,472	5,766

Stockholders' equity (note 13):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A Liberty Capital common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 112,411,965 shares at December 31, 2011	1	—
Series B Liberty Capital common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 9,918,454 shares at December 31, 2011	—	—
Series C Liberty Capital common stock, $.01 par value. Authorized 2,000,000,000 shares; zero issued and outstanding shares at December 31, 2011	—	—
Series A Liberty Starz common stock, $.01 par value. Authorized 4,000,000,000 shares; zero issued and outstanding shares at December 31, 2011	—	—
Series B Liberty Starz common stock, $.01 par value. Authorized 150,000,000 shares; zero issued and outstanding shares at December 31, 2011	—	—
Series C Liberty Starz common stock, $.01 par value. Authorized 4,000,000,000 shares; zero issued and outstanding shares at December 31, 2011	—	—
Additional paid-in capital	3,564	—
Parent's investment	—	4,117
Accumulated other comprehensive earnings, net of taxes	29	54
Retained earnings	1,667	855

Total stockholders' equity	5,261	5,026
Noncontrolling interests in equity of subsidiaries	(10)	—

Total equity	5,251	5,026

Commitments and contingencies (note 19)
Total liabilities and equity	$7,723	10,792

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statements Of Operations

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$3,024	2,050	1,853
Operating costs and expenses:
Operating	1,600	1,284	1,171
Selling, general and administrative, including stock-based compensation (note 3)	396	525	564
Legal settlement	2	(48)	—
Depreciation and amortization	69	94	109

	2,067	1,855	1,844

Operating income	957	195	9
Other income (expense):
Interest expense	(21)	(65)	(132)
Dividend and interest income	79	88	117
Liberty Interactive interest income (expense)	—	3	16
Share of earnings (losses) of affiliates, net (note 8)	49	(64)	(44)
Realized and unrealized gains (losses) on financial instruments, net (note 9)	68	260	(34)
Gains (losses) on dispositions, net	(10)	36	242
Other, net	5	7	(4)

	170	265	161

Earnings (loss) from continuing operations before income taxes	1,127	460	170
Income tax (expense) benefit	(319)	558	170

Net earnings (loss) from continuing operations	808	1,018	340
Earnings (loss) from discontinued operations, net of taxes (note 5)	—	—	5,864

Net earnings (loss)	808	1,018	6,204
Less net earnings (loss) attributable to the noncontrolling interests	(4)	(3)	—

Net earnings (loss) attributable to Liberty stockholders	$812	1,021	6,204

Net earnings (loss) attributable to Liberty stockholders:
Liberty Capital common stock	583	815	127
Liberty Starz common stock	229	206	6,077

	$812	1,021	6,204

(continued)

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statements Of Operations (Continued)

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	amounts in millions, except per share amounts
Basic net earnings (loss) from continuing operations attributable to Liberty stockholders per common share (note 3):
Series A and Series B Liberty Capital common stock	$6.86	9.06	1.32
Series A and Series B Liberty Starz common stock	4.49	4.12	0.46
Diluted net earnings (loss) from continuing operations attributable to Liberty stockholders per common share (note 3):
Series A and Series B Liberty Capital common stock	6.63	8.76	1.31
Series A and Series B Liberty Starz common stock	4.32	3.96	0.46
Basic net earnings (loss) attributable to Liberty stockholders per common share (note 3):
Series A and Series B Liberty Capital common stock	6.86	9.06	1.32
Series A and Series B Liberty Starz common stock	4.49	4.12	13.13
Diluted net earnings (loss) attributable to Liberty stockholders per common share (note 3):
Series A and Series B Liberty Capital common stock	6.63	8.76	1.31
Series A and Series B Liberty Starz common stock	4.32	3.96	13.04

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statements Of Comprehensive Earnings (Loss)

Years ended December 31, 2011, 2010 and 2009

	December 31,
	2011	2010	2009
	amounts in millions
Net earnings (loss)	$808	1,018	6,204

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	—	—	2
Unrealized holding gains (losses) arising during the period	(24)	9	43
Recognition of previously unrealized (gains) losses on available-for-sale securities, net	—	(21)	(1)
Share of other comprehensive earnings (loss) from equity affiliates	2	—	—
Reattribution of other comprehensive earnings from Liberty Interactive	—	30	—
Other comprehensive earnings (loss) from discontinued operations	—	—	31
Other	(3)	1	(4)

Other comprehensive earnings (loss)	(25)	19	71

Comprehensive earnings (loss)	783	1,037	6,275
Less comprehensive earnings (loss) attributable to the noncontrolling interests	(4)	(3)	—

Comprehensive earnings (loss) attributable to Liberty stockholders	$787	1,040	6,275

Comprehensive earnings (loss) attributable to Liberty stockholders:
Liberty Capital common stock	560	834	167
Liberty Starz common stock	227	206	6,108

	$787	1,040	6,275

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statements Of Cash Flows

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	amounts in millions (see note 4)
Cash flows from operating activities:
Net earnings (loss)	$808	1,018	6,204
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	—	(5,864)
Depreciation and amortization	69	94	109
Amortization of program rights	737	729	683
Cash payments for program rights	(769)	(650)	(693)
Stock-based compensation	32	83	81
Cash payments for stock-based compensation	(21)	(204)	(2)
Noncash interest expense	2	—	—
Share of (earnings) loss of affiliates, net	(49)	64	44
Realized and unrealized (gains) losses on financial instruments, net	(68)	(260)	34
Losses (gains) on disposition of assets, net	10	(36)	(242)
Change in tax accounts from Liberty Interactive, net	2	50	(56)
Deferred income tax expense	58	(782)	45
Other noncash charges (credits), net	(605)	72	13
Changes in operating assets and liabilities
Current and other assets	(78)	—	99
Payables and other liabilities	148	(57)	(95)

Net cash provided (used) by operating activities	276	121	360

Cash flows from investing activities:
Cash proceeds from dispositions	17	71	251
Proceeds (payments) from settlement of financial instruments, net	—	751	1,367
Investments in and loans to cost and equity investees	(350)	(405)	(726)
Investment in loan to Liberty Interactive	—	—	(510)
Repayment of loan by Liberty Interactive	—	316	194
Repayment of loans by cost and equity investees	217	200	634
Capital expended for property and equipment	(14)	(16)	(56)
Net sales (purchases) of short term investments	277	(542)	69
Net (increase) decrease in restricted cash	(153)	(39)	66
Reattribution of cash to Liberty Interactive	(264)	(807)	—
Other investing activities, net	(4)	(13)	1

Net cash provided (used) by investing activities	(274)	(484)	1,290

Cash flows from financing activities:
Borrowings of debt	506	132	2,061
Repayments of debt	(59)	(1,047)	(2,144)
Repurchases of Liberty common stock	(465)	(754)	(18)
Other financing activities, net	(4)	171	303

Net cash provided (used) by financing activities	(22)	(1,498)	202

Effect of foreign currency exchange rates on cash	—	—	(8)

Net cash provided (used) by discontinued operations:	—	—	(121)

Net increase (decrease) in cash and cash equivalents	(20)	(1,861)	1,723
Cash and cash equivalents at beginning of period	2,090	3,951	2,228

Cash and cash equivalents at end of period	$2,070	2,090	3,951

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statement Of Equity

Years ended December 31, 2011, 2010 and 2009

	Stockholders' equity
		Liberty Capital		Liberty Starz				Accumulated other comprehensive earnings		Noncontrolling interest in equity of subsidiaries
	Preferred Stock					Additional Paid-in Capital	Parent's Investment		Retained earnings		Total equity
		Series A	Series B	Series A	Series B
	amounts in millions
Balance at January 1, 2009	$—	$—	$—	$—	$—	$—	$19,705	$(36)	$(6,370)	$1	$13,300
Net earnings	—	—	—	—	—	—	—	—	6,204	—	6,204
Other comprehensive earnings	—	—	—	—	—	—	—	71	—	—	71
Split-Off of Liberty Entertainment, Inc. (note 4)	—	—	—	—	—	—	(16,486)	—	—	—	(16,486)
Stock compensation	—	—	—	—	—	—	134	—	—	—	134
Stock issued upon exercise of stock options	—	—	—	—	—	—	115	—	—	—	115
Series A Liberty Starz stock repurchases	—	—	—	—	—	—	(13)	—	—	—	(13)
Series A Liberty Capital stock repurchases	—	—	—	—	—	—	(5)	—	—	—	(5)
Other	—	—	—	—	—	—	(4)	—	—	(1)	(5)

Balance at December 31, 2009	—	—	—	—	—	—	3,446	35	(166)	—	3,315
Net earnings	—	—	—	—	—	—	—	—	1,021	(3)	1,018
Other comprehensive earnings	—	—	—	—	—	—	—	19	—	—	19
Stock issued upon exercise of stock options	—	—	—	—	—	—	24	—	—	—	24
Stock compensation	—	—	—	—	—	—	99	—	—	—	99
Series A Liberty Starz stock repurchase	—	—	—	—	—	—	(40)	—	—	—	(40)
Series A Liberty Capital stock repurchases	—	—	—	—	—	—	(714)	—	—	—	(714)
Impact of reattribution with Liberty Interactive	—	—	—	—	—	—	1,285	—	—	—	1,285
Other	—	—	—	—	—	—	17	—	—	3	20

Balance at December 31, 2010	—	—	—	—	—	—	4,117	54	855	—	5,026
Net earnings	—	—	—	—	—	—	—	—	812	(4)	808
Other comprehensive loss	—	—	—	—	—	—	—	(25)	—	—	(25)
Stock compensation	—	—	—	—	—	7	16	—	—	—	23
Stock issued upon exercise of stock options	—	—	—	—	—	1	6	—	—	—	7
Series A Liberty Capital stock repurchases	—	—	—	—	—	(152)	(213)	—	—	—	(365)
Series A Liberty Starz stock repurchases	—	—	—	—	—	(100)	—	—	—	—	(100)
Impact of reattribution with Liberty Interactive	—	—	—	—	—	—	45	—	—	—	45
Transfer of tax attributes to Liberty Interactive	—	—	—	—	—	—	(59)	—	—	—	(59)
Change in capitalization in connection with Split-off (note 1)	—	1	—	—	—	3,808	(3,809)	—	—	—	—
Sale of noncontrolling interest, net of tax impacts	—	—	—	—	—	—	(100)	—	—	(6)	(106)
Other	—	—	—	—	—	—	(3)	—	—	—	(3)

Balance at December 31, 2011	$—	$1	$—	$—	$—	$3,564	$—	$29	$1,667	$(10)	$5,251

See accompanying notes to consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

(1) Basis of Presentation

        The accompanying consolidated financial statements of Liberty Media Corporation (formerly named Liberty CapStarz, Inc. and prior thereto Liberty Splitco, Inc.) ("Liberty" or the "Company" unless the context otherwise requires) represent a combination of the historical financial information of (1) certain video programming and other media related assets and businesses previously attributed to the Starz tracking stock group and the Capital tracking stock group of Liberty Interactive Corporation ("Liberty Interactive" and formerly named Liberty Media Corporation) further described in note 2 and (2) Liberty Media Corporation and its consolidated subsidiares for the period following the date of the Split-Off (defined below). The Split-Off has been accounted for at historical cost due to the pro rata nature of the distribution.

        During the second quarter of 2010, Liberty Interactive announced that its board of directors authorized its management to proceed with a plan to separate its Liberty Capital and Liberty Starz tracking stock groups from its Liberty Interactive tracking stock group (the "Split-Off"). The Split-Off was completed on September 23, 2011 following the satisfaction of all conditions to the Split-Off. The Split-Off was effected by means of a redemption of all of the outstanding Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive in exchange for all of the common stock of Liberty, which at the time of the Split-Off held all of the businesses, assets and liabilities attributed to the Capital and Starz tracking stock groups of Liberty Interactive in accordance with the terms of a Reorganization Agreement (described below). Immediately following the Split-Off Liberty utilized a tracking stock capital structure similar to that used by Liberty Interactive prior to the Split-Off, with two tracking stock groups: one tracking the businesses, assets and liabilities previously attributed to Liberty Interactive's Capital Group ("Capital Group") and the other tracking the businesses, assets and liabilities that were previously attributed to Liberty Interactive's Starz Group ("Starz Group"). As further discussed in note 2, Liberty eliminated its tracking stock structure in November 2011 through the conversion of Liberty Starz common stock into Liberty Capital common stock.

        These financial statements have been presented using the historical presentation of the Liberty Interactive attributed financial information as a basis for the consolidated financial statements. Previous transactions of the Liberty Capital group and Liberty Starz group have been reflected as transactions of Liberty and the historical transactions of the Liberty Interactive group have been treated as transactions of Liberty Interactive for purposes of these financial statements. Previous transactions between either the Liberty Starz group or the Liberty Capital group and the Liberty Interactive group, including all reattributions, have been reflected at historical cost on a prospective basis (i.e., treated as book value transfers rather than retroactive as-if poolings). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

        Following the Split-Off, Liberty and Liberty Interactive operate as separate publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty and Liberty Interactive entered into certain agreements in order to govern ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Split-Off and provisions governing the relationship between Liberty and Liberty Interactive with respect to and resulting from the Split-Off, including cross-indemnities.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(1) Basis of Presentation (Continued)

Pursuant to the Services Agreement, Liberty provides Liberty Interactive with general and administrative services including legal, tax, accounting, treasury and investor relations support. Liberty Interactive will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for Liberty Interactive's allocable portion of costs associated with any shared services or personnel based on an estimated percentage of time spent providing services to Liberty Interactive. Prior to the Split-Off these costs were being allocated between the tracking stock groups and Liberty does not believe these amounts will be significantly different following the completion of the Split-Off. Under the Facilities Sharing Agreement, Liberty Interactive shares office space with Liberty and related amenities at Liberty's corporate headquarters. Under these various agreements approximately $2 million of these allocated expenses were reimbursable to Liberty since the Split-Off date.

        The Tax Sharing Agreement provides for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and Liberty and other agreements related to tax matters. Among other things, pursuant to the Tax Sharing Agreement, Liberty has agreed to indemnify Liberty Interactive, subject to certain limited exceptions, for losses and taxes resulting from the Split-Off to the extent such losses or taxes (i) result primarily from, individually or in the aggregate, the breach of certain restrictive covenants made by Liberty (applicable to actions or failures to act by Liberty and its subsidiaries following the completion of the Split-Off), (ii) result from the Liberty Capital common stock or the Liberty Starz common stock not being treated as stock of Liberty, or being treated as Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes, (iii) result from the Liberty Interactive common stock, the Liberty Capital common stock, or the Liberty Starz common stock not being treated as stock of Liberty Interactive, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, (iv) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty, or (v) result from deferred intercompany items or excess loss accounts that are triggered by the Split-Off, and that would otherwise be allocated to Liberty. In addition, Liberty will be required to indemnify Liberty Interactive for any losses or taxes resulting from the failure of the LEI split-off (a previously completed split-off by Liberty Interactive) and related restructuring transactions to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) (including any such losses or taxes arising as a result of the completion of the Split-Off), except to the extent that such losses or taxes result primarily from, individually or in the aggregate, a breach of certain restrictive covenants made by Liberty Interactive (applicable to actions or failures to act by Liberty Interactive and its subsidiaries following the completion of the Split-Off).

        Liberty, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the media, communications and entertainment industries primarily in North America.

(2) Tracking Stocks

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. Immediately following the Split-Off, Liberty had two tracking stocks—Liberty Starz common stock and Liberty Capital common stock, which were intended to track and reflect the

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Tracking Stocks (Continued)

economic performance of the businesses and assets attributed to the Starz Group and Capital Group, respectively. On November 28, 2011, Liberty completed the conversion of each outstanding share of Liberty Starz common stock for 0.88129 of a share of the corresponding series of Liberty Capital common stock, with cash paid in lieu of any fractional shares (the "Conversion"). As a result of the Conversion there are no outstanding shares of Liberty Starz tracking stock at December 31, 2011. The Liberty Capital common stock previously traded under the LCAPA and LCAPB ticker symbols; at the date of conversion the ticker symbols changed to LMCA and LMCB.

        While the Starz Group and the Capital Group had separate collections of businesses, assets and liabilities attributed to them, no group was a separate legal entity and therefore could not own assets, issue securities or enter into legally binding agreements. Holders of the tracking stocks had no direct claim to the group's stock or assets and were not represented by separate boards of directors. Instead, holders of tracking stock were stockholders of the Company, with a single board of directors and subject to all of the risks and liabilities of the Company.

        Prior to the Split-Off, during the time that Liberty Interactive had separate tracking stocks outstanding, the following changes in attribution were made between the respective tracking stock groups which impacted the attributed results of the tracking stock groups in those historical periods and the consolidated results of Liberty.

        On February 25, 2010, Liberty Interactive announced that its board of directors had resolved to effect the following changes in attribution between its Capital Group and its Interactive Group, effective on that date (the "February Reattribution"):

  •
  the change in attribution from its Interactive Group to its Capital Group of a 14.6% ownership interest in Live Nation Entertainment, Inc.;

  •
  the change in attribution from its Capital Group to its Interactive Group of the following debt securities:

  •
  $469 million in principal amount of 4% Exchangeable Senior Debentures due 2029 (the "2029 Exchangeables");

  •
  $460 million in principal amount of 3.75% Exchangeable Senior Debentures due 2030 (the "2030 Exchangeables"); and

  •
  $492 million in principal amount of 3.5% Exchangeable Senior Debentures due 2031 (the "2031 Exchangeables", and together with the 2029 Exchangeables and the 2030 Exchangeables, the "Exchangeable Notes");

  •
  the change in attribution from its Capital Group to its Interactive Group of approximately $830 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in principal amount of 2029 Exchangeables and $350 million in principal amount of 2030 Exchangeables; and

  •
  the change in attribution from the Capital Group to the Interactive Group of $807 million in cash.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Tracking Stocks (Continued)

        On September 16, 2010, Liberty Interactive's board of directors approved a change in attribution of its interest in Starz Media, LLC along with $15 million in cash from its Capital Group to its Starz Group, effective September 30, 2010 (the "Starz Media Reattribution"). As a result of the Starz Media Reattribution, an intergroup payable of approximately $55 million owed by the Capital Group to the Starz Group was extinguished, and the Starz Group became attributed with approximately $54 million in bank debt, interest rate swaps and any shutdown costs associated with the winding down of the Overture Films business. Notwithstanding the Starz Media Reattribution, certain tax benefits relating to the operation of the Starz Media, LLC business during the time it was attributed to the Capital Group that may be realized from any future sale or other disposition of that business by the Starz Group was attributed to the Capital Group. The Starz Media Reattribution had no impact on the consolidated results of Liberty.

        On February 9, 2011, Liberty Interactive's board approved a change in attribution of $1,138 million of the 3.125% Exchangeable Senior Debentures due 2023, the stock into which such debt is exchangeable (approximately 22 million shares of Time Warner, Inc., 5 million shares of Time Warner Cable Inc. and 2 million shares of AOL, Inc. with an aggregate carrying value of $1,215 million at the time of the reattribution) and cash of $264 million from its Capital Group to its Interactive Group (the "TWX Reattribution").

        As discussed in note 1, the Liberty Interactive tracking stock businesses and assets remained with Liberty Interactive Corporation in the Split-Off. Liberty has reflected these reattributions discussed above prospectively for the results attributed to the tracking stock groups in prior periods. In each case, the assets and liabilities were reattributed at their book values rather than the estimated fair values of those assets and liabilities that were considered by our board of directors, among other factors, in approving the applicable reattribution. As a result, on a book value basis a change in attribution is reflected as a transfer of net assets between the tracking stocks. The principal reasons for the difference between fair value and book value is (i) the deferred tax liabilities under GAAP are required to be carried at the gross undiscounted basis difference multiplied by the company's effective tax rate whereas on a fair value basis, these future tax liabilities are not expected to be incurred for many years and therefore their present discounted value is substantially less, and (ii) certain of the senior exchangeable debentures are expected to continue to generate interest deductions for tax purposes in excess of the annual cash coupon over their remaining life, the present value of which is not reflected in the book values of the reattributed assets and liabilities.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Tracking Stocks (Continued)

        The Pro Forma summarized unaudited balance sheet and statements of operation of Liberty as if the reattributions discussed above occurred for the Balance Sheet data as of that date and for the Statement of Operations data as if they had occurred on January 1, 2009, are as follows:

        Summary Balance Sheet Data:

December 31, 2010
amounts in millions (unaudited)
Current assets	$3,278
Investments in available-for-sale securities	3,441
Equity investments	91
Total assets	9,563
Long-term debt	818
Parent's investment	5,155

        Summary Operations Data:

	Years ended December 31,
	2010	2009
	amounts in millions (unaudited)
Revenue	$2,050	1,853
Operating income (loss)	195	9
Interest expense	(21)	(34)
Share of losses of affiliates	(62)	(82)
Realized and unrealized gains (losses) on financial instruments, net	170	434
Earnings (loss) from continuing operations attributable to Liberty stockholders:
Liberty Capital group	$788	461
Liberty Starz group	$206	213

        Due to the timing of the TWX reattribution, in February 2011, any Pro Forma impact to the 2011 results was considered insignificant. Therefore, no Pro Forma information was considered necessary.

(3) Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

Receivables

        Receivables are reflected net of an allowance for doubtful accounts and sales returns. Such allowance aggregated $39 million and $32 million at December 31, 2011 and 2010, respectively. Activity in the periods ended December 31, 2011, 2010 and 2009 included $9 million, zero and $7 million of bad debt charged to expense, respectively, and $2 million, $3 million and $1 million of write-offs, respectively.

Program Rights

        The cost of program rights for films and television programs exhibited by Starz Channels are generally amortized on a film-by-film basis over the anticipated number of exhibitions. Starz Channels estimates the number of exhibitions based on the number of exhibitions allowed in the agreement and the expected usage of the content. Certain other program rights are amortized to expense using the straight-line method over the respective lives of the agreements. Starz Channels generally has rights to two separate windows under its output agreements. For films with multiple windows, the license fee is allocated between the first and second window based upon the proportionate estimated fair value of each window. Considerable management judgment is necessary to estimate the fair value of each window. Changes in estimate could significantly impact programming costs in the future.

Investment in Films and Television Programs

        Investment in films and television programs is included in other assets and generally includes the cost of completed films, television programs and original productions which have been produced by Starz or for which Starz has acquired distribution rights, as well as the cost of films, television programs or original productions in production, pre-production and development. Capitalized costs include production costs, including labor, goods and services, interest and allocable overhead, acquisition of distribution rights, acquisition of story rights and the development of stories less the license fee for original productions, which have aired on the Starz linear channels on demand or on the Internet. Starz allocates the cost of its original productions between the license fee for pay television and the ancillary revenue markets (e.g. home video, digital platforms, international television, etc.) based on the estimated relative fair values of these markets. The license fee associated with original productions is reclassified to program rights when the program is aired. Investment in films and television programs is stated at the lower of unamortized cost or estimated fair value on an individual film basis. Investment in films and television programs are amortized using the individual-film-forecast method, whereby the costs are charged to expense and royalty, participation and residual costs are accrued based on the proportion that current revenue from the films, television programs and original productions bear to an estimate of the remaining unrecognized ultimate revenue. Ultimate revenue estimates do not exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series. Estimates of ultimate revenue involve uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management's future revenue estimates.

        Investment in films and television programs in development or pre-production is periodically reviewed to determine whether they will ultimately be used in the production of a film or television program. Costs of films, television programs and original productions in development or pre-production

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

are charged to expense when a project is abandoned, or generally if the film, television program or original production has not been set for production within three years from the time of the first capitalized transaction.

        Investment in films and television programs is reviewed for impairment on a title-by-title basis when an event or change in circumstances indicates that a film, television program or original production may be impaired. The estimated fair value for each title is determined using the discounted estimated future cash flow of each title. If the estimated fair value of a film, television program or original production is less than its unamortized cost, the excess of unamortized costs over the estimated fair value is charged to expense. Considerable management judgment is necessary to estimate the fair value of investment in films and television programs. Changes in these estimates could significantly impact the impairment analysis in the future.

Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. U.S. generally accepted accounting principles ("GAAP") permit entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statement of operations (the "fair value option"). Under other relevant GAAP, entities were required to recognize changes in fair value of AFS securities in the balance sheet in accumulated other comprehensive earnings. Liberty has entered into economic hedges for certain of its non-strategic AFS securities (although such instruments are not accounted for as fair value hedges by the Company). Changes in the fair value of these economic hedges are reflected in Liberty's statement of operations as unrealized gains (losses). In order to better match the changes in fair value of the subject AFS securities and the changes in fair value of the corresponding economic hedges in the Company's financial statements, Liberty has elected the fair value option for those of its AFS securities which it considers to be non-strategic ("Non-strategic Securities"). Accordingly, changes in the fair value of Non-strategic Securities, as determined by quoted market prices, are reported in realized and unrealized gain (losses) on financial instruments in the accompanying consolidated statement of operations. The total value of AFS securities for which the Company has elected the fair value option aggregated $1,435 million and $3,768 million as of December 31, 2011 and 2010, respectively.

        Other investments in which the Company's ownership interest is less than 20% and are not considered marketable securities are carried at cost.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. In the event the Company is unable to obtain accurate financial information from an equity affiliate in a timely manner, the Company records its share of earnings or losses of such affiliate on a lag. The Company's share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

        Changes in the Company's proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities by such equity investee ("SAB 51 Gain"), are recognized in equity.

        The Company continually reviews its equity investments and its AFS securities which are not Non-strategic Securities to determine whether a decline in fair value below the cost basis is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for AFS securities which are not Non-strategic Securities are included in the consolidated statements of operations as other than temporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Derivative Instruments and Hedging Activities

        All of the Company's derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. The Company has entered into several interest rate swap agreements to mitigate the cash flow risk associated with interest payments related to certain of its variable rate debt. None of the Company's derivatives are currently designated as hedges.

        The fair value of the Company's derivative instruments are estimated using the Black-Scholes model. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtained volatility rates from pricing services based on the expected volatility of the underlying security over the remaining term of the derivative instrument. A discount rate was obtained at the inception of the derivative instrument and updated each reporting period in which equity collars were outstanding, based on the Company's estimate of the discount rate at which it could currently settle the derivative instrument. The Company considered its own credit risk as well as the credit risk of its counterparties

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

in estimating the discount rate. Considerable management judgment was required in estimating the Black-Scholes variables.

Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

Intangible Assets

        Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment upon certain triggering events. Goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") are not amortized, but instead are tested for impairment at least annually. Equity method goodwill is also not amortized, but is evaluated for impairment upon certain triggering events.

        The Company performs at least annually an impairment analysis and as discussed below, in Recent Accounting Pronouncements, the Company adopted the recent accounting guidance relating to annual assessments of recoverability of goodwill and utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary. In evaluating goodwill on a qualitative basis the Company reviewed the business performance of each reporting unit and evaluated other relevant factors as identified in ASU 2011-08 to determine whether it was more likely than not that an indicated impairment existed for any of our reporting units. The Company considered whether there was any negative macroenomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods. As part of the analysis the Company also considered fair value determinations for certain reporting units that had been made at various points throughout the year for other purposes.

        If a step one test would have been necessary based on the qualitative factors the Company would compare the estimated fair value of a reporting unit to its carrying value. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows. The cash flows employed in Liberty's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. There is no assurance that actual results in the future will approximate these forecasts. For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the "Step 2 Test"). In the Step 2 Test, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill. The difference between such allocated amount and the carrying value of the goodwill is recorded as an impairment charge.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

Impairment of Long-lived Assets

        The Company periodically reviews the carrying amounts of its property and equipment and its intangible assets (other than goodwill and indefinite-lived intangibles) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Noncontrolling Interests

        Prior to January 1, 2009, recognition of the noncontrolling interests' share of losses of subsidiaries was generally limited to the amount of such noncontrolling interests' allocable portion of the common equity of those subsidiaries. Effective January 1, 2009, the Company adopted new guidance which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary. Among other matters, (a) the previous limitations on allocation of losses to the noncontrolling interests were eliminated, (b) the noncontrolling interest is reported within equity in the balance sheet and (c) the amount of combined net income attributable to the parent and to the noncontrolling interest is presented in the statement of income. Also, changes in ownership interests in subsidiaries in which the Company maintains a controlling interest are recorded in equity. The Company has applied the changes prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively for all periods presented.

Revenue Recognition

        Revenue is recognized as follows:

  •
  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. During the year ended December 31, 2011, approximately 56% of the Starz Channels' revenue was generated by its three largest customers, Comcast, DIRECTV and Dish Network, each of which individually generated 10% or more of the Starz Channels' revenue for such period.

  •
  TruePosition earns revenue from the sale and licensing of equipment with embedded software and related service and maintenance. For contracts entered into prior to the adoption of new revenue accounting guidance with multiple element arrangements with vendor specific objective evidence, the Company recognized revenue for each specific element when the earnings process is complete. If vendor specific objective evidence did not exist, revenue was deferred and recognized on a straight-line basis over the remaining term of the maintenance period after all other elements had been delivered. The Company adopted the new revenue accounting guidance prospectively (see the Recent Accouting Pronouncements header for information on the adoption of the revenue accounting guidance) so subsequent to January 1, 2011 any new

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

    contracts or materially modifed contracts with multiple element arrangements are accounted for based on the relative fair value of each separate element and recognized as earned.

  •
  Revenue from the sale of DVDs is recognized net of an allowance for estimated returns, on the later of estimated receipt of the product by the customer or after any restrictions on the sale lapse. Revenue from television licensing is recognized when the film or program is complete in accordance with the terms of the arrangement, the license period has begun and is available for telecast or exploitation. Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company's participation in box office receipts.

  •
  Revenue for ticket sales, local radio and television rights, signage and suites are recognized on a per game basis during the baseball season based on a pro rata share of total revenues earning during the entire baseball season to the total number of home games during the season. Concession revenue is recognized as commissions are earned from the sale of food and beverage at the stadium in accordance with agreements with the Company's concessions vendors. Major League Baseball (MLB) revenue is earned throughout the year based on an estimate of revenues generated by MLB on behalf of the 30 MLB clubs through the MLB Central Fund and MLB Properties and revenue sharing income or expense.

        Additionally, TruePosition's contract with T-Mobile expired in mid-2011; however software maintenance services ordered prior to that date continued to be provided through the end of the year. TruePosition had deferred substantially all of the revenue earned from T-Mobile since the inception of the contract due to an obligation to provide specified upgrades which were not delivered and for which no Vendor Specific Objective Evidence existed. Upon expiration of the software maintenance period, this obligation ceased to exist and, accordingly, TruePosition recognized approximately $491 million and $242 million of previously deferred revenue and costs, respectively.

Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $114 million, $154 million and $211 million for the years ended December 31, 2011, 2010 and 2009, respectively. Co-operative marketing costs incurred as part of affiliation agreements with distributors are recognized as advertising expense to the extent an identifiable benefit is received and fair value of the benefit can be reasonably measured. Otherwise, such costs are recorded as a reduction of revenue.

Stock-Based Compensation

        As more fully described in note 15, Liberty has granted to its directors, employees and employees of its subsidiaries options and stock appreciation rights ("SARs") to purchase shares of Liberty common stock (collectively, "Awards"). The Company measures the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the Award). The Company measures the cost of employee services received in exchange for an Award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the Award, and remeasures the fair value of the Award at each reporting date.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

        Included in selling, general and administrative expenses in the accompanying combined statements of operations are the following amounts of stock-based compensation (amounts in millions):

Years ended:
December 31, 2011	$32
December 31, 2010	$83
December 31, 2009	$81

        Included in earnings from discontinued operations for the year ended December 31, 2009 is $55 million of stock-based compensation related to stock options and restricted stock, the vesting of which was accelerated in connection with the closing of the DTV Business Combination.

        As of December 31, 2011, the total unrecognized compensation cost related to unvested Liberty equity Awards was approximately $68 million. Such amount will be recognized in the Company's consolidated statements of operations over a weighted average period of approximately 2.2 years.

Income Taxes

        The Company was included in the consolidated tax return of Liberty Interactive through the date of the Split-Off. Following the Split-Off the Company files its own consolidated tax return. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying consolidated statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying consolidated statements of operations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

Earnings attributable to Liberty Stockholders Per Common Share

        Net earnings attributable to Liberty stockholders are comprised of the following:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Earnings (loss) from continuing operations	$812	1,021	340
Earnings from discontinued operations	—	—	5,864

Net earnings (loss) attributable to Liberty stockholders	$812	1,021	6,204

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares that were outstanding for the period at the Company. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented.

Series A and Series B Liberty Capital Common Stock

        The basic and diluted EPS calculation is based on the following weighted average outstanding shares (WASO) of Liberty Capital common stock, based on the conversion ratio of 1 to 1 utilized in the Split-Off, prior to the Split-Off, and the actual Liberty Capital common stock after the Split-Off. Excluded from diluted EPS for the years ended December 31, 2011 are less than a million potential common shares because their inclusion would be anti-dilutive.

	Years ended December 31,
	2011	2010	2009
	number of shares in millions
Basic WASO	85	90	96
Stock options	3	3	1

Diluted WASO	88	93	97

Series A and Series B Liberty Starz Common Stock

        The basic and diluted EPS calculation is based on the following WASO of Liberty Starz common stock, based on the conversion ratio of 1 to 1 utilized in the Split-Off, prior to the Split-Off, and the actual Liberty Starz common stock immediately after the Split-Off. As discussed in note 2, on November 28, 2011 the Company converted each share of Liberty Starz for .88129 of a share of the corresponding series of Liberty Capital common stock (plus cash in lieu of fractional shares) to eliminate the tracking stock structure. Therefore, as of December 31, 2011, there were zero shares of

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

Liberty Starz Common stock outstanding and the Basic and Diluted EPS calculations are through the Conversion date.

	Years ended December 31,
	2011	2010	2009
	number of shares in millions
Basic WASO	51	50	463
Stock options	2	2	3

Diluted WASO	53	52	466

Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) fair value measurements, (ii) accounting for income taxes, (iii) assessments of other-than-temporary declines in fair value of its investments and (iv) amortization of program rights to be its most significant estimates.

        The Company holds investments that are accounted for using the equity method. The Company does not control the decision making process or business management practices of these affiliates. Accordingly, the Company relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that the Company uses in the application of the equity method. In addition, the Company relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on the Company's consolidated financial statements.

Recent Accounting Pronouncements

        In September 2009, the Financial Accounting Standards Boards amended the Accounting Standards Codification ("ASC") as summarized in Accounting Standards Update ("ASU") 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements, and ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. As summarized in ASU 2009-14, ASC Topic 985 has been amended to remove from the scope of industry specific revenue accounting guidance for software and software related transactions, tangible products containing software components and non-software components that function together to deliver the product's essential functionality. As summarized in ASU 2009-13, ASC Topic 605 has been amended (1) to provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and the consideration allocated; (2) to require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of selling price; and (3) to eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The accounting changes summarized in ASU 2009-14 and ASU 2009-13 are effective for fiscal years

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(3) Summary of Significant Accounting Policies (Continued)

beginning on or after June 15, 2010, with early adoption permitted. Adoption may either be on a prospective basis or by retrospective application.

        The Company adopted the revenue guidance on a prospective basis as of January 1, 2011. There was no financial statement impact on that date as a result of the adoption of the new accounting guidance. In the first quarter of 2011, TruePosition, a consolidated subsidiary of the Company, entered into an amended contract with AT&T (one of TruePosition's largest customers) that materially changed the terms of the existing contract. The transition provisions of the new accounting guidance require that when a contract is materially modified it is subject to the new accounting requirements. This resulted in the Company recognizing revenue for all the delivered elements meeting the separation criteria, previously deferred under the previous accounting guidance. TruePosition recognized approximately $538 million of revenue and $167 million of deferred cost associated with the delivered elements as of the modification date. Previously, TruePosition did not have Vendor Specific Objective Evidence for the undelivered specified upgrade, which changed the timing of revenue recognition for the entire arrangement. Under the new guidance TruePosition utilized the estimated selling price to determine what portion of the overall consideration to allocate to the delivered and undelivered elements.

        In September 2011, the Financial Accounting Standards Boards amended the Accounting Standards Codification ("ASC") as summarized in Accounting Standards Update ("ASU") 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. As summarized in ASU 2011-08, ASC Topic 350 has been amended to simplify how entities test goodwill for impairment by permitting entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. Previously, under ASC Topic 350 an entity would be required to test goodwill, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, then, if the carrying amount was greater than the fair value of the reporting unit, step two of the test would be required to determine whether an impairment was necessary. In evaluating goodwill on a qualitative basis we reviewed the business performance of each reporting unit and evaluated other relevant factors as identified in ASU 2011-08 to determine whether it was more likely than not that an indicated impairment existed for any of our reporting units. As part of the analysis we also considered fair value determinations for certain reporting units that had been made at various points throughout the year for other purposes. We do not believe the outcome of performing a qualitative analysis versus immediately performing a step one test had any financial statement impact.

(4) Supplemental Disclosures to Consolidated Statements of Cash Flows

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Cash paid for interest	$12	66	140

Cash paid (received) for income taxes	$193	161	(44)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(5) Discontinued Operations

Split Off of LEI

        On February 27, 2008, Liberty Interactive completed a transaction with News Corporation (the "News Corporation Exchange") in which Liberty Interactive exchanged all of its 512.6 million shares of News Corporation common stock valued at $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, three regional sports television networks and $463 million in cash. Liberty Interactive accounted for the News Corporation Exchange as a nonmonetary exchange and recognized a pre-tax gain of $3,665 million based on the difference between the fair value and the cost basis of the News Corporation shares exchanged. The News Corporation Exchange qualified as an IRC Section 355 transaction, and therefore did not trigger federal or state income tax obligations. In addition, upon consummation of such transaction, the deferred tax liability previously recorded for the difference between Liberty Interactive's book and tax bases in its News Corporation investment in the amount of $1,791 million was reversed with an offset to income tax benefit.

        On April 3, 2008, Liberty Interactive purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of $1,980 million. Liberty Interactive funded the purchase with borrowings against a newly executed equity collar on 110 million DIRECTV common shares. As a result of the additional shares acquired and stock repurchases by DIRECTV, Liberty Interactive's ownership interest in DIRECTV increased to approximately 57% as of November 19, 2009. However, due to a standstill agreement with DIRECTV, Liberty Interactive's ability to control DIRECTV was limited, and Liberty Interactive accounted for its investment using the equity method of accounting. Liberty Interactive's share of the earnings of DIRECTV, including amortization of Liberty Interactive's excess basis related to DIRECTV, aggregated $386 million in 2009. Such share of earnings are net of amortization of Liberty Interactive's excess basis of $279 million in 2009.

        On November 19, 2009, Liberty Interactive completed the split-off of LEI, and the business combination transaction among Liberty Interactive, LEI and DIRECTV (the "LEI Split-Off). LEI held Liberty Interactive's 57% interest in DIRECTV (which had a carrying value of $13,475 million at the time of the LEI Split-Off), a wholly owned subsidiary Liberty Sports Holdings, LLC, 65% interest in Game Show Network, LLC and approximately $120 million in cash and cash equivalents, and approximately $2,000 million of indebtedness. All of the businesses, assets and liabilities that were attributed to the Entertainment Group and were not held by LEI remained with Liberty and continue to be attributed to the Entertainment Group, which Liberty Interactive redesignated as the Starz Group.

        Immediately following the LEI Split-Off, Liberty Interactive, LEI and DIRECTV completed the DTV Business Combination, and each of LEI and DIRECTV became wholly owned subsidiaries of a new public holding company ("Holdings"), and LEI repaid loans to Liberty Interactive in the amount of $226 million. Pursuant to the DTV Business Combination, (i) John C. Malone, Chairman of the boards of Liberty Interactive, LEI and DIRECTV, and certain related persons (collectively, "the Malones") contributed each of their shares of LEI Series B common stock to Holdings for 1.11130 shares of Holdings Class B common stock (with payment of cash in lieu of any fractional shares), (ii) LEI merged with a wholly-owned subsidiary of Holdings, and each share of LEI common stock (other than shares of LEI Series B common stock held by the Malones) was exchanged for 1.11130

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(5) Discontinued Operations (Continued)

shares of Holdings Class A common stock (with payment of cash in lieu of any fractional shares), and (iii) DIRECTV merged with a wholly-owned subsidiary of Holdings, and each share of DIRECTV common stock was exchanged for one share of Holdings Class A common stock.

        Because the LEI Split-Off was conditioned on, among other matters, satisfaction and waiver of all conditions to the DTV Business Combination, the LEI Split-Off and the DTV Business Combination have been recorded at fair value, and Liberty Interactive recognized an approximate $5,900 million gain on the transaction. Such gain is included in earnings from discontinued operations in the accompanying consolidated statement of operations. Due to the tax-free nature of the LEI Split-Off and the DTV Business Combination, no taxes have been recorded on the gain for financial statement purposes.

        Certain combined statement of operations information for LEI, which is included in earnings from discontinued operations, is as follows:

Year ended December 31, 2009
amounts in millions
Revenue	$240
Earnings before income taxes(1)	$5,770

(1)
Includes the gain from the LEI Split-Off/DTV Business Combination in 2009.

(6) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(6) Assets and Liabilities Measured at Fair Value (Continued)

        Liberty's assets and liabilities measured at fair value are as follows:

	December 31, 2011				December 31, 2010
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
		amounts in millions
Short term marketable securities	$299	—	299	—	509	$—	509	—
Available-for-sale securities	$1,851	1,441	410	—	4,541	4,165	376	—
Financial instruments	$7	—	7	—	1,230	1,219	11	—
Debt	$—	—	—	—	1,283	—	1,283	—

        The majority of Liberty's Level 2 financial assets are investments in debt related instruments. The Company notes that these assets are not always traded publicly or not considered to be traded on "active markets," as defined in GAAP. The fair values for such instruments are derived from a typical model using observable market data as the significant inputs. The fair value of debt in the prior year was based on quoted market prices but not considered to be traded on "active markets," as defined by GAAP. Accordingly, those Available-for-sale securities, financial instruments and debt are reported in the foregoing table as Level 2 fair value.

(7) Investments in Available-for-Sale Securities and Other Cost Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. GAAP permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statement of operations (the "fair value option"). The Company previously had entered into economic hedges for certain of its non-strategic AFS securities (although such instruments are not accounted for as fair value hedges by the Company). Changes in the fair value of those economic hedges were reflected in the Company's statement of operations as unrealized gains (losses). In order to better match the changes in fair value of the subject AFS securities and the changes in fair value of the corresponding economic hedges in the Company's financial statements, the Company has elected the fair value option for those of its AFS securities which it considers to be non-strategic ("Non-strategic Securities"). Accordingly, changes in the fair value of Non-strategic Securities, as determined by quoted market prices, are reported in realized and unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statements of operations. The total value of the Non-strategic Securities aggregated $1,435 million as of December 31, 2011.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(7) Investments in Available-for-Sale Securities and Other Cost Investments (Continued)

        Investments in AFS securities, including Non-strategic Securities, and other cost investments are summarized as follows:

	December 31, 2011	December 31, 2010
	amounts in millions
Time Warner Inc.(1)(2)	$340	1,101
Time Warner Cable Inc.(1)(2)	150	567
Sprint Nextel Corporation ("Sprint")(1)	44	301
Motorola Solutions(1)	—	471
Viacom, Inc.	345	301
Live Nation(3)	24	389
Century Link, Inc.(1)	67	248
Barnes & Noble, Inc.(4)	253	—
Priceline(1)	—	208
Other AFS equity securities(1)(2)	46	176
SIRIUS XM debt securities	384	384
Other AFS debt securities	206	404

	$1,859	4,550

(1)
Includes shares previously pledged as collateral for share borrowing arrangements. These arrangements were settled in the fourth quarter of 2011 through the release of these shares, held as collateral, to the counterparty. See note 9 for additional discussion.

(2)
As discussed in note 2, prior to the Split-Off, certain of these securities were reattributed from the Capital Group to the Interactive Group in the first quarter of 2011.

(3)
In June 2011, Liberty acquired an additional 5.5 million shares of Live Nation for $58 million. The additional ownership requires the Company to account for the investment as an equity method affiliate. For additional discussion see note 7. Liberty continues to hold debt securities in Live Nation which are included in available-for-sale securities.

(4)
In August 2011, Liberty acquired 204,000 shares of preferred stock of Barnes & Noble, Inc., which is convertible into an approximate 17% common equity interest, for $204 million. The preferred stock pays dividends at a rate of 7.75% per annum. Liberty has elected to account for its investment in Barnes & Noble at fair value. Accordingly, changes in fair value of Barnes & Noble, Inc. preferred stock are reported in realized and unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statements of operations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(7) Investments in Available-for-Sale Securities and Other Cost Investments (Continued)

Unrealized Holding Gains and Losses

        Unrealized holding gains and losses related to investments in AFS securities are summarized below.

	December 31, 2011		December 31, 2010
	Equity securities	Debt securities	Equity securities	Debt securities
amounts in millions
Gross unrealized holding gains	$1	57	32	66
Gross unrealized holding losses(1)	$—	—	—	—

(1)
Liberty does not currently have any gross unrealized losses that have been in such position for greater than a year.

(8) Investments in Affiliates Accounted for Using the Equity Method

        Liberty has various investments accounted for using the equity method. The following table includes the Company's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2011, and the carrying amount at December 31, 2010:

	December 31, 2011			December 31, 2010
	Percentage ownership	Market Value	Carrying amount	Carrying amount
		dollar amounts in millions
SIRIUS XM	41%	$4,708	$64	5
Live Nation(a)	21%	$326	377	—
Other	various	N/A	126	86

			$567	91

        The following table presents the Company's share of earnings (losses) of affiliates:

	Years ended December 31,
	2011	2010	2009
SIRIUS XM	$68	(41)	(28)
Live Nation(a)	(34)	—	—
Other	15	(23)	(16)

	$49	(64)	(44)

(a)
During June 2011, Liberty acquired an additional 5.5 million shares of Live Nation which increased our ownership percentage above 20% of the outstanding voting shares. Due to the presumption that an entity with an ownership percentage greater than 20% has significant influence absent other factors to rebut that presumption, the Company is accounting for the investment as an equity method affiliate. The Company has elected to

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(8) Investments in Affiliates Accounted for Using the Equity Method (Continued)

  record its share of earnings (loss) for Live Nation on a three-month lag due to timeliness considerations. Increases in ownership which result in a change to the equity method of accounting generally require retroactive recognition of an investment's share of earnings (loss) in prior periods. Due to the relative insignificance of our share of losses for Live Nation in previous periods, both quantitatively and qualitatively, the Company has recorded such amounts in the current year. Approximately $12 million of the losses recorded for the year ended December 31, 2011 relate to the prior year.

  Sirius XM Radio Inc.

          Based on the Company's voting rights and its conclusion that the SIRIUS XM Preferred Stock is in-substance common stock, the Company accounts for its investment in the SIRIUS XM Preferred Stock using the equity method of accounting. The Company has elected to record its share of earnings (loss) for SIRIUS XM on a three-month lag due to timeliness considerations.

          Summarized unaudited financial information for SIRIUS XM is as follows:

  SIRIUS XM Consolidated Balance Sheet

	September 30, 2011	December 31, 2010
	amounts in millions
Current assets	$1,033	992
Property and equipment, net	1,703	1,761
Intangible assets	2,588	2,633
Goodwill	1,835	1,835
Other assets	166	162

Total assets	$7,325	7,383

Current liabilities	$2,158	2,350
Deferred income taxes	936	915
Long-term debt	2,678	2,696
Other liabilities	938	1,214
Stockholders' equity	615	208

Total liabilities and equity	$7,325	7,383

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(8) Investments in Affiliates Accounted for Using the Equity Method (Continued)

  SIRIUS XM Consolidated Statement of Operations

	Trailing Twelve months ended September 30,		Nine months ended December 31,
	2011	2010	2009
	amounts in millions
Revenue	$2,967	2,757	1,796
Cost of services	(1,114)	(1,081)	(791)
Selling, general and administrative expenses	(931)	(907)	(599)
Restructuring, impairments and related costs	(60)	(7)	(30)
Depreciation and amortization	(268)	(285)	(231)

Operating income	594	477	145
Interest expense	(303)	(289)	(240)
Loss on extinguishment of debt	(92)	(39)	(264)
Other income (loss), net	85	(1)	5
Income tax expense	(9)	(9)	(3)

Net income (loss) from continuing operations	275	139	(357)
Preferred stock beneficial conversion feature	—	—	(186)

Net income attributable to SIRIUS XM stockholders	$275	139	(543)

        As of December 31, 2011, the SIRIUS XM Preferred Stock had a market value of $4,708 million based on the value of the common stock into which it is convertible.

(9) Financial Instruments

Borrowed Shares

        From time to time and in connection with certain of its derivative instruments, the Company borrows shares of the underlying securities from a counterparty and delivers these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that are owned by the Company have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at the Company's option by delivering shares to the counterparty. The counterparty can terminate these arrangements at any time. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations. The shares posted as collateral under these arrangements are marked to market each reporting period with changes in value recorded as unrealized gains or losses in the consolidated statement of operations.The Company settled all the outstanding borrowed share arrangements in the fourth quarter of 2011 by releasing the shares posted as collateral to the counterparty. The fair value of the available-for-sale securities at the time the shares were released to the counterparty was $1,134 million, which completely offset the $1,134 million financial instrument liability related to the share borrowing arrangement. During the year ended December 31, 2011, other borrowed share arrangements were settled in a similar manner that retired $189 million in financial instrument liabilities through the delivery of $189 million in fair value of

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(9) Financial Instruments (Continued)

available-for-sale securities. The Company's liability related to the share borrowing arrangement was $1,219 million at December 31, 2010 which was equal to the fair value of the underlying shares held as collateral by the counterparty.

Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2011	2010	2009
Non-strategic Securities(1)	$254	669	1,076
Borrowed shares(1)	(104)	(254)	(301)

Net change from Non-strategic securities(1)	150	415	775

Exchangeable senior debentures	(85)	(111)	(670)
Equity collars	—	(2)	(101)
Other	3	(42)	(38)

	$68	260	(34)

(1)
As described above, gains and (losses) on borrowed shares completely offset the gains and (losses) on the same Non-strategic Securities owned by the Company.

(10) Goodwill and Other Intangible Assets

        Changes in the carrying amount of goodwill are as follows:

	Starz, LLC	ANLBC	TruePosition	Other	Total
Balance at January 1, 2010	$132	180	20	2	334
Impairment	—	—	—	(2)	(2)
Other	—	—	—	—	—

Balance at December 31, 2010	132	180	20	—	332

Impairment	—	—	—	—	—
Other	—	—	—	—	—

Balance at December 31, 2011	$132	180	20	—	332

        Other intangible assets not subject to amortization include Franchise Rights ($143 million) owned by ANLBC and other intangibles (zero and $10 million, respectively) as of December 31, 2011 and 2010. As of December 31, 2011, the accumulated impairment losses for Starz, LLC was $2,960 million.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(10) Goodwill and Other Intangible Assets (Continued)

Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2011			December 31, 2010
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	amounts in millions
Customer relationships	$51	(20)	31	79	(42)	37
Other	562	(458)	104	637	(510)	127

Total	$613	(478)	135	716	(552)	164

        Customer relationships are amortized over 10-14 years. Amortization expense was $32 million, $48 million and $55 million for the years ended December 31, 2011, 2010 and 2009, respectively. Based on its amortizable intangible assets as of December 31, 2011, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

2012	$19
2013	$17
2014	$12
2015	$10
2016	$10

(11) Debt

        Debt is summarized as follows:

		Carrying value
	Outstanding Principal December 31, 2011
		December 31, 2011	December 31, 2010
	amounts in millions
Exchangeable Senior Debentures 3.125% due 2023	$—	—	1,283
Bank Facility	750	750	750
Starz Bank Facility	505	505	—
Other subsidiary debt	40	40	105

Total debt	$1,295	1,295	2,138

Less current maturities		(754)	(37)

Total long-term debt		$541	2,101

Exchangeable Senior Debentures

        As discussed in note 2, in the first quarter of 2011 the board of directors of Liberty Interactive reattributed the 3.125% Exchangeable Senior Debentures from its Capital Group to its Interactive Group which was reflected on a prospective basis.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(11) Debt (Continued)

Bank Facility

        The outstanding balance represents borrowings from a financial institution to be invested by the Company in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors. The outstanding principal matures in March 2012. Due to the investment restrictions contained in the agreements related to these borrowings and the maturity date of the related borrowings, the uninvested cash balance of $660 million is included in restricted cash in the accompanying consolidated balance sheet at December 31, 2011. The restricted cash and AFS debt investments associated with these borrowings are available to satisfy the obligations at maturity.

Starz Bank Facility

        In November 2011, Starz, LLC entered into a Credit Agreement that provides for a $1 billion revolving credit facility, with a $50 million sub-limit for standby letters of credit, and $500 million of term loans. Starz may elect that the loans bear interest at a rate per annum equal to the Alternative Base Rate (as defined in the Credit Agreement) plus a margin of 0.75% to 1.75% or the LIBO Rate (as defined in the Credit Agreement) plus a margin of 1.75% to 2.75%, depending on Starz's Consolidated Leverage Ratio (as defined in the Credit Agreement). Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. No mandatory prepayments will be required other than prepayment of the term loans with the net cash proceeds from any issuance or incurrence of notes or term loans intended primarily for issuance to institutional investors, other than incremental term loans. Any amounts prepaid on the revolving facility may be reborrowed. The loans are scheduled to mature $25 million in 2013, $25 million in 2014, $50 million in 2015 and the remainder on November 16, 2016. Payment of the loans may be accelerated following certain customary events of default.

        The payment and performance of Starz's obligations under the Credit Agreement are guaranteed by each Material Domestic Subsidiary (as defined in the Credit Agreement) of Starz. In addition, pursuant to Pledge Agreements, the obligations under the Credit Agreement are secured by a pledge of all of Starz's equity interests held directly or indirectly by the Company and a pledge of all equity interests of each Material Domestic Subsidiary held directly or indirectly by Starz. The Credit Agreement provides for release of the pledges if Starz's Consolidated Leverage Ratio is less than 1.50 to 1.00 for two consecutive fiscal quarters.

        The Credit Agreement contains certain affirmative and negative covenants, including certain restrictions with respect to liens, mergers, sales of assets, transactions with affiliates, indebtedness, dividends and investments and limitations on Starz's Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio, each as defined in the Credit Agreement. As of December 31, 2011 Starz is in compliance with all of its debt covenants. As of December 31, 2011, Starz had approximately $995 million available under the credit facility.

Subsidiary Debt

        Subsidiary debt at December 31, 2011 is comprised of capitalized satellite transponder lease obligations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(11) Debt (Continued)

Five Year Maturities

        The annual principal maturities of Liberty's debt for each of the next five years is as follows (amounts in millions):

2012	$754
2013	$29
2014	$30
2015	$55
2016	$410

Fair Value of Debt

        Due to its variable rate nature, the Company believes that the carrying amount of its debt approximated fair value at December 31, 2011.

(12) Income Taxes

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Current:
Federal	$(253)	(211)	204
State and local	(7)	(8)	13
Foreign	(1)	(5)	(2)

	(261)	(224)	215

Deferred:
Federal	(19)	721	(65)
State and local	(39)	61	20
Foreign	—	—	—

	(58)	782	(45)

Income tax benefit (expense)	$(319)	558	170

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(12) Income Taxes (Continued)

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Computed expected tax benefit (expense)	$(394)	(160)	(59)
Disposition of consolidated subsidiaries	—	462	—
Settlements with taxing authorities	—	211	—
State and local income taxes, net of federal income taxes	(28)	34	16
Change in valuation allowance affecting tax expense	(20)	7	9
Recognition of tax benefits not previously recognized, net	109	—	201
Other, net	14	4	3

Income tax benefit (expense)	$(319)	558	170

        The significant reconciling items as noted in the table are the result of settlements reached with the IRS regarding some of our tax positions taken on the Company's prior year tax returns. During the fourth quarter of 2011, the Company and the IRS agreed to certain tax treatments of several disputed items on the Company's 2010 tax return. Upon settlement, the Company recorded additional tax benefit through the statement of operations due to the reversal of certain tax reserves ($104 million) and settled net tax liabilities previously recorded for cash consideration of $136 million. During the fourth quarter of 2010, the Company recognized a net federal tax benefit of $211 million due to an agreement reached with the IRS with respect to settlement of certain derivative contracts reported on the Company's 2009 income tax return. During 2009, due to the completion of audits with taxing authorities, the Company reversed certain tax reserves and recorded a corresponding tax benefit of $201 million through the statement of operations.

        Additionally, in fourth quarter of 2010, the Company recognized a deferred tax benefit of $462 million from the sale of certain consolidated subsidiaries. This position was settled as part of the agreement reached with the IRS during the fourth quarter of 2011.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(12) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2011	2010
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$76	590
Accrued stock compensation	41	39
Other accrued liabilities	60	59
Discount on exchangeable debentures	—	48
Deferred revenue	18	409
Other future deductible amounts	31	26

Deferred tax assets	226	1,171

Valuation allowance	(30)	(9)

Net deferred tax assets	196	1,162

Deferred tax liabilities:
Investments	419	1,366
Intangible assets	100	106
Other	27	31

Deferred tax liabilities	546	1,503

Net deferred tax liabilities	$350	341

        The Company's deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2011	2010
	amounts in millions
Current deferred tax liabilities (assets)	$(61)	712
Long-term deferred tax liabilities (assets)	411	(371)

Net deferred tax liabilities	$350	341

        The Company's net increase in the valuation allowance was $21 million in 2011. The gross change in valuation allowance that affected tax expense was $20 million.

        At December 31, 2011, the Company had federal net operating and capital loss carryforwards for income tax purposes aggregating approximately $118 million which, if not utilized to reduce taxable income in future periods, $1 million will expire in 2012, $68 million will expire in 2015 and $49 million will expire beyond 2016. The foregoing net operating and capital loss carryforwards are subject to certain limitations and may not be currently utilized.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(12) Income Taxes (Continued)

        During the year ended December 31, 2011 the Company utilized a significant portion of the gross deferred tax assets and liabilities. This was primarily the result of an agreement reached with the IRS during the fourth quarter of 2011, which resulted in a decrease to the Company's short term deferred income tax liability, related to the recognition of deferred derivative gains, and a decrease to the Company's long term deferred income tax asset, related to the use of capital losses. In addition, as a result of the Company recognizing significant deferred revenue and costs during 2011, the net deferred tax asset related to the deferred revenue decreased significantly.

        A reconciliation of unrecognized tax benefits is as follows:

	December 31,
	2011	2010
	amounts in millions
Balance at beginning of year	$158	45
Additions based on tax positions related to the current year	—	118
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(6)	(5)
Lapse of statute and settlements	(118)	—

Balance at end of year	$34	158

        As of December 31, 2011, the Company had recorded tax reserves of $34 million related to unrecognized tax benefits for uncertain tax positions. If such tax benefits were to be recognized for financial statement purposes, $28 million would be reflected in the Company's tax expense and affect its effective tax rate. The Company's estimate of its unrecognized tax benefits related to uncertain tax positions requires a high degree of judgment.

        As of December 31, 2011, the Company's 2001 through 2007 tax years are closed for federal income tax purposes, and the IRS has completed its examination of the Company's 2008 through 2010 tax years. The Company's tax loss carryforwards from its 2008 through 2010 tax years are still subject to adjustment. The Company's 2011 tax year is being examined currently as part of the IRS's Compliance Assurance Process ("CAP") program. Various states are currently examining the Company's prior years state income tax returns. It is reasonably possible that the amount of the Company's gross unrecognized tax benefits may decrease within the next twelve months by up to $5 million.

        As of December 31, 2011, the Company had no accrued interest and penalties recorded related to uncertain tax positions.

(13) Stockholders' Equity

Preferred Stock

        Liberty's preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty's board of directors. As of December 31, 2011, no shares of preferred stock were issued.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(13) Stockholders' Equity (Continued)

Common Stock

        Series A Liberty Capital common stock has one vote per share and Series B Liberty Capital common stock has ten votes per share. Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock. The Series A and Series B common stock participate on an equal basis with respect to dividends and distributions.

        As of December 31, 2011, there were 7.7 million shares of Series A Liberty Capital common stock reserved for issuance under exercise privileges of outstanding stock options.

        In addition to the Series A and Series B Liberty Capital common stock there are 2 billion shares of Series C Liberty Capital common stock authorized for issuance. As of December 31, 2011, no shares of any Series C common stock were issued or outstanding.

Purchases of Common Stock

        As described in note 2, in November of 2011, Liberty exchanged each outstanding share of Liberty Starz common stock for 0.88129 of a share of the corresponding series of Liberty Capital common stock, with cash paid in lieu of any fractional shares. Additionally, in November 2009, Liberty Interactive redeemed 90% of its outstanding Liberty Entertainment common stock for shares of LEI, and the Liberty Entertainment common stock was redesignated as Liberty Starz common stock.

        During the year ended December 31, 2009, the Company repurchased 642,400 shares of Series A Liberty Capital common stock for aggregate cash consideration of $5 million and 272,400 shares of Series A Liberty Starz common stock for aggregate cash consideration of $13 million.

        During the year ended December 31, 2010 the Company repurchased 15,632,700 shares of Series A Liberty Capital common stock for aggregate cash consideration of $714 million and 835,700 shares of Series A Liberty Starz common stock for aggregate cash consideration of $40 million.

        During the year ended December 31, 2011 the Company repurchased 5,229,166 shares of Series A Liberty Capital common stock for the aggregate cash consideration of $365 million and 1,534,200 shares of Series A Liberty Starz common stock for aggregate cash consideration of $100 million.

        All of the foregoing shares were repurchased pursuant to a previously announced share repurchase program and have been retired and returned to the status of authorized and available for issuance.

(14) Transactions with Officers and Directors

Chief Executive Officer Compensation Arrangement

        On December 17, 2009, the Compensation Committee (the "Committee") of Liberty approved a new compensation arrangement for its President and Chief Executive Officer (the "CEO"). The arrangement provides for a five year employment term which began on January 1, 2010 and ends December 31, 2014, with an annual base salary of $1.5 million, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 200% of the applicable year's annual base salary. The arrangement also provides that, in the event the CEO is terminated for "cause" or terminates his employment without "good reason," he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested restricted

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(14) Transactions with Officers and Directors (Continued)

shares and unvested options. If, however, the CEO is terminated by Liberty without cause or if he terminates his employment for good reason, the arrangement provides for him to receive $7.8 million and for his unvested restricted shares and unvested options to vest pro rata based on the portion of the term elapsed through the termination date plus 18 months and for all vested and accelerated options to remain exercisable until their respective expiration dates. Lastly, in the case of the CEO's death or his disability, the arrangement provides for a payment of $7.8 million, for his unvested restricted shares and unvested options to fully vest and for his vested and accelerated options to remain exercisable until their respective expiration dates.

        Salary compensation related to services provided by the CEO are allocated from Liberty to Liberty Interactive pursuant to the Services Agreement. Any cash bonus attributable to the performance of Liberty and Liberty Interactive is paid directly by Liberty and Liberty Interactive, respectively.

Chairman's Employment Agreement

        On December 12, 2008, the Committee determined to modify its employment arrangements with its Chairman of the Board, to permit the Chairman to begin receiving payments in 2009 in satisfaction of Liberty's obligations to him under two deferred compensation plans and a salary continuation plan. Under one of the deferred compensation plans (the "8% Plan"), compensation has been deferred by the Chairman since January 1, 1993 and accrues interest at the rate of 8% per annum compounded annually from the applicable date of deferral. The amount owed to the Chairman under the 8% Plan aggregated approximately $2.4 million at December 31, 2008. Under the second plan (the "13% Plan"), compensation was deferred by the Chairman from 1982 until December 31, 1992 and accrues interest at the rate of 13% per annum compounded annually from the applicable date of deferral. The amount owed to the Chairman under the 13% Plan aggregated approximately $20 million at December 31, 2008. Both deferred compensation plans had provided for payment of the amounts owed to him in 240 monthly installments beginning upon termination of his employment. Under his salary continuation plan, the Chairman would have been entitled to receive $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1998 to the date of the first payment, (the "Base Amount") per month for 240 months beginning upon termination of his employment. The amount owed to the Chairman under the salary continuation plan aggregated approximately $39 million at December 31, 2008. There is no further accrual of interest under the salary continuation plan once payments have begun.

        The Committee determined to modify all three plans and began making payments to the Chairman in 2009, while he remains employed by the company. By commencing payments under the salary continuation plan, interest ceased to accrue on the Base Amount. As a result of these modifications, the Chairman will receive 240 equal monthly installments as follows: (1) approximately $20,000 under the 8% Plan; (2) approximately $237,000 under the 13% Plan; and (3) approximately $164,000 under the salary continuation plan.

        The Committee also approved certain immaterial amendments to the Chairman's employment agreement intended to comply with Section 409A of the Internal Revenue Code.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(15) Stock-Based Compensation

Liberty—Incentive Plans

        In connection with the Split-Off, awards with respect to Liberty Interactive's Series A and Series B Liberty Starz and Liberty Capital common stock were converted to awards with respect to Liberty's Series A and Series B Liberty Starz and Liberty Capital common stock pursuant to the Liberty Media Corporation Transitional Stock Adjustment Plan (the "Transitional Plan"). Following the Split-Off and the Conversion, the Transitional Plan governs the terms and conditions of such stock options and SARs (collectively, "Awards"), in respect of a maximum of 7.8 million shares of Liberty Capital common stock, to purchase shares of Series A and Series B Liberty Capital common stock. No additional grants may be made pursuant to the Transitional Plan. Therefore, the activity associated with such Awards of Liberty Interactive's Series A and Series B Liberty Starz and Liberty Capital common stock, prior to the Split-Off, have been reflected as Awards of Liberty in the consolidated financial statements.

        Pursuant to the Liberty Media Corporation 2011 Incentive Plan (the "2011 Plan"), the Company may grant Awards to be made in respect of a maximum of 23.8 million shares of Liberty common stock. Awards generally vest over 4-5 years and have a term of 7-10 years. Liberty issues new shares upon exercise of equity awards.

        Pursuant to the Liberty Media Corporation 2011 Nonemployee Director Incentive Plan, as amended from time to time (the "2011 NDIP"), the Liberty Board of Directors has the full power and authority to grant eligible nonemployee directors stock options, SARs, stock options with tandem SARs, and restricted stock.

        The 2011 Plan and the 2011 NDIP were each approved by our board of directors prior to the Split-Off. We expect the shareholders of the Company to ratify such approvals at our 2012 Annual Meeting of Shareholders.

        Additionally, in November 2011, the Company exchanged each share of outstanding Liberty Starz common stock for 0.88129 shares of Liberty Capital common stock (plus cash in lieu of fractional share interests). The outstanding Liberty Starz stock options, SARs and restricted stock were also exchanged for Liberty Capital stock options, SARs and restricted stock using the same ratio, and an adjustment was made to the strike price, as applicable, using the same ratio. The exchange of stock options, SARs and restricted stock was considered a modification of the previous Award. However, the impact to compensation expense was not significant.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(15) Stock-Based Compensation (Continued)

Liberty—Grants of Liberty Capital and Starz tracking stock options

        Awards granted in 2011, 2010 and 2009 pursuant to the Incentive Plans discussed above are summarized as follows:

	Years ended December 31,
	2011		2010		2009
	Options granted	Weighted average grant- date fair value	Options granted	Weighted average grant- date fair value	Options granted	Weighted average grant- date fair value
Series A Liberty Capital	162,347	$33.95	1,135,622	$19.56	1,649,511	$12.17
Series A Liberty Starz	496,000	$21.36	887,818	$21.32	2,083,429	$14.33

        During the year ended December 31, 2011, the Company granted, primarily to Starz employees, 496,000 options to purchase shares of Series A Liberty Starz common stock. Such options had a weighted average grant-date fair value of $21.36 per share. These options vest quarterly over the 4 year vesting period.

        In addition, during the year ended December 31, 2011, Liberty granted 162,347 options to purchase shares of Series A Liberty Capital common stock at a weighted average grant-date fair value of $33.95 per share. These options primarily vest quarterly over a 4 year vesting period.

        The Company has calculated the grant-date fair value for all of its equity classified awards and any subsequent remeasurement of its liability classified awards using the Black-Scholes Model. The Company estimates the expected term of the Awards based on historical exercise and forfeiture data. For grants made in 2011, 2010 and 2009, the range of expected terms was 4.4 to 5.7 years. The volatility used in the calculation for Awards is based on the historical volatility of Liberty's stocks and the implied volatility of publicly traded Liberty options. The Company uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options.

        The following table presents the volatilities used by the Company in the Black-Scholes Model for the 2011, 2010 and 2009 grants.

Volatility
2011 grants
Liberty Capital options	43.9% - 54.2%
Liberty Starz options	31.9% - 31.9%
2010 grants
Liberty Capital options	43.9% - 47.9%
Liberty Starz options	31.9% - 33.6%
2009 grants
Liberty Capital options	29.3% - 47.9%
Liberty Starz options	29.3% - 33.6%

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(15) Stock-Based Compensation (Continued)

Liberty—Outstanding Awards

        The following table presents the number and weighted average exercise price ("WAEP") of Awards to purchase Liberty common stock granted to certain officers, employees and directors of the Company.

	Series A
	Liberty Capital	WAEP	Liberty Starz	WAEP
	number of Awards in thousands
Outstanding at January 1, 2011	4,996	$19.38	3,217	$46.15
Granted	162	$73.45	496	$72.92
Exercised	(600)	$9.91	(151)	$31.34
Forfeited/Cancelled/Exchanged	(1)	$25.17	(34)	$64.88
LSTZ to LMC Conversion	3,108	$57.15	(3,528)	$50.36

Outstanding at December 31, 2011	7,665	$36.57	—	$—

Exercisable at December 31, 2011	2,163	$20.55	—	$—

        There were no grants or exercises of any of the Company's Series B options during 2011, except that 36,000 options for Series B Liberty Starz common stock with an exercise price of $26.71 were exercised.

        The following table provides additional information about outstanding Awards to purchase Liberty Capital common stock at December 31, 2011.

	No. of outstanding Awards (000's)	WAEP of outstanding Awards	Weighted average remaining life	Aggregate intrinsic value (000's)	No. of exercisable Awards (000's)	WAEP of exercisable Awards	Weighted average remaining life	Aggregate intrinsic value (000's)
Series A Liberty Capital	7,665	$36.57	6.0 years	$324,142	2,163	$20.55	3.0 years	$124,727

        As of December 31, 2011, the total unrecognized compensation cost related to unvested Liberty Awards was approximately $68 million. Such amount will be recognized in the Company's consolidated statements of operations over a weighted average period of approximately 2.2 years.

Liberty—Exercises

        The aggregate intrinsic value of all options exercised during the years ended December 31, 2011, 2010 and 2009 was $46 million, $47 million and $66 million, respectively.

Liberty—Restricted Stock

        The Company had approximately 200,000 unvested restricted shares of Liberty common stock held by certain directors, officers and employees of the Company with a weighted average grant-date fair value of $45.02 per share as of December 31, 2011.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(15) Stock-Based Compensation (Continued)

        The aggregate fair value of all restricted shares of Liberty Capital common stock that vested during the years ended December 31, 2011, 2010 and 2009 was $14 million, $10 million and $11 million, respectively.

Other

        Certain of the Company's other subsidiaries have stock based compensation plans under which employees and non-employees are granted options or similar stock based awards. Awards made under these plans vest and become exercisable over various terms. The awards and compensation recorded, if any, under these plans is not significant to the Company.

(16) Employee Benefit Plans

        Liberty is the sponsor of the Liberty Media 401(k) Savings Plan (the "Liberty 401(k) Plan"), which provides its employees and the employees of certain of its subsidiaries an opportunity for ownership in the Company and creates a retirement fund. The Liberty 401(k) Plan provides for employees to make contributions to a trust for investment in Liberty common stock, as well as several mutual funds. The Company and its subsidiaries make matching contributions to the Liberty 401(k) Plan based on a percentage of the amount contributed by employees. In addition, certain of the Company's subsidiaries have similar employee benefit plans. Employer cash contributions to all plans aggregated $8 million, $12 million and $14 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(17) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings (loss) included in Liberty's consolidated balance sheets and consolidated statements of equity reflect the aggregate of foreign currency translation adjustments, unrealized holding gains and losses on AFS securities and Liberty's share of accumulated other comprehensive earnings of affiliates.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(17) Other Comprehensive Earnings (Loss) (Continued)

        The change in the components of accumulated other comprehensive earnings (loss), net of taxes ("AOCI"), is summarized as follows:

	Foreign currency translation adjustments	Unrealized holding gains (losses) on securities	Other	AOCI of discontinued operations	AOCI
	amounts in millions
Balance at January 1, 2009	$(2)	(1)	(2)	(31)	(36)
Other comprehensive loss attributable to Liberty Media Corporation stockholders	2	43	(5)	31	71

Balance at December 31, 2009	—	42	(7)	—	35
Other comprehensive earnings (loss) attributable to Liberty Media Corporation stockholders	—	18	1	—	19

Balance at December 31, 2010	—	60	(6)	—	54
Other comprehensive earnings (loss) attributable to Liberty Media Corporation stockholders	—	(24)	(1)	—	(25)

Balance at December 31, 2011	$—	36	(7)	—	29

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(17) Other Comprehensive Earnings (Loss) (Continued)

        The components of other comprehensive earnings (loss) are reflected in Liberty's consolidated statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
	amounts in millions
Year ended December 31, 2011:
Unrealized holding gains (losses) on securities arising during period	$(39)	15	(24)
Share of earnings (loss) from equity method affiliates	3	(1)	2
Other	(5)	2	(3)

Other comprehensive earnings	$(41)	16	(25)

Year ended December 31, 2010:
Unrealized holding gains on securities arising during period	$14	(5)	9
Reclassification adjustment for holding (gains) losses realized in net earnings (loss)	(34)	13	(21)
Reattribution of other comprehensive earnings between tracking stocks	48	(18)	30
Other	2	(1)	1

Other comprehensive earnings	$30	(11)	19

Year ended December 31, 2009:
Foreign currency translation adjustments	$4	(2)	2
Unrealized holding losses on securities arising during period	69	(26)	43
Reclassification adjustment for holding (gains) losses realized in net earnings (loss)	(2)	1	(1)
Other comprehensive loss from discontinued operations	50	(19)	31
Other	(6)	2	(4)

Other comprehensive loss	$115	(44)	71

(18) Transactions with Related Parties

        During the year ended December 31, 2009, subsidiaries of Liberty recognized aggregate revenue of $303 million from DIRECTV for distribution of their programming. In addition, subsidiaries of Liberty made aggregate payments of $7 million in 2009 to DIRECTV for carriage and marketing.

(19) Commitments and Contingencies

Film Rights

        Starz has entered into agreements with a number of motion picture producers which obligate Starz to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. In March 2010, Starz entered into a new, exclusive long-term licensing agreement for theatrically released films from the Disney studios through 2015, which provides Starz with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(19) Commitments and Contingencies (Continued)

Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from DreamWorks Studios and Miramax Films will not be licensed to us under the new agreement. In addition, we are obligated to pay programming fees for all qualifying films that are released theatrically in the United States by Sony's Columbia Pictures, Screen Gems and Sony Pictures Classics ("Sony") through 2016, subject to certain limitations. Films are generally available to Starz for exhibition 8-12 months after their theatrical release. The Programming Fees to be paid by Starz are based on the quantity and the domestic theatrical exhibition receipts of qualifying films.

        The unpaid balance of Programming Fees for films that were available for exhibition by Starz at December 31, 2011 is reflected as a liability, in other liabilities, in the accompanying consolidated balance sheet. The balance due as of December 31, 2011 is payable as follows: $64 million in 2011 and $2 million in 2012.

        Under the above output agreements, Starz is also obligated to pay fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by Starz until some future date. These amounts have not been accrued at December 31, 2011. In addition, Starz has agreed to pay Sony a total of $142.5 million in three remaining annual installments of $47.5 million with the next installment due at the beginning of 2012. In December 2008, Starz entered into a new agreement with Sony requiring $120 million in three equal annual installments beginning in 2015. Starz's estimate of amounts payable for rights to future programming (that have been released), including the Disney and Sony agreements, is as follows: $443 million in 2012; $129 million in 2013; $73 million in 2014; $59 million in 2015; $51 million in 2016 and $59 million thereafter.

        Starz is also obligated to pay fees for films that have not been released in theatres. Starz is unable to estimate the amounts to be paid under these output agreements for films that have not yet been released in theatres; however, such amounts are expected to be significant.

Guarantees

        The Company guarantees Starz's obligations under certain of its studio output agreements. At December 31, 2011, the Company's guarantees for obligations for films released by such date aggregated $511 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz has recognized the liability for a portion of its obligations under the output agreements. As this represents a direct commitment of Starz, a consolidated subsidiary of the Company, the Company has not recorded a separate indirect liability for its guarantee of these obligations.

        In connection with agreements for the sale of assets by the Company or its subsidiaries, the Company may retain liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. The Company generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification obligations may extend for a number of years. The Company is unable to estimate the maximum potential liability for these types of indemnification obligations as the sale agreements may not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(19) Commitments and Contingencies (Continued)

determined at this time. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

Employment Contracts

        The Atlanta Braves and certain of their players and coaches have entered into long-term employment contracts whereby such individuals' compensation is guaranteed. Amounts due under guaranteed contracts as of December 31, 2011 aggregated $107 million, which is payable as follows: $61 million in 2012, $20 million in 2013, $13 million in 2014, $13 million in 2015. In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

Operating Leases

        The Company leases business offices, has entered into satellite transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $16 million, $18 million and $17 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2011 follows (amounts in millions):

Years ending December 31:
2012	$12
2013	$12
2014	$11
2015	$9
2016	$7
Thereafter	$18

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2011.

Litigation

        The Company has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Other

        During the period from March 9, 1999 to August 10, 2001, Liberty was included in the consolidated federal income tax return of AT&T and was a party to a tax sharing agreement with

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(19) Commitments and Contingencies (Continued)

AT&T (the "AT&T Tax Sharing Agreement"). Pursuant to the AT&T Tax Sharing Agreement and in connection with Liberty's split off from AT&T in 2001, AT&T was required to pay Liberty an amount equal to 35% of the amount of the net operating losses reflected in TCI's final federal income tax return ("TCI NOLs") that had not been used as an offset to Liberty's obligations under the AT&T Tax Sharing Agreement and that had been, or were reasonably expected to be, utilized by AT&T. For accounting purposes Liberty has accrued a portion of the amounts claimed by AT&T to be owed by Liberty under the AT&T Tax Sharing Agreement, although Liberty believes there are valid defenses or set-off or similar rights in its favor that may cause the total amount that it owes AT&T to be less than the amounts accrued; and under certain interpretations of the AT&T Tax Sharing Agreement, Liberty may be entitled to further reimbursements from AT&T.

(20) Information About Liberty's Operating Segments

        The Company, through its ownership interests in subsidiaries and other companies, is primarily engaged in the media, communications and entertainment industries. The Company identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of the Company's annual pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA and gross margin. In addition, the Company reviews nonfinancial measures such as subscriber growth and penetration.

        The Company defines Adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2011, the Company has identified the following businesses as its reportable segments:

  •
  Starz, LLC—consolidated subsidiary that provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz also develops, produces and acquires

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(20) Information About Liberty's Operating Segments (Continued)

    entertainment content and distributes this content to consumers in a wide variety of formats in the United States and throughout the world.

  •
  ANLBC—consolidated subsidiary that owns and operates the Atlanta Braves Major League Baseball franchise.

  •
  TruePosition, Inc.—consolidated subsidiary that develops and markets technology for locating wireless phones and other wireless devices enabling wireless carriers, application providers and other enterprises to provide E-911 services domestically and other location-based services to mobile users both domestically and worldwide.

        The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the Company's summary of significant policies.

Performance Measures

	Years ended December 31,
	2011		2010		2009
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in millions
Starz, LLC	$1,615	449	1,626	343	1,540	283
ANLBC	208	(6)	203	6	206	8
TruePosition	1,138	634	143	(3)	32	(77)
Corporate and other	63	(17)	78	(22)	75	(15)

Consolidated Liberty	$3,024	1,060	2,050	324	1,853	199

Other Information

	December 31, 2011			December 31, 2010
	Total assets	Investments in affiliates	Capital expenditures	Total assets	Investments in affiliates	Capital expenditures
	amounts in millions
Starz, LLC	$2,630	—	8	$1,708	$—	$9
ANLBC	545	31	1	577	29	2
TruePosition	113	—	3	496	—	4
Corporate and other	4,435	536	2	8,011	62	1

Consolidated Liberty	$7,723	567	14	$10,792	$91	$16

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(20) Information About Liberty's Operating Segments (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2011	2010	2009
Consolidated segment Adjusted OIBDA	$1,060	324	199
Stock-based compensation	(32)	(83)	(81)
Gain (loss) on legal settlement	(2)	48	—
Depreciation and amortization	(69)	(94)	(109)
Interest expense	(21)	(65)	(132)
Dividend and interest income	79	88	117
Liberty interest income (expense)	—	3	16
Share of earnings (losses) of affiliates, net	49	(64)	(44)
Realized and unrealized gains (losses) on financial instruments, net	68	260	(34)
Gains (losses) on dispositions, net	(10)	36	242
Other, net	5	7	(4)

Earnings (loss) from continuing operations before income taxes	$1,127	460	170

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(21) Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in millions, except per share amounts
2011:
Revenue	$973	538	540	973

Operating income	$459	94	111	293

Earnings from continuing operations	$332	88	(43)	431

Net earnings (loss) attributable to Liberty Media Corporation stockholders:
Series A and Series B Liberty Capital common stock	$279	22	(103)	385

Series A and Series B Liberty Starz common stock	$52	67	61	49

Basic net earnings (loss) attributable to Liberty Media Corporation stockholders per common share:
Series A and Series B Liberty Capital common stock	$3.40	0.27	(1.27)	4.10

Series A and Series B Liberty Starz common stock	$1.02	1.31	1.20	0.98

Diluted net earnings (loss) attributable to Liberty Media Corporation stockholders per common share:
Series A and Series B Liberty Capital common stock	$3.32	0.27	(1.27)	3.93

Series A and Series B Liberty Starz common stock	$0.98	1.26	1.15	0.94

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(21) Quarterly Financial Information (Unaudited) (Continued)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in millions, except per share amounts
2010:
Revenue	$473	511	570	496

Operating income	$22	13	74	86

Earnings (loss) from continuing operations	$79	(24)	74	889

Net earnings (loss) attributable to Liberty Media Corporation stockholders:
Series A and Series B Liberty Capital common stock	$22	(82)	26	849

Series A and Series B Liberty Starz common stock	$57	61	48	40

Basic net earnings (loss) attributable to Liberty Media Corporation stockholders per common share:
Series A and Series B Liberty Capital common stock	$0.23	(0.86)	0.30	10.11

Series A and Series B Liberty Starz common stock	$1.14	1.22	0.96	0.78

Diluted net earnings (loss) attributable to Liberty Media Corporation stockholders per common share:
Series A and Series B Liberty Capital common stock	$0.22	(0.86)	0.29	9.76

Series A and Series B Liberty Starz common stock	$1.10	1.20	0.92	0.77

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2012	December 31, 2011
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,169	2,070
Trade and other receivables, net	308	288
Program rights	459	442
Short term marketable securities (note 5)	10	299
Restricted cash (note 8)	17	709
Financial instruments (note 5)	51	—
Deferred income tax assets	50	61
Other current assets	64	45

Total current assets	2,128	3,914

Investments in available-for-sale securities and other cost investments (note 6)	1,774	1,859
Investments in affiliates, accounted for using the equity method (note 7)	3,221	567
Property and equipment, at cost	506	504
Accumulated depreciation	(307)	(289)

	199	215

Intangible assets not subject to amortization	475	475
Intangible assets subject to amortization, net	122	135
Program rights	285	320
Other assets, at cost, net of accumulated amortization	221	238

Total assets	$8,425	7,723

        (continued)

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Continued)

(unaudited)

	September 30, 2012	December 31, 2011
	amounts in millions
Liabilities and Equity
Current liabilities:
Accounts payable	$12	15
Accrued liabilities	293	313
Current portion of debt (note 8)	4	754
Deferred revenue	71	63
Other current liabilities	91	85

Total current liabilities	471	1,230

Long-term debt (note 8)	537	541
Deferred income tax liabilities	866	411
Other liabilities	157	290

Total liabilities	2,031	2,472

Stockholders' equity:
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A Liberty Capital common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 110,120,638 shares at September 30, 2012 and 112,411,965 shares at December 31, 2011	1	1
Series B Liberty Capital common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 9,897,541 shares at September 30, 2012 and 9,918,454 shares at December 31, 2011	—	—
Series C Liberty Capital common stock, $.01 par value. Authorized 2,000,000,000 shares; zero issued and outstanding shares at September 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	3,419	3,564
Accumulated other comprehensive earnings, net of taxes	11	29
Retained earnings	2,967	1,667

Total stockholders' equity	6,398	5,261
Noncontrolling interests in equity of subsidiaries	(4)	(10)

Total equity	6,394	5,251

Commitments and contingencies (note 9)
Total liabilities and equity	$8,425	7,723

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements Of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$555	540	1,532	2,051
Operating costs and expenses:
Operating	333	323	902	1,048
Selling, general and administrative, including stock-based compensation (note 3)	95	91	285	290
Legal settlement	—	—	—	(7)
Depreciation and amortization	16	15	44	56

	444	429	1,231	1,387

Operating income	111	111	301	664
Other income (expense):
Interest expense	(11)	(3)	(25)	(13)
Dividend and interest income	22	9	67	56
Share of earnings (losses) of affiliates, net (note 7)	1,281	53	1,294	3
Realized and unrealized gains (losses) on financial instruments, net (note 5)	135	(257)	175	(81)
Gains (losses) on dispositions, net	21	1	21	(1)
Other, net (note 9)	49	1	59	5

	1,497	(196)	1,591	(31)

Earnings (loss) before income taxes	1,608	(85)	1,892	633
Income tax (expense) benefit	(602)	42	(591)	(256)

Net earnings (loss)	1,006	(43)	1,301	377
Less net earnings (loss) attributable to the noncontrolling interests	(1)	(1)	1	(1)

Net earnings (loss) attributable to Liberty stockholders	$1,007	(42)	1,300	378

Net earnings (loss) attributable to Liberty stockholders:
Liberty Capital common stock	$1,007	(103)	1,300	198
Liberty Starz common stock	NA	61	NA	180

	$1,007	(42)	1,300	378

        (continued)

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements Of Operations (Continued)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions, except per share amounts
Basic net earnings (loss) attributable to Liberty stockholders per common share (note 4):
Series A and Series B Liberty Capital common stock	$8.46	(1.27)	10.83	2.44
Series A and Series B Liberty Starz common stock	NA	1.20	NA	3.53
Diluted net earnings (loss) attributable to Liberty stockholders per common share (note 4):
Series A and Series B Liberty Capital common stock	$8.19	(1.27)	10.48	2.39
Series A and Series B Liberty Starz common stock	NA	1.15	NA	3.40

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements Of Comprehensive Earnings (Loss)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Net earnings (loss)	$1,006	(43)	1,301	377

Other comprehensive earnings (loss), net of taxes:
Unrealized holding gains (losses) arising during the period	3	(1)	1	(28)
Recognition of previously unrealized (gains) losses on available-for-sale securities, net	(13)	(2)	(13)	—
Other	(5)	(1)	(6)	6

Other comprehensive earnings (loss)	(15)	(4)	(18)	(22)

Comprehensive earnings (loss)	991	(47)	1,283	355
Less comprehensive earnings (loss) attributable to the noncontrolling interests	(1)	(1)	1	(1)

Comprehensive earnings (loss) attributable to Liberty stockholders	$992	(46)	1,282	356

Comprehensive earnings (loss) attributable to Liberty stockholders:
Liberty Capital common stock	$992	(111)	1,282	178
Liberty Starz common stock	NA	65	NA	178

	$992	(46)	1,282	356

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements Of Cash Flows

(unaudited)

	Nine months ended September 30,
	2012	2011
	amounts in millions
Cash flows from operating activities:
Net earnings	$1,301	377
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44	56
Amortization of program rights	560	523
Cash payments for program rights	(561)	(599)
Stock-based compensation	28	24
Cash payments for stock-based compensation	(50)	(10)
Share of (earnings) loss of affiliates, net	(1,294)	(3)
Realized and unrealized (gains) losses on financial instruments, net	(175)	81
Losses (gains) on disposition of assets, net	(21)	1
Change in tax accounts from Liberty Interactive, net	—	53
Deferred income tax expense (benefit)	484	125
Other noncash charges (credits), net	(43)	(287)
Changes in operating assets and liabilities
Current and other assets	(17)	(200)
Payables and other liabilities	(28)	175

Net cash provided (used) by operating activities	228	316

Cash flows from investing activities:
Cash proceeds from dispositions of securities	360	17
Proceeds (payments) on financial instruments, net	(68)	—
Investments in and loans to cost and equity investees	(1,423)	(297)
Repayment of loans by cost and equity investees	35	189
Capital expended for property and equipment	(12)	(9)
Net sales (purchases) of short term investments	289	302
Net (increase) decrease in restricted cash	692	(139)
Reattribution of cash to Liberty Interactive	—	(264)
Other investing activities, net	(6)	(4)

Net cash provided (used) by investing activities	(133)	(205)

Cash flows from financing activities:
Borrowings of debt	500	1
Repayments of debt	(1,253)	(58)
Repurchases of Liberty common stock	(242)	(213)
Other financing activities, net	(1)	6

Net cash provided (used) by financing activities	(996)	(264)

Net increase (decrease) in cash and cash equivalents	(901)	(153)
Cash and cash equivalents at beginning of period	2,070	2,090

Cash and cash equivalents at end of period	$1,169	1,937

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statement Of Equity

(unaudited)

Nine months ended September 30, 2012

	Stockholders' equity
		Liberty Capital			Accumulated other comprehensive earnings		Noncontrolling interest in equity of subsidiaries
	Preferred Stock			Additional Paid-in Capital		Retained earnings		Total equity
		Series A	Series B
	amounts in millions
Balance at January 1, 2012	$—	$1	$—	$3,564	$29	$1,667	$(10)	$5,251
Net earnings	—	—	—	—	—	1,300	1	1,301
Other comprehensive loss	—	—	—	—	(18)	—	—	(18)
Stock compensation	—	—	—	30	—	—	—	30
Series A Liberty Capital stock repurchases	—	—	—	(242)	—	—	—	(242)
Non-cash benefit from reversal of contingent liability (note 9)	—	—	—	72	—	—	—	72
Other	—	—	—	(5)	—	—	5	—

Balance at September 30, 2012	$—	$1	$—	$3,419	$11	$2,967	$(4)	$6,394

See accompanying notes to condensed consolidated financial statements.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

(1) Basis of Presentation

        The accompanying consolidated financial statements of Liberty Media Corporation (formerly named Liberty CapStarz, Inc. and prior thereto known as Liberty Splitco, Inc.) ("Liberty" or the "Company" unless the context otherwise requires) represent a combination of the historical financial information of (1) certain video programming and other media related assets and businesses previously attributed to the Starz tracking stock group and the Capital tracking stock group of Liberty Interactive Corporation ("Liberty Interactive" and formerly named Liberty Media Corporation) further described in note 2 and (2) Liberty and its consolidated subsidiaries for the period following the date of the completed Split-Off (defined below). The Split-Off has been accounted for at historical cost due to the pro rata nature of the distribution.

        During the second quarter of 2010, Liberty Interactive announced that its board of directors had authorized its management to proceed with a plan to separate its Capital and Starz tracking stock groups from its Liberty Interactive tracking stock group (the "Split-Off"). The Split-Off was completed on September 23, 2011 and was effected by means of a redemption of all of the outstanding Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive in exchange for all of the common stock of Liberty, which at the time of the Split-Off, held all of the businesses, assets and liabilities previously attributed to the Capital and Starz tracking stock groups of Liberty Interactive pursuant to a Reorganization Agreement (described below). Immediately following the Split-Off, Liberty utilized a tracking stock capital structure similar to that used by Liberty Interactive prior to the Split-Off, with two tracking stock groups: one tracking the businesses, assets and liabilities previously attributed to Liberty Interactive's Capital group ("Capital Group") and the other tracking the businesses, assets and liabilities that were previously attributed to Liberty Interactive's Starz group ("Starz Group"). In November 2011, Liberty eliminated its tracking stock structure through the conversion of shares of its Liberty Starz common stock into shares of its Liberty Capital common stock.

        Therefore, these financial statements have been presented using the historical presentation of the Liberty Interactive attributed financial information as a basis for the consolidated financial statements. Previous transactions of the Liberty Capital group and Liberty Starz group while part of Liberty Interactive have been reflected as transactions of Liberty and the historical transactions of the Liberty Interactive group have been treated as transactions of Liberty Interactive for purposes of these financial statements. Previous transactions between either the Liberty Starz group or the Liberty Capital group while part of Liberty Interactive and the Liberty Interactive group, including all reattributions, have been reflected at historical cost on a prospective basis (i.e., treated as book value transfers rather than retroactive as-if poolings). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

        Following the Split-Off, Liberty and Liberty Interactive operate as separate publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty and Liberty Interactive entered into agreements in order to govern ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement (with respect to the Split-Off) provides for, among other things, the principal corporate transactions required to effect the Split-Off and provisions governing the relationship between Liberty and Liberty Interactive with respect to and resulting from the Split-Off,

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(1) Basis of Presentation (Continued)

including cross-indemnities. Pursuant to the Services Agreement, Liberty provides Liberty Interactive with general and administrative services including legal, tax, accounting, treasury and investor relations support. Liberty Interactive reimburses Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for Liberty Interactive's allocable portion of costs associated with any shared services or personnel based on an estimated percentage of time spent providing services to Liberty Interactive. Under the Facilities Sharing Agreement, Liberty Interactive shares office space with Liberty and related amenities at Liberty's corporate headquarters.

        The Tax Sharing Agreement (with respect to the Split-Off) provides for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and Liberty and other agreements related to tax matters. Among other things, pursuant to the Tax Sharing Agreement, Liberty has agreed to indemnify Liberty Interactive, subject to certain limited exceptions, for losses and taxes resulting from the Split-Off to the extent such losses or taxes (i) result primarily from, individually or in the aggregate, the breach of certain restrictive covenants made by Liberty (applicable to actions or failures to act by Liberty and its subsidiaries following the completion of the Split-Off), (ii) result from the Liberty Capital common stock or the Liberty Starz common stock not being treated as stock of Liberty, or being treated as Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes, (iii) result from the Liberty Interactive common stock, the Liberty Capital common stock, or the Liberty Starz common stock not being treated as stock of Liberty Interactive, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, (iv) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty, or (v) result from deferred intercompany items or excess loss accounts that are triggered by the Split-Off, and that would otherwise be allocated to Liberty. In addition, Liberty will be required to indemnify Liberty Interactive for any losses or taxes resulting from the failure of the Liberty Entertainment, Inc. split-off (the "LEI Split-Off") previously completed by Liberty Interactive and related restructuring transactions to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) (including any such losses or taxes arising as a result of the completion of the Split-Off), except to the extent that such losses or taxes result primarily from, individually or in the aggregate, a breach of certain restrictive covenants made by Liberty Interactive (applicable to actions or failures to act by Liberty Interactive and its subsidiaries following the completion of the Split-Off). Liberty Interactive has entered into a closing agreement with the IRS with respect to the Split-Off which provides that no gain or loss shall be recognized by Liberty Interactive or Liberty as a result of the Split-Off. Further, Liberty Interactive has entered into a closing agreement with the IRS with respect to the LEI Split-Off which provides that no gain or loss shall be recognized by Liberty Interactive as a result of the LEI Split-Off and the related DirecTV combination.

        Liberty received $9 million of cash during the nine months ended September 30, 2012 under these various agreements.

        During August 2012, Liberty's Board of Directors authorized a plan to distribute to the stockholders of Liberty shares of a wholly-owned subsidiary, Liberty Spinco, Inc. ("Liberty Spinco"), that will hold all of the businesses, assets and liabilities of Liberty not associated with Starz, LLC (with the exception of the Starz, LLC office building) (the "Spin-Off"). The transaction will be effected as a

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(1) Basis of Presentation (Continued)

pro-rata dividend of shares of Liberty Spinco to the stockholders of Liberty. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. Due to the relative significance of Liberty Spinco to Starz (the legal spinnor) and senior management's continued involvement with Liberty Spinco following the Spin-Off, Liberty Spinco will be treated as the "accounting successor" to Starz for financial reporting purposes, notwithstanding the legal form of the Spin-Off previously described. Therefore, the historical financial statements of Liberty will continue to be the historical financial statements of Liberty Spinco and will present Starz as discontinued operations upon completion of the Spin-Off.

        The Spin-Off is intended to be tax-free to stockholders of Liberty and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of an IRS private letter ruling, the opinions of tax counsel and required government approvals. The Spin-Off will not require a stockholder vote. Subject to such conditions, including those described above, the Spin-Off is currently expected to occur in early 2013.

        Liberty, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the media, communications and entertainment industries primarily in North America.

        The accompanying (a) condensed consolidated balance sheet as of December 31, 2011, which has been derived from audited financial statements, and (b) the interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for such periods have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in Liberty's Annual Report on Form 10-K for the year ended December 31, 2011.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) fair value measurement, (ii) accounting for income taxes, (iii) assessments of other-than-temporary declines in fair value of its investments and (iv) amortization of program rights to be its most significant estimates.

        Liberty holds investments that are accounted for using the equity method. Liberty does not control the decision making process or business management practices of these affiliates. Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that the Company uses in the application of the equity method. In addition, Liberty relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(1) Basis of Presentation (Continued)

misstatements of the financial information provided by its equity affiliates that would have a material effect on Liberty's condensed consolidated financial statements.

(2) Tracking Stocks

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. Immediately following the Split-Off, Liberty had two tracking stocks—Liberty Starz common stock and Liberty Capital common stock, which were intended to track and reflect the economic performance of the Starz Group and Capital Group, respectively. On November 28, 2011, Liberty completed the conversion of each outstanding share of Liberty Starz common stock for 0.88129 of a share of the corresponding series of Liberty Capital common stock, with cash paid in lieu of any fractional shares (the "Conversion"). As a result of the Conversion, there are no outstanding shares of Liberty Starz common stock at September 30, 2012 and December 31, 2011, respectively. The Liberty Capital common stock previously traded under the LCAPA and LCAPB ticker symbols, and following the Conversion the ticker symbols changed to LMCA and LMCB, respectively.

        While the Starz Group and the Capital Group had separate collections of businesses, assets and liabilities attributed to them prior to the Conversion, no group was a separate legal entity and therefore could not own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks had no direct claim to the group's stock or assets and were not represented by separate boards of directors. Instead, holders of tracking stock were stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        On February 9, 2011, prior to the Split-Off, Liberty Interactive's board approved a change in the attribution of the 3.125% Exchangeable Senior Debentures due 2023, the stock into which such debt is exchangeable and cash of $264 million from its Capital Group to its Interactive Group (the "TWX Reattribution").

(3) Stock-Based Compensation

        Prior to the Split-Off, Liberty Interactive granted, and Liberty has since granted to certain of its directors, employees and employees of its subsidiaries options and stock appreciation rights ("SARs") to purchase shares of its common stock (collectively, "Awards"). The Company measures the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the Award). The Company measures the cost of employee services received in exchange for an Award of liability instruments (such as SARs that will be settled in cash) based on the current fair value of the Award, and remeasures the fair value of the Award at each reporting date.

        In connection with the Split-Off, Awards with respect to Liberty Interactive's Series A and Series B Liberty Starz and Liberty Capital common stock were converted to Awards with respect to Liberty's Series A and Series B Liberty Starz and Liberty Capital common stock pursuant to Liberty's Transitional Stock Adjustment Plan (the "Transitional Plan"). Following the Split-Off and the Conversion, the Transitional Plan governs the terms and conditions of such Awards in respect of a

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(3) Stock-Based Compensation (Continued)

maximum of 7.8 million shares of Liberty Capital common stock. No additional grants may be made pursuant to the Transitional Plan. Therefore, the activity associated with such Awards of Liberty Interactive's Starz and Capital common stock, prior to the Split-Off, has been reflected as Awards of Liberty in the condensed consolidated financial statements.

        Additionally, as discussed in note 2, the Company effected the Conversion, whereby it converted each share of outstanding Liberty Starz common stock into 0.88129 of a share of the corresponding series of Liberty Capital common stock (with cash paid in lieu of fractional shares). The outstanding Liberty Starz stock options, SARs and shares of restricted stock were also exchanged for Liberty Capital stock options, SARs and shares of restricted stock using the same ratio, and an adjustment was made to the exercise price or base price, as applicable, in the case of stock options or SARs, respectively, using the same ratio.

        Included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations are the following amounts of stock-based compensation (amounts in millions):

Three months ended:
September 30, 2012	$10
September 30, 2011	$3
Nine months ended:
September 30, 2012	$28
September 30, 2011	$24

        In the nine months ended September 30, 2012, the Company granted, primarily to Starz, LLC employees, 646,000 options to purchase shares of Series A Liberty Capital common stock. Such options had a weighted average grant-date fair value of $39.77 per share. These options vest quarterly over 4 years.

        Liberty Interactive previously calculated, and Liberty calculates, the grant-date fair value for all of its equity classified awards and the subsequent remeasurement of its liability classified awards using the Black-Scholes Model. Liberty estimates the expected term of the Awards based on historical exercise and forfeiture data. The volatility used in the calculation for Awards is based on the historical volatility of Liberty Capital common stock and the implied volatility of publicly traded Liberty Capital options. Liberty uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject Awards.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(3) Stock-Based Compensation (Continued)

Liberty—Outstanding Awards

        The following table presents the number and weighted average exercise price ("WAEP") of Awards to purchase Liberty Capital common stock granted to certain officers, employees and directors of the Company.

	Series A
	Liberty Capital	WAEP
	numbers of Awards in thousands
Outstanding at January 1, 2012	7,665	$36.57
Granted	646	$89.66
Exercised	(1,085)	$23.32
Forfeited/Cancelled/Exchanged	(42)	$81.47

Outstanding at September 30, 2012	7,184	$43.09

Exercisable at September 30, 2012	1,685	$25.12

        The following table provides additional information about outstanding Awards to purchase Liberty Capital common stock at September 30, 2012.

	No. of outstanding Awards (000's)	WAEP of outstanding Awards	Weighted average remaining life	Aggregate intrinsic value (000's)	No. of exercisable Awards (000's)	WAEP of exercisable Awards	Weighted average remaining life	Aggregate intrinsic value (000's)
Series A Liberty Capital	7,184	$43.09	5.7 years	$439,030	1,685	$25.12	2.5 years	$133,040

        As of September 30, 2012, the total unrecognized compensation cost related to unvested Liberty Awards was approximately $73 million. Such amount will be recognized in the Company's condensed consolidated statements of operations over a weighted average period of approximately 2.7 years.

        As of September 30, 2012, Liberty reserved 7.2 million Series A Liberty Capital common stock for issuance under exercise privileges of outstanding stock Awards.

(4) Earnings Attributable to Liberty Media Corporation Stockholders Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented.

Series A and Series B Liberty Capital Common Stock

        The basic and diluted EPS calculation is based on the following weighted average outstanding shares of Liberty Capital common stock, based on the conversion ratio of 1 to 1 utilized in the Split-Off, prior to the Split-Off, and the actual Liberty Capital common stock after the Split-Off.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(4) Earnings Attributable to Liberty Media Corporation Stockholders Per Common Share (Continued)

Excluded from diluted EPS for the three months ended September 30, 2012 are less than a million potential common shares because their inclusion would be anti-dilutive.

	Liberty Capital Common Stock
	Three months ended September 30, 2012	Nine months ended September 30, 2012	Three months ended September 30, 2011	Nine months ended September 30, 2011
	numbers of shares in millions
Basic EPS	119	120	81	81
Stock options	4	4	—	2

Diluted EPS	123	124	81	83

Series A and Series B Liberty Starz Common Stock

        The basic and diluted EPS calculation is based on the following weighted average outstanding shares of Liberty Starz common stock for the three and nine months ended September 30, 2011, based on the conversion ratio of 1 to 1 utilized in the Split-Off and prior to the Split-Off. As discussed in note 2, on November 28, 2011 the Company converted each share of Liberty Starz into 0.88129 of a share of the corresponding series of Liberty Capital common stock (with cash paid in lieu of fractional shares) to eliminate the tracking stock structure. Therefore, there was no Liberty Starz common stock outstanding for the three and nine months ended September 30, 2012.

	Liberty Starz Common Stock
	Three months ended September 30, 2011	Nine months ended September 30, 2011
	numbers of shares in millions
Basic EPS	51	51
Stock options	2	2

Diluted EPS	53	53

(5) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(5) Assets and Liabilities Measured at Fair Value (Continued)

        Liberty's assets and liabilities measured at fair value are as follows:

		Fair Value Measurements at September 30, 2012
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
		amounts in millions
Cash equivalents	$1,063	1,057	6	—
Short term marketable securities	$10	—	10	—
Available-for-sale securities	$1,765	1,444	321	—
Financial instrument assets(1)	$51	51	—	—
Financial instrument liabilities(1)	$(80)	—	(80)	—

(1)
Included within financial instruments are forward purchase options on marketable securities and related deposits. The Company may settle these options either through physical or cash exercise or net unwind of the contracts.

        The majority of Liberty's Level 2 financial assets and liabilities are debt instruments with quoted market prices which are not considered to be traded on "active markets," as defined in GAAP and other financial instruments valued based on financial models that use observable market data such as interest rates, stock prices and volatilities. Accordingly, the financial instruments are reported in the foregoing table as Level 2 fair value.

Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Non-strategic Securities	$126	(337)	257	48
Borrowed shares	—	72	—	(46)
Exchangeable senior debentures	—	—	—	(85)
Other derivatives	9	8	(82)	2

	$135	(257)	175	(81)

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(6) Investments in Available-for-Sale Securities and Other Cost Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. GAAP permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statement of operations (the "fair value option"). The Company previously entered into economic hedges for certain of its non-strategic AFS securities (although such instruments were not accounted for as fair value hedges by the Company). Changes in the fair value of these economic hedges were reflected in the Company's statement of operations as unrealized gains (losses). In order to better match the changes in fair value of the subject AFS securities and the changes in fair value of the corresponding economic hedges in the Company's financial statements, the Company elected the fair value option for those of its AFS securities which it considers to be non-strategic ("Non-strategic Securities"). Accordingly, changes in the fair value of Non-strategic Securities, as determined by quoted market prices, are reported in realized and unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statements of operations. The total value of the Non-strategic Securities aggregated $1,479 million as of September 30, 2012.

        Investments in AFS securities, including Non-strategic Securities, and other cost investments are summarized as follows:

	September 30, 2012	December 31, 2011
	amounts in millions
Time Warner Inc.	$427	340
Time Warner Cable Inc.	225	150
Sprint Nextel Corporation ("Sprint")	104	44
Viacom, Inc.	270	345
CenturyLink, Inc.	73	67
Barnes & Noble, Inc.	223	253
Other AFS equity securities	32	46
Sirius XM Radio, Inc. ("SIRIUS XM") debt securities	253	384
Live Nation Entertainment, Inc. ("Live Nation") debt securities	25	24
Other AFS debt securities	142	206

	$1,774	1,859

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(6) Investments in Available-for-Sale Securities and Other Cost Investments (Continued)

Unrealized Holding Gains and Losses

        Unrealized holding gains and losses related to investments in AFS securities are summarized below.

	September 30, 2012		December 31, 2011
	Equity securities	Debt securities	Equity securities	Debt securities
amounts in millions
Gross unrealized holding gains	$2	36	1	57
Gross unrealized holding losses	$—	—	—	—

(7) Investments in Affiliates Accounted for Using the Equity Method

        Liberty has various investments accounted for using the equity method. The following table includes the Company's carrying amount and percentage ownership of the more significant investments in affiliates at September 30, 2012 and the carrying amount at December 31, 2011:

	September 30, 2012			December 31, 2011
	Percentage ownership	Market Value (level 1)	Carrying amount	Carrying amount
		dollar amounts in millions
SIRIUS XM(a)	49%	$8,176	$2,656	64
Live Nation(b)	26%	$419	412	377
Other	various	N/A	153	126

			$3,221	567

        The following table presents the Company's share of earnings (losses) of affiliates:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
SIRIUS XM(a)	$1,276	42	1,327	34
Live Nation(b)	—	1	(38)	(44)
Other	5	10	5	13

	$1,281	53	1,294	3

(a)
During the nine months ended September 30, 2012, Liberty acquired an additional 267.5 million shares of SIRIUS XM in the open market for $647 million. Additionally, Liberty settled a forward contract and purchased an additional 302.2 million shares of SIRIUS XM for $649 million. SIRIUS XM recognized approximately $3.0 billion of tax benefit during the three months ended June 30, 2012. SIRIUS XM recorded the tax benefit as the result of significant positive evidence that a valuation allowance was no

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(7) Investments in Affiliates Accounted for Using the Equity Method (Continued)

  longer necessary for their recorded deferred tax assets. The Company recognized its portion of this benefit ($1,229 million) in the three months ended September 30, 2012, based on our ownership percentage at the time of the recognition of the deferred tax benefit by SIRIUS XM, due to an election to record earnings (loss) on a three month lag as discussed below.

(b)
During June 2011, Liberty acquired an additional 5.5 million shares of Live Nation which increased our ownership percentage above 20% of the outstanding voting shares. Due to the presumption that an entity with an ownership percentage greater than 20% has significant influence and no other factors would rebut that presumption, the Company is accounting for the investment as an equity method affiliate. The Company has elected to record its share of earnings (loss) for Live Nation on a three-month lag due to timeliness considerations. Increases in ownership which result in a change to the equity method of accounting generally require retroactive recognition of an investment's share of earnings (loss) in prior periods. Due to the relative insignificance of our share of losses for Live Nation in previous periods not presented, both quantitatively and qualitatively, the Company has recorded approximately $12 million of these losses in the nine months ended September 30, 2011.

Sirius XM Radio Inc.

        Based on the Company's voting rights and its conclusion that the SIRIUS XM Preferred Stock is in-substance common stock, the Company accounts for its investment in the SIRIUS XM Preferred Stock using the equity method of accounting. The Company has elected to record its share of earnings (loss) for SIRIUS XM on a three-month lag due to timeliness considerations.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(7) Investments in Affiliates Accounted for Using the Equity Method (Continued)

        Summarized unaudited financial information for SIRIUS XM is as follows:

  SIRIUS XM Consolidated Balance Sheet

	June 30, 2012	December 31, 2011
	amounts in millions
Current assets	$2,194	1,277
Property and equipment, net	1,631	1,674
Intangible assets	2,546	2,574
Goodwill	1,816	1,835
Deferred tax assets	1,237	—
Other assets	111	136

Total assets	$9,535	7,496

Current liabilities	$2,295	2,248
Deferred tax liabilities	—	1,011
Long-term debt	2,543	2,684
Other liabilities	683	849
Stockholders' equity	4,014	704

Total liabilities and equity	$9,535	7,496

  SIRIUS XM Consolidated Statement of Operations

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
	amounts in millions		amounts in millions
Revenue	$838	744	$2,427	$2,204
Costs of services	(294)	(273)	(885)	(836)
Selling, general and administrative expenses	(249)	(231)	(761)	(697)
Restructuring, impairments and related costs	—	—	—	(60)
Depreciation and amortization	(67)	(67)	(200)	(202)

Operating income	228	173	581	409
Interest expense	(73)	(76)	(225)	(227)
Loss on extinguishment of debt	(16)	(1)	(26)	(92)
Other income (loss), net	(2)	80	(7)	83
Income tax benefit (expense)	2,997	(3)	2,990	(3)

Net income (loss) attributable to SIRIUS XM stockholders	$3,134	173	$3,313	$170

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(7) Investments in Affiliates Accounted for Using the Equity Method (Continued)

        As of September 30, 2012, the SIRIUS XM common stock and preferred stock, owned by the Company, had an aggregate market value of $8,176 million based on the value of the common stock and common stock into which the preferred stock is convertible (level 1).

(8) Long-Term Debt

        Debt is summarized as follows:

		Carrying value
	Outstanding Principal September 30, 2012
		September 30, 2012	December 31, 2011
	amounts in millions
Bank Facility	$—	—	750
Starz 5.00% Senior Notes due 2019	500	500	—
Starz Bank Facility	5	5	505
Subsidiary debt	36	36	40

Total debt	$541	541	1,295

Less current maturities		(4)	(754)

Total long-term debt		$537	541

Bank Facility

        The prior year balance represents borrowings from a financial institution to be invested by the Company in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors. The outstanding principal was repaid in March 2012 primarily funded by uninvested funds of $660 million which were included in restricted cash in the accompanying condensed consolidated balance sheet at December 31, 2011 and additional proceeds from the sale of certain debt securities, from the invested portfolio, during the first quarter of 2012.

Starz 5.00% Senior Notes due 2019

        In September 2012, Starz, LLC, a wholly owned subsidiary, issued $500 million aggregate principal amount of 5.00% Senior Notes due September 15, 2019 at par. Proceeds from the notes were used to repay the term loan associated with the Starz Bank Facility.

Starz Bank Facility

        In November 2011, Starz, LLC entered into a Credit Agreement that provides for a $1 billion revolving credit facility, with a $50 million sub-limit for standby letters of credit, and a $500 million term loan. Starz, LLC may elect that the loans bear interest at a rate per annum equal to the Alternative Base Rate (as defined in the Credit Agreement) plus a margin of 0.75% to 1.75% or the LIBO Rate (as defined in the Credit Agreement) plus a margin of 1.75% to 2.75%, depending on Starz's Consolidated Leverage Ratio (as defined in the Credit Agreement). The applicable rate at September 30, 2012 was 2.0%.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(8) Long-Term Debt (Continued)

        As of September 30, 2012, Starz, LLC is in compliance with all of its debt covenants. As of September 30, 2012, Starz, LLC has approximately $995 million available under the revolving credit facility. As noted above, proceeds from the Starz 5.00% Senior Notes due 2019 were used to repay the term loan. The commitment fee rate on the unused portion of the revolver is between 0.25% and 0.50% based on Starz, LLC's consolidated leverage ratio. The commitment fee rate at September 30, 2012 is 0.25%.

        It is expected that, in connection with the Spin-Off discussed in note 1, Starz, LLC will distribute approximately $1.8 billion in cash to Liberty, of which $400 million was distributed in the third quarter of 2012 (and $200 million of which was distributed thereafter). The amount of the distribution will depend upon the financial performance and cash position of Starz, LLC prior to the Spin-Off. Starz, LLC anticipates additional borrowings against the Starz Bank Facility prior to the Spin-Off to fund the distribution.

Subsidiary Debt

        Subsidiary debt at September 30, 2012 is primarily comprised of capitalized satellite transponder lease obligations.

Fair Value of Debt

        At September 30, 2012 the fair value of the Starz 5.00% Senior Notes was $509 million. Due to the variable rate nature of the Company's other debt the Company believes that the carrying amount approximates fair value at September 30, 2012.

(9) Commitments and Contingencies

Film Rights

        Starz, LLC provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz, LLC has entered into agreements with a number of motion picture producers which obligate Starz, LLC to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. Starz, LLC entered into an exclusive long-term licensing agreement for theatrically released films from Walt Disney Company ("Disney") studios through 2015. The agreement provides Starz, LLC with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from Dream Works Studios and Miramax Films will not be licensed to Starz, LLC under the agreement. In addition, Starz, LLC is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by Sony Pictures Entertainment Inc.'s Columbia Pictures, Screen Gems and Sony Pictures Classics ("Sony") through 2016, subject to certain limitations. Films are generally available to Starz, LLC for exhibition 8-12 months after their theatrical release. The Programming Fees to be paid by Starz, LLC to Sony and Disney are based on the quantity and domestic theatrical exhibition receipts of qualifying films. Starz, LLC has also entered into agreements with a number of other motion picture producers and is obligated to pay Programming Fees for the rights to exhibit certain films that are released by these producers.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(9) Commitments and Contingencies (Continued)

        The unpaid balance of Programming Fees for films that were available for exhibition by Starz, LLC at September 30, 2012 is reflected as a liability, in other liabilities, in the accompanying condensed consolidated balance sheet. The balance due as of September 30, 2012 is payable as follows: $64 million in 2012 and $7 million in 2013.

        Under the above output agreements with Disney and Sony, Starz, LLC is obligated to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by Starz, LLC until some future date. In addition, Starz, LLC has agreed to pay Sony (i) $95 million in two remaining annual installments of $47.5 million in 2013 and 2014, and (ii) a total of $120 million in three equal annual installments beginning in 2015. The estimated payments under these agreements, including Disney and Sony, which have not been accrued as of September 30, 2012, are as follows: $30 million in 2012; $360 million in 2013; $74 million in 2014; $59 million in 2015; $51 million in 2016 and $58 million thereafter.

        Starz, LLC is also obligated to pay Programming Fees for films that have not yet been released in theatres by Disney and Sony. Starz, LLC is unable to estimate the amounts to be paid under these output agreements for films that have not yet been released in theatres, however such amounts are expected to be significant.

Guarantees

        The Company guarantees Starz, LLC's obligations under certain of its studio output agreements. At September 30, 2012, the Company's guarantees for obligations for films released by such date aggregated $446 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz, LLC has recognized the liability for a portion of its obligations under the output agreements. As this represents a direct commitment of Starz, LLC, a consolidated subsidiary of the Company, the Company has not recorded a separate indirect liability for its guarantee of these obligations.

        In connection with agreements for the sale of assets by the Company or its subsidiaries, the Company may retain liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. The Company generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification obligations may extend for a number of years. The Company is unable to estimate the maximum potential liability for these types of indemnification obligations as the sale agreements may not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying condensed consolidated financial statements with respect to these indemnification guarantees.

Employment Contracts

        The Atlanta Braves and certain of their players and coaches have entered into long-term employment contracts whereby such individuals' compensation is guaranteed. Amounts due under guaranteed contracts as of September 30, 2012 aggregated $77 million, which is payable as

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(9) Commitments and Contingencies (Continued)

follows: $30 million in 2012, $20 million in 2013, $13 million in 2014, $13 million in 2015 and $1 million thereafter. In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

Operating Leases

        The Company and its subsidiaries lease business offices, have entered into satellite transponder lease agreements and use certain equipment under lease arrangements.

Litigation

        The Company has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

        In connection with a commercial transaction that closed during 2002 among Liberty, Vivendi Universal S.A. ("Vivendi") and the former USA Holdings, Inc., Liberty brought suit against Vivendi et. al. in the United States District Court for the Southern District of New York, alleging, among other things, breach of contract and fraud by Vivendi. On June 25, 2012, the jury awarded Liberty damages in the amount of €765 million in connection with a finding of breach of contract and fraud by the defendant. Judgment, however, will not be entered until the Court rules on any post-trial briefing. Vivendi has announced its intention to appeal the jury's verdict, and Liberty has indicated its intent to seek prejudgment interest on the jury's award. As a result, the amount that Liberty may ultimately recover in connection with the final resolution of the action, if any, is uncertain. Any recovery by Liberty will not be reflected in our consolidated financial statements until such time as the final disposition of this matter has been reached.

Other

        During the period from March 9, 1999 to August 10, 2001, Liberty Interactive (Liberty's former parent) was included in the consolidated federal income tax return of AT&T and was party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). While Liberty Interactive was a subsidiary of AT&T, Liberty Interactive recorded its stand-alone tax provision on a separate return basis. Under the AT&T Tax Sharing Agreement, Liberty Interactive received a cash payment from AT&T in periods when Liberty Interactive generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by Liberty Interactive in future periods, similar to a net operating loss carryforward, and were accounted for as a deferred federal income tax benefit. Subsequent to Liberty Interactive's split off from AT&T, if adjustments were made to amounts previously paid under the AT&T Tax Sharing Agreement, such adjustments are reflected as adjustments to additional paid-in capital. During the period from March 10, 1999 to December 31, 2002, Liberty Interactive received cash payments from AT&T aggregating $670 million as payment for Liberty Interactive's taxable losses that AT&T utilized to

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(9) Commitments and Contingencies (Continued)

reduce its income tax liability. AT&T requested a refund from Liberty of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by Liberty Interactive's losses. AT&T had previously asserted that Liberty Interactive's losses caused AT&T to pay $70 million in alternative minimum tax ("AMT") that it would not have been otherwise required to pay had Liberty Interactive's losses not been included in its return.

        Liberty indemnified Liberty Interactive for the contingent liability and therefore the liability remained with Liberty after the Split-Off. In prior years, a $72 million contingent liability was recorded through additional paid in capital as these liabilities were considered to have been equity transactions with Liberty Interactive's former parent. Additionally, interest was accrued on the liabilities and recorded through interest expense, until the amounts reached an amount the Company considered to be the maximum exposure under the contingent liability. The total liability recorded, including accrued interest was $128 million. During the year, the Company determined that a requisite amount of time had passed under the applicable state statutes and that the liability should be released. As $72 million was originally set up through additional paid in capital that amount of the liability was relieved against additional paid in capital and the remainder was recorded through the Other, net line item in the Other income (expense) section of the accompanying condensed consolidated Statement of Operations.

(10) Information About Liberty's Operating Segments

        The Company, through its ownership interests in subsidiaries and other companies, is primarily engaged in the media, communications and entertainment industries. The Company identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of the Company's annual pre-tax earnings.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA and gross margin. In addition, the Company reviews nonfinancial measures such as subscriber growth and penetration.

        The Company defines Adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(10) Information About Liberty's Operating Segments (Continued)

        For the nine months ended September 30, 2012, the Company has identified the following businesses as its reportable segments:

  •
  Starz, LLC—consolidated subsidiary that provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. Starz also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world.

  •
  ANLBC—consolidated subsidiary that owns and operates the Atlanta Braves Major League Baseball franchise.

  •
  TruePosition, Inc.—consolidated subsidiary that develops and markets technology for locating wireless phones and other wireless devices enabling wireless carriers, application providers and other enterprises to provide E-911 services domestically and other location-based services to mobile users both domestically and worldwide.

        The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the Company's summary of significant policies.

Performance Measures

	Nine months ended September 30,
	2012		2011
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in millions
Starz, LLC	$1,208	343	1,183	356
ANLBC	216	31	199	11
TruePosition	60	11	619	380
Corporate and other	48	(12)	50	(10)

	$1,532	373	2,051	737

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(10) Information About Liberty's Operating Segments (Continued)

	Three months ended September 30,
	2012		2011
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in millions
Starz, LLC	$400	108	389	107
ANLBC	114	26	104	19
TruePosition	21	7	32	7
Corporate and other	20	(4)	15	(4)

	$555	137	540	129

Other Information

	September 30, 2012
	Total assets	Investments in affiliates	Capital expenditures
	amounts in millions
Starz, LLC	$2,307	—	8
ANLBC	546	32	2
TruePosition	119	—	1
Corporate and other	5,453	3,189	1

	$8,425	3,221	12

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	amounts in millions
Consolidated segment Adjusted OIBDA	$137	129	373	737
Stock-based compensation	(10)	(3)	(28)	(24)
Gain on legal settlement	—	—	—	7
Depreciation and amortization	(16)	(15)	(44)	(56)
Interest expense	(11)	(3)	(25)	(13)
Dividend and interest income	22	9	67	56
Share of earnings (losses) of affiliates, net	1,281	53	1,294	3
Realized and unrealized gains (losses) on financial instruments, net	135	(257)	175	(81)
Gains (losses) on dispositions, net	21	1	21	(1)
Other, net	49	1	59	5

Earnings (loss) before income taxes	$1,608	(85)	1,892	633

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Financial Statements

September 30, 2012

(unaudited)

        During August 2012, Liberty Media Corporation's Board of Directors authorized a plan to distribute to the stockholders of Liberty Media Corporation ("Liberty") shares of a subsidiary that will hold all of the businesses, assets and liabilities of Liberty not associated with Starz, LLC (the "Spin-Off"), with the exception of the Starz office building as discussed in footnote 3 to the pro forma statements. The transaction will be effected as a pro-rata dividend of shares, expected to be on a 1 to 1 ratio, of Liberty Spinco, Inc. ("Liberty Spinco"), a newly created subsidiary to the stockholders of Liberty. The subsidiary, which will become a separate public company upon the completion of the Spin-Off, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will remain part of a separate public company to be named Starz. Due to the relative significance of Liberty Spinco to Starz (the legal spinnor) and senior management's continued involvement with Liberty Spinco post Spin-Off, Liberty Spinco will be treated as the "accounting successor" to Liberty Media Corporation (which will be renamed Starz) for financial reporting purposes, notwithstanding the legal form of the Spin-Off previously described. Therefore, the historical financial statements of Liberty Media Corporation will continue to be the historical financial statements of Liberty Spinco and will present Starz as discontinued operations upon completion of the Spin-Off.

        The Spin-Off is intended to be tax-free to stockholders of Liberty and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of an IRS private letter ruling, an opinion of tax counsel and any required government approvals. The Spin-Off will not require a stockholder vote. Subject to such conditions, including those described above, the Spin-Off is currently expected to occur in early 2013.

        Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. If the proposed Spin-Off is completed, it will be accounted for at historical cost since the Liberty Spinco common stock is to be distributed pro rata to the holders of Liberty Capital common stock.

        The following unaudited condensed pro forma consolidated financial statements have been prepared giving effect to the Spin-Off as if it occurred as of each balance sheet date for the condensed pro forma consolidated balance sheets and January 1, 2010 for the condensed pro forma consolidated statements of operations. The unaudited condensed pro forma consolidated financial statements do not purport to represent what Liberty Spinco's financial position actually would have been had the Spin-Off occurred on the dates indicated or to project Liberty Spinco's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that Liberty Spinco's management believes are reasonable. The unaudited condensed pro forma consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the information under Selected Financial Data, Management's Discussion and Analysis and the Liberty Media Corporation Financial Statements and notes thereto included elsewhere in the Information Statement.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Balance Sheet

September 30, 2012

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions
Assets
Cash and cash equivalents	$1,169	846	—	323
Other current assets	959	745	—	214
Investments in available-for-sale securities	1,774	—	—	1,774
Investments in affiliates, accounted for using the equity method	3,221	—	—	3,221
Property and equipment, net	199	92	44	151
Intangible assets not subject to amortization	475	132	—	343
Program rights	285	285	—	—
Deferred tax assets	—	—	—	—
Other assets, at cost, net of accumulated amortization	343	204	—	139

Total assets	$8,425	2,304	44	6,165

Liabilities and Equity
Current liabilities	$471	276	—	195
Long-term debt	537	537	—	—
Deferred income tax liabilities	866	—	—	866
Other liabilities	157	37	—	120

Total liabilities	2,031	850	—	1,181
Total stockholders' equity	6,398	1,459	44	4,983
Noncontrolling interests in equity of subsidiaries	(4)	(5)	—	1

Total equity	6,394	1,454	44	4,984
Total liabilities and equity	$8,425	2,304	44	6,165

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Balance Sheet

December 31, 2011

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$2,070	1,100	—	970
Other current assets	1,844	756	—	1,088
Investments in available-for-sale securities	1,859	—	—	1,859
Investments in affiliates, accounted for using the equity method	567	—	—	567
Property and equipment, net	215	99	46	162
Intangible assets not subject to amortization	475	132	—	343
Program rights	320	320	—	—
Other assets, at cost, net of accumulated amortization	373	223	—	150

Total assets	$7,723	2,630	46	5,139

Liabilities and Equity
Current liabilities	$1,230	341	—	889
Long-term debt	541	541	—	—
Deferred Income tax liabilities	411	34	—	377
Deferred revenue	39	—	—	39
Other liabilities	251	71	—	180

Total liabilities	2,472	987	—	1,485
Total stockholders' equity	5,261	1,651	46	3,656
Noncontrolling interests in equity of subsidiaries	(10)	(8)	—	(2)

Total equity	5,251	1,643	46	3,654
Total liabilities and equity	$7,723	2,630	46	5,139

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Balance Sheet

December 31, 2010

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions
Assets
Cash and cash equivalents	$2,090	317	—	1,773
Other current assets	1,452	678	—	774
Investments in available-for-sale securities	4,550	—	—	4,550
Investments in affiliates, accounted for using the equity method	91	—	—	91
Property and equipment, net	247	109	48	186
Intangible assets not subject to amortization	485	132	—	353
Program rights	323	323	—	—
Deferred tax assets	371	158	—	213
Other assets, at cost, net of accumulated amortization	1,183	162	—	1,021

Total assets	$10,792	1,879	48	8,961

Liabilities and Equity
Current liabilities	$2,511	253	—	2,258
Long-term debt	2,101	68	—	2,033
Deferred revenue	846	—	—	846
Other liabilities	308	49	—	259

Total liabilities	5,766	370	—	5,396
Total stockholders' equity	5,026	1,509	48	3,565
Noncontrolling interests in equity of subsidiaries	—	—	—	—

Total equity	5,026	1,509	48	3,565
Total liabilities and equity	$10,792	1,879	48	8,961

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Statement of Operations

Nine months ended September 30, 2012

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$1,532	1,208	—	324
Operating costs and expenses:
Operating	902	701	—	201
Selling, general and administrative, including stock-based compensation	285	174	—	111
Depreciation and amortization	44	14	2	32

	1,231	889	2	344
Operating income (loss)	301	319	(2)	(20)
Other income (expense)	1,591	(15)	—	1,606

Earnings (loss) before income taxes	1,892	304	(2)	1,586
Income tax (expense) benefit	(591)	(97)	—	(494)

Net earnings (loss)	1,301	207	(2)	1,092
Less net earnings (loss) attributable to the noncontrolling interests	1	1	—	—

Net earnings (loss) attributable to Liberty Spinco stockholders	$1,300	206	(2)	1,092

Net earnings (loss) attributable to Liberty Spinco stockholders:
Liberty Capital common stock	$1,300	206	(2)	1,092
Liberty Starz common stock	NA			NA
ProForma basic net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$10.83			9.10
Series A and Series B Liberty Starz common stock	NA			NA
ProForma diluted net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$10.48			8.81
Series A and Series B Liberty Starz common stock	NA			NA
Basic weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	120			120
Series A and Series B Liberty Starz common stock	NA			NA
Diluted weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	124			124
Series A and Series B Liberty Starz common stock	NA			NA

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Statement of Operations

Nine months ended September 30, 2011

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$2,051	1,183	—	868
Operating costs and expenses:
Operating	1,048	654	—	394
Selling, general and administrative, including stock-based compensation	290	178	—	112
Legal settlement	(7)	—	—	(7)
Depreciation and amortization	56	14	2	44

	1,387	846	2	543
Operating income (loss)	664	337	(2)	325
Other income (expense)	(31)	(11)	—	(20)

Earnings (loss) before income taxes	633	326	(2)	305
Income tax (expense) benefit	(256)	(138)	—	(118)

Net earnings (loss)	377	188	(2)	187
Less net earnings (loss) attributable to the noncontrolling interests	(1)	—	—	(1)

Net earnings (loss) attributable to Liberty Spinco stockholders	$378	188	(2)	188

Net earnings (loss) attributable to Liberty Spinco stockholders:
Liberty Capital common stock	$198			198
Liberty Starz common stock	180	188	(2)	(10)

	$378			188

ProForma basic net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$2.44			2.44
Series A and Series B Liberty Starz common stock	$3.53			(0.20)
ProForma diluted net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$2.39			2.39
Series A and Series B Liberty Starz common stock	$3.40			(0.20)
Basic weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	81			81
Series A and Series B Liberty Starz common stock	51			51
Diluted weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	83			83
Series A and Series B Liberty Starz common stock	53			51

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2011

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$3,024	1,615	—	1,409
Operating costs and expenses:
Operating	1,600	927	—	673
Selling, general and administrative, including stock-based compensation	396	245	—	151
Legal settlement	2	—	—	2
Depreciation and amortization	69	18	2	53

	2,067	1,190	2	879
Operating income (loss)	957	425	(2)	530
Other income (expense)	170	(21)	—	191

Earnings (loss) before income taxes	1,127	404	(2)	721
Income tax (expense) benefit	(319)	(167)	—	(152)

Net earnings (loss)	808	237	(2)	569
Less net earnings (loss) attributable to the noncontrolling interests	(4)	(3)	—	(1)

Net earnings (loss) attributable to Liberty Spinco stockholders	$812	240	(2)	570

Net earnings (loss) attributable to Liberty Spinco stockholders:
Liberty Capital common stock	$583			583
Liberty Starz common stock	229	240	(2)	(13)

	$812			570

ProForma basic net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$6.86			6.86
Series A and Series B Liberty Starz common stock	$4.49			(0.25)
ProForma diluted net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$6.63			6.63
Series A and Series B Liberty Starz common stock	$4.32			(0.25)
Basic weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	85			85
Series A and Series B Liberty Starz common stock	51			51
Diluted weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	88			88
Series A and Series B Liberty Starz common stock	53			51

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2010

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$2,050	1,626	—	424
Operating costs and expenses:
Operating	1,284	981	—	303
Selling, general and administrative, including stock-based compensation	525	341	—	184
Legal settlement	(48)	—	—	(48)
Depreciation and amortization	94	23	2	73

	1,855	1,345	2	512
Operating income (loss)	195	281	(2)	(88)
Other income (expense)	265	(22)	—	287

Earnings (loss) before income taxes	460	259	(2)	199
Income tax (expense) benefit	558	(99)	—	657

Net earnings (loss)	1,018	160	(2)	856
Less net earnings (loss) attributable to the noncontrolling interests	(3)	—	—	(3)

Net earnings (loss) attributable to Liberty Spinco stockholders	$1,021	160	(2)	859

Net earnings (loss) attributable to Liberty Spinco stockholders:
Liberty Capital common stock	$815	(63)		878
Liberty Starz common stock	206	223	(2)	(19)

	$1,021			859

ProForma basic net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$9.06			9.76
Series A and Series B Liberty Starz common stock	$4.12			(0.38)
ProForma diluted net earnings (loss) attributable to Liberty Spinco stockholders per common share:
Series A and Series B Liberty Capital common stock	$8.76			9.44
Series A and Series B Liberty Starz common stock	$3.96			(0.38)
Basic weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	90			90
Series A and Series B Liberty Starz common stock	50			50
Diluted weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	93			93
Series A and Series B Liberty Starz common stock	52			50

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Condensed Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2009

(unaudited)

		Less:	Add:
	Liberty Media historical(1)	Starz historical(2)	Starz Building(3)	Liberty Spinco pro forma
	amounts in millions, except per share amounts
Revenue:
Communications and programming services	$1,853	1,540	—	313
Operating costs and expenses:
Operating	1,171	906	—	265
Selling, general and administrative, including stock-based compensation	564	386	—	178
Depreciation and amortization	109	26	2	85

	1,844	1,318	2	528
Operating income (loss)	9	222	(2)	(215)
Other income (expense):	161	(32)	—	193

Earnings (loss) from continuing operations before income taxes	170	190	(2)	(22)
Income tax (expense) benefit	170	(72)	—	242

Net earnings (loss) from continuing operations	340	118	(2)	220
Earnings from discontinued operations	5,864	—	—	5,864

Net earnings (loss)	6,204	118	(2)	6,084
Less net earnings (loss) attributable to the noncontrolling interests	—	—	—	—

Net earnings (loss) attributable to Liberty Spinco stockholders	$6,204	118	(2)	6,084

Net earnings (loss) attributable to Liberty Spinco stockholders:
Liberty Capital common stock	$127	(87)		214
Liberty Starz common stock	6,077	205	(2)	5,870

	6,204			6,084

ProForma basic net earnings (loss) from continuing operations attributable to Liberty stockholders per common share (note 4):
Series A and Series B Liberty Capital common stock	$1.32			2.23
Series A and Series B Liberty Starz common stock	$0.46			0.01
ProForma diluted net earnings (loss) from continuing operations attributable to Liberty stockholders per common share (note 4) :
Series A and Series B Liberty Capital common stock	$1.31			2.21
Series A and Series B Liberty Starz common stock	$0.46			0.01
ProForma basic net earnings (loss) attributable to Liberty stockholders per common share (note 4):
Series A and Series B Liberty Capital common stock	$1.32			2.23
Series A and Series B Liberty Starz common stock	$13.13			12.68
ProForma diluted net earnings (loss) attributable to Liberty stockholders per common share (note 4):
Series A and Series B Liberty Capital common stock	$1.31			2.21
Series A and Series B Liberty Starz common stock	$13.04			12.60
Basic weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	96			96
Series A and Series B Liberty Starz common stock	463			463
Diluted weighted average outstanding common stock
Series A and Series B Liberty Capital common stock	97			97
Series A and Series B Liberty Starz common stock	466			466

See accompanying notes to condensed pro forma consolidated financial statements.

Liberty Spinco, Inc.

Notes to Condensed Pro Forma Consolidated Financial Statements

September 30, 2012

(unaudited)

(1)
Represents the historical financial position and results of operations of Liberty Media Corporation. Such amounts were derived from the historical consolidated financial statements of Liberty Media Corporation found elsewhere in this information statement. Although Liberty Spinco is the legal spinnee it has been determined that based on the relative significance of Liberty Spinco to Starz (the legal spinnor) and senior management's continued involvement with Liberty Spinco following the Spin-Off, Liberty Spinco is the spinnor for accounting purposes. Therefore, the historical financial statements of Liberty Media Corporation will remain the historical financial statements of Liberty Spinco upon the completion of the Spin-Off.

(2)
Represents the historical financial position and results of operations of Starz. Although Starz is the legal spinnor it has been determined that based on the relative significance of Liberty Spinco to Starz and senior management's continued involvement with Liberty Spinco post Spin-Off, that Starz is the spinee for accounting purposes. These amounts will be presented as discontinued operations upon the completion of the Spin-Off.

(3)
Prior to the completion of the Spin-Off the Starz corporate headquarters building will be contributed to Liberty Spinco and Starz will enter into a lease agreement relating to the building. As the terms of the lease agreement are unknown at the time of this filing no rental income has been reflected in these pro forma statements but it is expected that rental income will be equal to or in excess of depreciation reported for pro forma purposes. In connection with the Spin-Off, it is expected that Starz, LLC will distribute approximately $1.8 billion in cash to Liberty, of which $400 million was distributed in the third quarter of 2012 (on July 9, August 17 and September 4). The total amount of the distribution will depend upon the financial performance and cash position of Starz, LLC prior to the Spin-Off. Accordingly, the amounts presented as of and for the nine months ended September 30, 2012 do not include $200 million distributed on November 16, 2012 and the additional $1.2 billion expected to be distributed prior to the Spin-Off. This distributed cash, as reduced by investments of such cash prior to the Spin-Off, will be contributed to Liberty Spinco in connection with the Spin-Off.

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TABLE OF CONTENTS
SUMMARY
  Our Company
  The Spin-Off
RISK FACTORS
  Factors Relating to our Businesses
  Factors Relating to the Spin-Off
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
THE SPIN-OFF
  Background for the Spin-Off
  Reasons for the Spin-Off
  Interests of Certain Persons
  Conditions to the Spin-Off
  Manner of Effecting the Spin-Off
  Effect of the Spin-Off on Outstanding Liberty Media Incentive Awards
  Material U.S. Federal Income Tax Consequences of the Spin-Off
  Results of the Spin-Off
  Listing and Trading of our Common Stock
  Trading Prior to the Record Date
  Reasons for Furnishing this Information Statement
SELECTED FINANCIAL DATA
  Selected Financial Data.
  Selected Unaudited Condensed Pro Forma Consolidated Financial Data.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Management's Discussion and Analysis of Financial Condition and Results of Operations.
  Consolidated Operating Results
  Other Income and Expense
  Quantitative and Qualitative Disclosures about Market Risk.
DESCRIPTION OF OUR BUSINESS
  Overview
  Atlanta National League Baseball Club, Inc.
  TruePosition, Inc.
  Sirius XM Radio Inc.
  Live Nation Entertainment, Inc.
MANAGEMENT
  Directors
  Executive Officers
  Directors and Executive Officers
  Director Independence
  Board Composition
  Committees of the Board
  Compensation Committee Interlocks and Insider Participation
EXECUTIVE COMPENSATION
  Executive Officers of Spinco
  Directors
  Equity Incentive Plans
  Equity Compensation Plan Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  Security Ownership of Certain Beneficial Owners
  Security Ownership of Management
  Change of Control
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Relationships Between Spinco and Liberty Media/Starz and/or Liberty Interactive
DESCRIPTION OF OUR CAPITAL STOCK
  Authorized Capital Stock
  Our Common Stock
  Our Preferred Stock
  Other Provisions of our Certificate of Incorporation and Bylaws
  Section 203 of the Delaware General Corporation Law
  Transfer Agent and Registrar
INDEMNIFICATION OF DIRECTORS AND OFFICERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2011 and 2010
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Consolidated Statements Of Operations Years ended December 31, 2011, 2010 and 2009
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Consolidated Statements Of Comprehensive Earnings (Loss) Years ended December 31, 2011, 2010 and 2009
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Consolidated Statements Of Cash Flows Years ended December 31, 2011, 2010 and 2009
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009
  Performance Measures
  Other Information
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Balance Sheets (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Continued) (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements Of Operations (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements Of Operations (Continued) (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements Of Comprehensive Earnings (Loss) (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements Of Cash Flows (unaudited)
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Statement Of Equity (unaudited) Nine months ended September 30, 2012
LIBERTY MEDIA CORPORATION AND SUBSIDIARIES Notes to Condensed Consolidated Financial Statements (unaudited)
  Performance Measures
  Other Information
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Financial Statements September 30, 2012 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Balance Sheet September 30, 2012 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Balance Sheet December 31, 2011 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Balance Sheet December 31, 2010 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Statement of Operations Nine months ended September 30, 2012 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Statement of Operations Nine months ended September 30, 2011 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Statement of Operations Year Ended December 31, 2011 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Statement of Operations Year Ended December 31, 2010 (unaudited)
Liberty Spinco, Inc. Condensed Pro Forma Consolidated Statement of Operations Year Ended December 31, 2009 (unaudited)
Liberty Spinco, Inc. Notes to Condensed Pro Forma Consolidated Financial Statements September 30, 2012 (unaudited)